Exhibit 10.1

$450,000,000

CREDIT AGREEMENT

Dated as of May 8, 2014

among

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.,

as the Borrower,

GOLDMAN SACHS BANK USA,

as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer

BANK OF AMERICA, N.A.,

as Syndication Agent

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

RBS CITIZENS, N.A.,

as Joint Lead Arrangers and as Joint Bookrunners,

RBS CITIZENS, N.A.

as Documentation Agent

and

THE LENDERS PARTY HERETO

i

SCHEDULES

1.01B	Certain Security Interests and Guarantees
2.01	Commitments
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(w)	Dispositions
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Swing Line Loan Notice
C	Compliance Certificate
D-1	Term Note
D-2	Revolving Credit Note
D-3	Swing Line Note
E-1	Assignment and Assumption
E-2	Affiliate Assignment Notice
F	Guaranty
G	Security Agreement
H	Non-Bank Certificate
I	Intercompany Note
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Solicited Discounted Prepayment Offer
N	Specified Discount Prepayment Notice
O	Specified Discount Prepayment Response
P	Acceptance and Prepayment Notice
Q	First Lien Intercreditor Agreement
R	Second Lien Intercreditor Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 8, 2014 among M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (the “Borrower”), Goldman Sachs Bank USA, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, as Swing Line Lender and as an L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Initial Term Loans on the Closing Date in an initial aggregate principal amount of $350,000,000 pursuant to this Agreement and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $100,000,000 pursuant to this Agreement. The Revolving Credit Facility will include separate sub-limits for the making of (i) one or more Letters of Credit denominated in Dollars or, subject to the limitations set forth herein, Alternative Currencies from time to time and (y) Swing Line Loans denominated in Dollars.

The proceeds of the Initial Term Loans will be used to (i) refinance all outstanding indebtedness of the Borrower pursuant to the Existing Credit Agreement and terminate in full all outstanding commitments thereunder (the “Refinancing”), (ii) pay related Transaction Expenses, (iii) fund cash on the Borrower’s and its Subsidiaries’ balance sheet and (iv) for working capital and other general corporate purposes (including to fund OID or upfront fees in connection with the Transaction, capital expenditures, Permitted Acquisitions and other permitted Investments, Restricted Payments, refinancing of indebtedness and any other transaction not prohibited by this Agreement).

The Letters of Credit, Swing Line Loans and proceeds of Borrowings under the Revolving Credit Facility will be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes (including to fund OID or upfront fees in connection with the Transaction, capital expenditures, Permitted Acquisitions and other permitted Investments, Restricted Payments, refinancing of indebtedness and any other transaction not prohibited by this Agreement).

The Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(a)(iv)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.05(a)(iv)(D)(2).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) New Term Commitment, New Term Loan, New Revolving Credit Commitment or New Revolving Credit Loan in accordance with Section 2.14, (b) Refinancing Loans or Refinancing Commitments in accordance with Section 2.15 or (c) Replacement Term Loans pursuant to Section 10.01; provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender, and the consent of the Borrower, to the extent required under Section 10.07(b)(iii)(A); provided further that no Additional Lender shall be a Disqualified Institution.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to (a) with respect to any Eurocurrency Rate Borrowing denominated in Dollars, the Eurocurrency Rate based on clause (a) of the definition of “Eurocurrency Rate” for such Interest Period, multiplied by the Statutory Reserve Rate; provided that the Eurocurrency Rate with respect to Initial Term Loans will be deemed not to be less than 0.75% per annum, (b) with respect to any Eurocurrency Rate Borrowing denominated in Sterling, the Eurocurrency Rate based on clause (b) of the definition of “Eurocurrency Rate” for such Interest Period and (c) with respect to any Eurocurrency Rate Borrowing denominated in Euros, the Eurocurrency Rate based on clause (c) of the definition of “Eurocurrency Rate” for such Interest Period. The Adjusted Eurocurrency Rate will be adjusted automatically with respect to all Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement. Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Lead Arrangers, the Agents or their respective lending Affiliates shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries.

“Affiliated Debt Fund” means any Affiliate of the Borrower (other than its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which Summit Partners Private Equity Fund VII-A, L.P. and investment vehicles managed or advised by Summit Partners, L.P. that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make investment decisions for such Affiliate.

“Affiliated Lender” means, at any time, any Lender that is a Permitted Holder (other than the Borrower or any of its Subsidiaries and other than any Affiliated Debt Fund) at such time.

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iii).

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Distress Event” means with respect to the Administrative Agent or the Collateral Agent or any person that directly or indirectly controls the Administrative Agent or the Collateral Agent, as the case may be, (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority (having regulatory authority over such Distressed Agent-Related Person) to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in the Administrative Agent or the Collateral Agent or any person that directly or indirectly controls the Administrative Agent or the Collateral Agent, as the case may be, by a Governmental Authority.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means has the meaning specified in the introductory paragraph to this Agreement.

“Agreement Currency” has the meaning specified in Section 10.18.

“AHYDO Catch-Up Payment” means any payment, including subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate floor or Base Rate floor or otherwise; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include (x) arrangement fees, commitment fees, structuring fees or underwriting or similar fees paid to arrangers for such Indebtedness (regardless of whether paid in whole or in part to any or all lenders under the applicable Indebtedness) or other fees that are not paid generally to all lenders of such Indebtedness, (y) bona fide ticking fees or unused line fees, it being understood, in each case, that whether such fee is bona fide is determined at the time the amount of such fee is agreed and (z) customary consent fees paid generally to consenting Lenders.

“Allocable Revolving Share” means, at any time, with respect to the Revolving Credit Commitments of any Class, the percentage of the total Revolving Credit Commitments represented at such time by such Class; provided that if any such Class of Revolving Credit Commitments has been terminated, then the Allocable Revolving Share of each applicable Lender shall be determined (except as otherwise provided in Section 2.06(d)) based on the Allocable Revolving Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Alternative Currency” means Euros, Sterling and each other currency (other than Dollars, Euros and Sterling) that is approved in accordance with Section 1.13.

“Alternative Currency Limit” means an amount not in excess of $50,000,000.

“Annual Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of September 28, 2012 and September 27, 2013 respectively, and the related consolidated statements of operations, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal years then ended.

“Anti-Corruption Laws” has the meaning specified in Section 5.20(b).

“Applicable Discount” has the meaning specified in Section 2.05(a)(iv)(C)(2).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Initial Term Loans, (i) 2.75% in the case of Base Rate Loans and (B) 3.75% in the case of Eurocurrency Rate Loans;

(b) with respect to Revolving Credit Loans and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) 1.50% in the case of Base Rate Loans and (B) 2.50% in the case of Eurocurrency Rate Loans and Letter of Credit fees, and (ii) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Net Leverage Ratio	Base Rate	Eurocurrency Rate/Letter of Credit Fees
1	> 1.50:1.00	1.50%	2.50%

2	≤ 1.50:1.00 and > 1.00:1.00	1.25%	2.25%

3	≤ 1.00:1.00	1.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, upon written notice to the Borrower from the Administrative Agent (at the direction of the Required Revolving Credit Lenders) or the Required Revolving Credit Lenders, the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply); and

(c) with respect to commitment fees payable in respect of Revolving Credit Commitments, (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, 0.375%, and (ii) thereafter, the following percentage per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Net Leverage Ratio	Applicable Rate for Commitment Fees
1	> 1.50:1.00	0.375%

2	≤ 1.50:1.00	0.25%

Any increase or decrease in the commitment fee resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, upon written notice to the Borrower from the Administrative Agent (at the direction of the Required Revolving Credit Lenders) or the Required Revolving Credit Lenders, the highest commitment fee level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the commitment fee level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements under Section 6.01 or a Compliance Certificate are or is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days after a Responsible Officer obtains actual knowledge of such inaccuracy) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Revolving Credit Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest or commitment fee owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Any additional interest or fees under this paragraph shall not be due and payable until such demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest or fees as result of any such demand not having been made shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five (5) Business Days following such demand.

Notwithstanding the foregoing, the Applicable Rate in respect of Extended Term Loans of any Term Loan Extension Series, Extended Revolving Credit Loans of any Revolving Credit Loan Extension Series, Refinancing Term Loans, Refinancing Revolving Credit Loans, New Term Commitments, New Term Loans, New Revolving Credit Commitments, New Revolving Credit Loans or Replacement Term Loans shall be the applicable percentages per annum provided pursuant to the applicable Extension Amendment, Refinancing Amendment, Incremental Amendment or amendment to this Agreement in respect of Replacement Term Loans, as the case may be. The Applicable Rate in respect of Extended Term Loans of any Term Loan Extension Series, Extended Revolving Credit Loans of any Revolving Credit Loan Extension Series, Refinancing Term Loans, Refinancing Revolving Credit Loans, New Term Commitments, New Term Loans, New Revolving Credit Commitments, New Revolving Credit Loans or Replacement Term Loans may be further adjusted as may be agreed by the relevant Lenders and the Borrower in connection with any Extension Amendment, Refinancing Amendment, Incremental Amendment or amendment to this Agreement in respect of Replacement Term Loans, as the case may be.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuers and (ii) with respect to any Letters of Credit issued hereunder the Revolving Credit Lenders, and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) the Revolving Credit Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.05(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(a) $15,000,000; plus

(b) an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) of the Borrower and its Restricted Subsidiaries for the Available Amount Reference Period minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.05(b)(i) after giving effect to any dollar for dollar reduction with respect to such prepayment requirement made pursuant to Section 2.05(b)(i)(B); plus

(c) to the extent not included in the definition of “Excluded Contribution”, the amount of any capital contributions made in cash, Cash Equivalents or property (at the fair market value thereof as reasonably determined by the Borrower) or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) received or made by the Borrower (or any Permitted Parent and contributed by such Permitted Parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d) to the extent not (A) included in clause (b) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all Returns (including all cash repayment of principal) received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary from any Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case to the extent any such Investment was made using the Available Amount pursuant to Section 7.02(j); plus

(e) to the extent not (A) included in clause (b) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of any Investment or its ownership interest in any Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case to the extent any such Investment was made using the Available Amount pursuant to Section 7.02(j); plus

(f) to the extent not (A) included in clause (b) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value (as reasonably determined by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation, in each case to the extent such Investment in such Unrestricted Subsidiary was made using the Available Amount pursuant to Section 7.02(j); plus

(g) the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries of any Indebtedness or Disqualified Equity Interests incurred or issued by the Borrower or any of its Restricted Subsidiaries that is exchanged or converted into Qualified Equity Interests of the Borrower (or any Permitted Parent); plus

(h) Declined Amounts; minus

(i) any Investments made pursuant to Section 7.02(j), any Restricted Payment made pursuant to Section 7.06(c) or any payment made pursuant to Section 7.13(a)(v), in each case, during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (i), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction), in each case, in reliance on the Available Amount.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on October 4, 2014 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 6.01(a), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Available Incremental Amount” means an aggregate principal amount of up to (a) an unlimited amount of New Term Loans, New Revolving Credit Commitments and any Incremental Equivalent Debt so long as at the time of incurrence of such amounts, the Total Net First Lien Leverage Ratio is less than or equal to 3.50 to 1.00 after giving Pro Forma Effect to any such incurrence (or, in the case of Incremental Equivalent Debt, if such Incremental Equivalent Debt will (i) rank junior in right of security with the Revolving Credit Loans and Term Loans, an unlimited amount of Incremental Equivalent Debt so long as at the time of incurrence of such amounts, the Total Net Senior Secured Leverage Ratio is less than or equal to 4.00 to 1.00 after giving Pro Forma Effect to any such incurrence, or (ii) be unsecured, an unlimited amount of Incremental Equivalent Debt so long as at the time of incurrence of such amounts, the Total Net Leverage Ratio is less than or equal to 5.00 to 1.00 after giving Pro Forma Effect to any such incurrence); provided that in the case of any single transaction that provides for the incurrence of New Revolving Credit Commitments, New Term Commitments, New Term Loans and/or Incremental Equivalent Debt under this clause (a) and clause (c) below, compliance with the Total Net First Lien Leverage Ratio, Total Net Senior Secured Leverage Ratio or Total Net Leverage Ratio, as applicable, shall be determined for purposes of this clause (a) by giving the single transaction Pro Forma Effect but excluding in such determination of the Total Net First Lien Leverage Ratio, Total Net Senior Secured Leverage Ratio or Total Net Leverage Ratio, as applicable, the aggregate amount of Indebtedness (and deemed Indebtedness) incurred in reliance on clause (c) below; plus (b) without duplication, the aggregate principal amount previously incurred in reliance on the immediately preceding clause (a); plus (c) $75,000,000 (or the equivalent thereof if denominated in a currency other than Dollars, determined in accordance with Section 1.09) (which shall not be reduced by any amount incurred in reliance on the immediately preceding clause (a)); provided further that the Borrower may elect to use clause (a) above prior to this clause (c), and if both clause (a) above and this clause (c) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (a) above.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest quoted in the print edition of the Wall Street Journal, Money Rates Section (or another national publication selected by the Administrative Agent) as the “prime rate” in the United States, and (c) to the extent ascertainable, the Adjusted Eurocurrency Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided that the Base Rate with respect to Initial Term Loans will be deemed not to be less than 1.75% per annum. Any change in the Base Rate due to a change in the “prime rate”, the Federal Funds Rate or the Adjusted Eurocurrency Rate shall be effective on the day of such change in the “prime rate”, the Federal Funds Rate or the Adjusted Eurocurrency Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bookrunner” means each of Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Citizens, N.A., each in its capacity as a joint bookrunner under this Agreement.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in the last paragraph of Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(a)(iv)(B).

“Borrower Parties” means the collective reference to the Borrower and its Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(iv)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the jurisdiction where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euros, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euros in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euros, or any other dealings in any currency other than Dollars or Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided further that any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet (excluding the footnotes thereto) of the Borrower and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account of the Borrower held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means (a) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Appropriate Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof, cash, Cash Equivalents, deposit account or securities account balances, (b) if the applicable L/C Issuer benefiting from such collateral shall agree in its reasonable discretion, to provide a “backstop” letter of credit, in form and substance, and issued by an issuer, reasonably satisfactory to the applicable L/C Issuer, (c) if the applicable L/C Issuer benefiting from such collateral shall agree in its reasonable discretion, to provide evidence that a Letter of Credit has been “grandfathered” into a future credit facility or (d) if the applicable L/C Issuer benefiting from such collateral shall agree in its reasonable discretion, to provide other credit support, in each case, in an amount equal to 103% of such obligations and pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent (on behalf of the Appropriate Lenders) and (ii) the L/C Issuer(s). “Cash Collateral,” “Cash Collateralizing”, “Cash Collateralized” and “Cash Collateralization” shall have the meanings correlative thereto and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars;

(b) (i) Euros or Sterling or (ii) any other foreign currency held by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(c) readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 for U.S. banks (or the Dollar equivalent as of the date of determination in the case of any non-U.S. banks) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued or directly and fully guaranteed or insured by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Laws.

In the case of Investments by the Borrower or any Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of obligors, which Investments or obligors, if required under such clauses, have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by the Borrower or Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (j) and in this paragraph.

“Cash Management Bank” means any Person that is an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing at the time it initially provides any Cash Management Services pursuant to a Secured Cash Management Agreement (or, in the case of Secured Cash Management Agreements existing on the Closing Date, on the Closing Date), whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary in respect of or in connection with any Cash Management Services.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, ACH transactions and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) and all requests, rules, guidelines, regulations, requirements, interpretations or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, regulations, requirements, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) at any time after the Closing Date, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or, in case a Permitted Parent is formed, of the Permitted Parent in lieu of the Borrower) and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or, in case a Permitted Parent is formed, of the Permitted Parent in lieu of the Borrower) beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election directors entitled to cast the majority of votes on the board of directors of the Borrower (or, in case a Permitted Parent is formed, of the Permitted Parent in lieu of the Borrower); or

(b) in the case a Permitted Parent is formed, if the Borrower ceases to be a direct or indirect wholly owned subsidiary of such Permitted Parent;

provided that, notwithstanding anything contained herein to the contrary, the acquisition by a Permitted Parent of 100% of the issued and outstanding Equity Interests of the Borrower shall not constitute a “Change of Control.”

“Claims” has the meaning specified in the definition of “Environmental Claim.”

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Revolving Credit Loans, New Term Loans, New Revolving Credit Loans, Refinancing Term Loans, Refinancing Revolving Credit Loans, Extended Term Loans, Extended Revolving Credit Loans or Replacement Term Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Initial Term Commitments, Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments) or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment, Corrective Loan Extension Amendment or an amendment to this Agreement in respect of Replacement Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments and includes Term Lenders with Initial Term Loans, Revolving Credit Lenders with Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments), Refinancing Term Lenders with Refinancing Term Commitments or Refinancing Term Loans, Refinancing Revolving Credit Lenders with Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans, Extending Term Lenders for a given Term Loan Extension Series of Extended Term Commitments or Extended Term Loans, Extending Revolving Credit Lenders for a given Revolving Credit Loan Extension Series of Extended Revolving Credit Commitments or Extended Revolving Credit Loans, New Term Lenders with New Term Commitments or New Term Loans, New Revolving Credit Lenders with New Revolving Credit Commitments or New Revolving Credit Loans or Lenders with Replacement Term Loans. Refinancing Term Commitments, Refinancing Term Loans, Refinancing Revolving Credit Commitments, Refinancing Revolving Credit Loans, New Term

Commitments, New Term Loans, New Revolving Credit Commitments, New Revolving Credit Loans, Extended Term Commitments, Extended Term Loans, Extended Revolving Credit Commitments, Extended Revolving Credit Loans, commitments in respect of Replacement Term Loans and Replacement Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date pursuant to Section 4.01(a)(iv) or (ii) on such other dates as required pursuant to Section 6.11 or Section 6.13, duly executed by each Loan Party party thereto;

(b) all Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) shall have been unconditionally guaranteed by each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary (and not an Excluded Subsidiary) (each, a “Guarantor”);

(c) the Obligations of each Loan Party shall have been secured by a first-priority security interest (subject to non-consensual Liens permitted by Section 7.01 and other Liens permitted pursuant to Section 7.01(i)(ii), (m)(ii), (n), (o), (p), (z), (bb), (cc), (ff) (but solely in the case of Liens permitted by clause (i)(ii), (n), (p), (oo) or (pp) of Section 7.01), (gg), (jj), (oo) and (pp)) in (i) all Equity Interests of each Restricted Subsidiary that is a wholly owned Domestic Subsidiary (other than a Domestic Subsidiary (x) that is an Immaterial Subsidiary, a not-for-profit organization, a Captive Insurance Subsidiary or a special purpose entity for a securitization transaction or a similar special purpose, or (y) described in the following clause (ii)(B)) directly owned by the Borrower or any Guarantor and (ii) 65% of the issued and outstanding Equity Interests of (A) each Restricted Subsidiary that is a wholly owned Foreign Subsidiary and is directly owned by the Borrower or any Guarantor and (B) each Restricted Subsidiary that is a wholly owned Domestic Subsidiary that is directly owned by the Borrower or any Guarantor substantially all of the assets of which consist, directly or indirectly, of Equity Interests of one or more Foreign Subsidiaries that are CFCs (in the case of clauses (A) and (B), other than a Subsidiary that is an Immaterial Subsidiary, a not-for-profit organization, a Captive Insurance Subsidiary or a special purpose entity for a securitization transaction or a similar special purpose);

(d) except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Liens permitted by Section 7.01 or under any Collateral Document, the Obligations shall have been secured by a valid and perfected security interest in substantially all tangible and intangible assets of each Loan Party (including accounts receivable, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, mortgages on Material Real Property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents (to the extent such security interests may be perfected by delivering certificated securities and Material Debt Instruments, filing financing statements under the Uniform Commercial Code, making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or by taking any other action required by the terms of any Collateral Document); and

(e) the Collateral Agent shall have received counterparts of a Mortgage and other documentation required to be delivered, with respect to each Material Real Property, if any, pursuant to Section 6.11 and 6.13,

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets. The Collateral Agent may, in its sole discretion, grant extensions of time for the perfection of security interests in or the delivery of the Mortgages and the obtaining of title insurance, surveys, abstracts and appraisals with respect to particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding anything to the contrary, there shall be no requirement for (and no Default under the Loan Documents shall arise out of the lack of) (A) actions in, or required by the Laws of, any non-U.S. jurisdiction in order to create, perfect or maintain any security interests in any assets (including any intellectual property registered in any non-U.S. jurisdiction and all real property located outside the United States) (it being understood that there shall be no security agreements, pledge agreements or similar security documents governed by the Laws of any non-U.S. jurisdiction) and (B) actions required to be taken to perfect by “control” with respect to any Collateral (other than delivery of (x) certificated securities required to be pledged in accordance with clause (c) of this definition and (y) Material Debt Instruments), including control agreements or similar agreements in respect of any deposit accounts, securities accounts, commodities accounts or other bank accounts (other than the Cash Collateral Account).

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, debentures, charges, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to this Agreement, the Guaranty, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and any other intercreditor agreement entered into in connection herewith and each of the other agreements, instruments or documents executed by a Loan Party that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Letter” means the Amended and Restated Commitment Letter dated March 20, 2014 among Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., RBS Citizens, N.A. and the Borrower.

“Commitment Parties” means Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and RBS Citizens, N.A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Responsible Officer of the Borrower (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Borrower ending October 2, 2015, of Excess Cash Flow for such fiscal year and (c) in the case of financial statements delivered under Section 6.01(a), setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by or on behalf of, the Borrower or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.05(b)(ii)(A) and the portion of such Net Cash Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(b)(ii)(B).

“Compliance Date” means the last day of any Test Period (commencing with the first full fiscal quarter of the Borrower ending after the Closing Date) if on such day the aggregate Outstanding Amount of any Revolving Credit Loans and L/C Obligations (other than with respect to (x) undrawn Letters of Credit in an amount not in excess of $5,000,000 and (y) Letters of Credit outstanding that have been Cash Collateralized in an amount not less than 103% of the stated amount in accordance with the requirements set forth in Section 2.03(g)), exceeds 25% of the aggregate Revolving Credit Commitments.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, but excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swing line loans and letter of credit obligations under the Revolving Credit Facility or any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition and (J) Non-Cash Compensation Liabilities.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of intangibles and non-cash organization costs and of deferred financing fees or costs and Capitalized Software Expenditures, of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP and the amortization of OID resulting from the issuance of Indebtedness at less than par, and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i) (A) provision for taxes based on income or profits or capital, plus state, provincial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income and (B) amounts paid to a Permitted Parent in respect of taxes in accordance with Section 7.06(g), solely to the extent such amounts were deducted in computing Consolidated Net Income; plus

(ii) (A) total interest expense of such Person and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and (B) bank fees and costs owed with respect to letters of credit, bankers acceptances and surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization expenses were deducted in computing Consolidated Net Income; plus

(iv) any (A) Transaction Expenses and (B) fees, costs, expenses or charges incurred (I) in connection with (x) any issuance or offering of Equity Interests, Investment, acquisition (including any one-time costs incurred in connection with any Permitted Acquisition or any other Investment permitted hereunder after the Closing Date), Disposition, recapitalization or the issuance, incurrence, redemption or repayment of Indebtedness (including, with respect to Indebtedness, a refinancing thereof), (y) any amendment, waiver, consent or modification to any documentation governing the terms of any transaction described in the immediately preceding subclause (x) or (z) any amendment, waiver, consent or modification to any Loan Document, in each case under subclauses (x), (y) and (z), whether or not such transaction or amendment, waiver, consent or modification is successful, and solely to the extent such transaction or amendment, waiver, consent or modification is permitted to be incurred, made or entered into in accordance with this Agreement or (II) to the extent reimbursable by third parties, pursuant to indemnification provisions, in each case, deducted in computing Consolidated Net Income; plus

(v) any charges, losses or expenses related to signing, retention, relocation, recruiting or completion bonuses or recruiting costs, severance costs, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), pre-opening, opening, closing and consolidation costs and expenses with respect to any facilities, facility start-up costs, costs and expenses relating to implementation of operational and reporting systems and technology initiatives, costs and expenses relating to any registration statement, or registered exchange offer in respect of any Indebtedness permitted hereunder, costs incurred in connection with product and intellectual property development and new systems design, project start-up costs, integration and systems establishment costs, costs of strategic initiatives, business optimization expenses or costs (including costs and expenses relating to intellectual property restructurings) and cash restructuring charges or reserves; plus

(vi) stock warrant and stock related liabilities recorded in accordance with GAAP, solely to the extent such amounts were deducted in computing Consolidated Net Income; plus

(vii) any other non-cash charges, expenses, losses or items, including any write offs or write downs, reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(viii) the amount of any minority interest expense or non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income; plus

(ix) the amount of customary fees, reasonable out-of-pocket costs, indemnities and expenses paid or accrued in such period to any Permitted Holder or any of their Affiliates to the extent required under the Summit Sale Documents and deducted in such period in computing Consolidated Net Income; plus

(x) the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to any acquisition consummated after the Borrower’s fiscal year ended September 27, 2013 and prior to the Closing Date (without duplication of any amounts added back pursuant to Section 1.08(c) in connection with a Specified Transaction) projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the date such acquisition was consummated (which “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); plus

(xi) the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to any Specified Transaction, restructurings, cost savings initiatives and other initiatives after the Closing Date (without duplication of any amounts added back pursuant to Section 1.08(c) in connection with a Specified Transaction) and projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the end of such period (which “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); plus

(xii) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount; plus

(xiii) Specified Legal Expenses; plus

(xiv) accruals and reserves that are established or adjusted (x) within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or (y) after the closing of any acquisition that are so required as a result of such acquisition in accordance with GAAP, or changes as a result of the adoption or modification of accounting policies, whether effected through a cumulative effect adjustment, restatement or a retroactive application; and

(b) decreased by (without duplication, and as determined in accordance with GAAP to the extent applicable) any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended June 28, 2013, September 27, 2013, January 3, 2014 and April 4, 2014, Consolidated EBITDA for such fiscal quarters shall be $21,616,000, $28,022,000, $24,827,000 and $24,784,000, respectively, in each case, as may be subject to add-backs and adjustments (without duplication) pursuant to Section 1.08(c) and clauses (a)(v), (a)(x) and (a)(xi) above for the applicable Test Period. For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Consolidated First Lien Net Debt” means, as of any date of determination, (a) Consolidated Total Debt of the Borrower and the Restricted Subsidiaries that is secured by a first priority Lien on any asset or property of the Borrower or any Guarantor minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted; provided that in calculating the Total Net First Lien Leverage Ratio for the purposes of determining the Available Incremental Amount on any date of determination in respect of any New Term Loans, New Revolving Credit Commitments or Incremental Equivalent Debt, in each case incurred as such, (i) the proceeds thereof incurred on such date shall be excluded from clause (b) and (ii) in connection with the incurrence of a New Revolving Credit Commitment, the full amount of such New Revolving Credit Commitment shall be deemed to be Indebtedness outstanding on such date; provided further that to the extent proceeds of any New Term Loans, New Revolving Credit Commitments or Incremental Equivalent Debt are to be used to substantially concurrently repay Indebtedness (including, to the extent irrevocable, by defeasance, discharge, escrow or similar arrangements), the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt of the Borrower and the Restricted Subsidiaries minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted;

provided that in calculating the Total Net Leverage Ratio for the purposes of determining the Available Incremental Amount on any date of determination in respect of any Incremental Equivalent Debt, the proceeds thereof incurred on such date shall be excluded from clause (b); provided further that to the extent proceeds of any such Indebtedness are to be used to substantially concurrently repay Indebtedness (including, to the extent irrevocable, by defeasance, discharge, escrow or similar arrangements), the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses, charges or expenses shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), net of taxes, shall be excluded;

(d) any net after-tax income (loss) from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of) and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(e) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(f) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of the Borrower or such Restricted Subsidiary up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person or Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (g) below);

(g) solely for the purpose of determining the Available Amount for application pursuant to Section 7.02(j), Section 7.06(c) and Section 7.13(a)(v), the Net Income for such period of any Restricted Subsidiary (other than the Borrower or any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net

Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equity holders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(h) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Accounting Standards Codification 815 (Derivatives and Hedging) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Contracts, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments and all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection therewith, shall be excluded;

(i) any goodwill or impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, the amortization of intangibles arising pursuant to GAAP and the amortization of Capitalized Software Expenditures, shall be excluded;

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or Permitted Acquisition, acquisitions completed prior to the Closing Date or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under this Agreement or that are consummated prior to the Closing Date, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(l) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded;

(m) any income (loss) attributable to deferred compensation plans or trusts and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the revaluation of any benefit plan obligation shall be excluded;

(n) proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income and to the extent the related loss was deducted in the determination of Net Income, shall be included;

(o) the amount of any expense to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries; provided such amount received has not been included in determining Consolidated Net Income, shall be excluded (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(p) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460 (Guarantees), or any comparable regulation, shall be excluded; and

(q) earn-out and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any Permitted Acquisition or other Investment permitted hereunder and any acquisitions completed prior to the Closing Date shall be excluded.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, (a) Consolidated Total Debt of the Borrower and the Restricted Subsidiaries that is secured by a Lien on any asset or property of the Borrower or any Guarantor minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted; provided that in calculating the Total Net Senior Secured Leverage Ratio for the purposes of determining the Available Incremental Amount on any date of determination in respect of any Incremental Equivalent Debt, the proceeds thereof incurred on such date shall be excluded from clause (b); provided further that to the extent proceeds of any such Indebtedness are to be used to substantially concurrently repay Indebtedness (including, if irrevocable, by defeasance, discharge, escrow or similar arrangements), the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or purchase accounting in connection with any Permitted Acquisition or any other Investment permitted hereunder, acquisitions completed prior to the Closing Date or for any other purpose), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations or obligations in respect of other purchase money indebtedness, unreimbursed obligations in respect of drawn letters of credit (subject to the proviso below) and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) unreimbursed obligations in respect of drawn letters of credit until two (2) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted) and (ii) obligations under Swap Contracts.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities; provided that Consolidated Working

Capital shall be calculated without giving effect to (w) recapitalization or purchase accounting, (x) any assets or liabilities acquired, assumed, sold or transferred in any acquisition or Disposition pursuant to Section 7.05(j), (y) changes as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Consolidated Working Capital resulting from non-cash charges and credits to Consolidated Current Assets and Consolidated Current Liabilities (including derivatives and deferred income tax).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corrective Loan Extension Amendment” means a Corrective Revolving Credit Extension Amendment and/or a Corrective Term Loan Extension Amendment, as the context requires.

“Corrective Revolving Credit Extension Amendment” has the meaning specified in Section 2.18(f).

“Corrective Term Loan Extension Amendment” has the meaning specified in Section 2.17(f).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Expiration Date” has the meaning specified in Section 8.04(a).

“Cure Right” has the meaning specified in Section 8.04(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and, in each case, affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum, to the fullest extent permitted by applicable law.

“Defaulting Lender” means, subject to Section 2.19(f), any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans or any reimbursement amount required pursuant to clause (ii) of the third sentence of Section 2.02(b) required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder (or, in the case of Swing Line Loans, required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder), (b) has otherwise failed to pay over to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (c) has notified the Borrower, the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (d) has failed, within three (3) Business Days after written request by the Administrative Agent, any L/C Issuer or the Borrower, to confirm in writing to the Administrative Agent, such L/C Issuer or the Borrower, in a manner reasonably satisfactory to the Administrative Agent, such L/C Issuer or the Borrower, as applicable, that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent, such L/C Issuer and the Borrower) or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents following the consummation of the applicable Disposition) (including as a result of a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(iv)(B)(2).

“Discount Range” has the meaning specified in Section 2.05(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(iv)(C) substantially in the form of Exhibit J or any other form approved by the Administrative Agent and the Borrower.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit K or any other form approved by the Administrative Agent and the Borrower, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(iv)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(iv)(C)(3).

“Discounted Loan Prepayment” has the meaning specified in Section 2.05(a)(iv)(A).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, six (6) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(iv)(B), Section 2.05(a)(iv)(C) or Section 2.05(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license tantamount to a sale, lease tantamount to a sale or other disposition (including any sale leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than (i) contingent obligations that by their terms survive and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and Cash Collateralization of all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than (i) contingent obligations that by their terms survive and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and Cash Collateralization of all outstanding Letters of Credit), in whole or in part or (c) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued to any employees, other service providers, directors, officers or members of management or pursuant to a plan for the benefit of employees, other service providers, directors, officers or members of management of the Borrower or the Subsidiaries or by any such plan to such employees, other service providers, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, other service providers’, directors’, officers’ or management members’ termination, death or disability.

“Disqualified Institution” means (a) Persons that have been specified in writing by the Borrower to the Lead Arrangers prior to the Closing Date and Affiliates of the foregoing to the extent such Affiliates are reasonably identifiable on the basis of such Affiliates’ names or designated in writing by the Borrower from time to time to the Administrative Agent, (b) competitors of the Borrower and its Subsidiaries that are in the same or a similar line of business as the Borrower and its Subsidiaries that have been specified in writing by the Borrower (i) to the Lead Arrangers prior to the Closing Date, or (ii) to the Administrative Agent from time to time after the Closing Date (all such Persons under this clause (b), “Competitors”), and (c) Affiliates of Competitors (other than bona fide debt funds or investment vehicles (other than a Person that is separately identified on a list delivered pursuant to this definition) that are engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and which are not managed, sponsored or advised by any Person controlling, controlled by or under common control with a Competitor and for which no personnel involved with the investment by such Affiliate (i) makes (or has the right to make or participate with others in making) any investment decisions for a Competitor or (ii) has access to any information (other than information that is publicly available) relating to the Borrower or any entity that forms a part of the Borrower’s business (including Subsidiaries of the Borrower)) to the extent such Affiliates are reasonably identifiable on the basis of such Affiliates’ names or designated in writing by the Borrower from time to time to the Administrative Agent; provided that no designation of any Person as a Disqualified Institution made pursuant to the foregoing shall have any retroactive effect to the extent any such party is already a Lender hereunder at the time of such designation.

“Distressed Agent-Related Person” has the meaning specified in the definition of “Agent-Related Distress Event”.

“Documentation Agent” means RBS Citizens, N.A., in its capacity as a documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency (or in which such participation is held), converted to Dollars in accordance with Section 1.09 and Section 2.22(a); and

(c) with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 1.09 and Section 2.22(b).

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Payment Amount” has the meaning specified in Section 2.05(b)(i).

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)); provided that, in any event, Eligible Assignees shall not include (x) any natural person, (y) any Disqualified Institution unless consented to in writing by the Borrower in its sole discretion (which consent shall be required regardless of whether a Default or Event of Default shall be continuing), or (z) any Defaulting Lender or any Subsidiary thereof.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any administrative, regulatory or judicial action, suits, demand letter, claim, lien, notice of noncompliance or violation, investigation (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceeding with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means Laws relating to the protection of the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or other written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities, but excluding debt securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Borrower is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, written notification of the Borrower or any of its ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the receipt by the Borrower or any of its ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Affiliates; (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in liability to the Borrower or any of its ERISA Affiliates.

“Eurocurrency Rate” means, for any Interest Period:

(a) in the case of any Eurocurrency Rate Loan denominated in Dollars:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period; or

(ii) if the rate referenced in the preceding clause (a)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays in place of Reuters an average ICE Benchmark Administration Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period; or

(iii) for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding clauses (a)(i) and (a)(ii), such rate shall be interpolated on a straight-line basis from the rates specified on the Reuters Screen LIBOR01 Page (or any successor thereto) (and if such screen is not available, the offered rate on such other page or other service that displays in place of Reuters an average ICE Benchmark Administration Interest Settlement Rate for deposits in Dollars) for the periods with the two closest durations to such Interest Period’s duration;

(b) in the case of any Eurocurrency Rate Loan denominated in Sterling:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Reuters Screen LIBOR01 Page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate (or any successor thereto) for deposits in Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Sterling for delivery on the first day of such Interest Period; or

(ii) if the rate referenced in the preceding clause (b)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays in place of Reuters an average ICE Benchmark Administration Interest Settlement Rate for deposits in Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Sterling for delivery on the first day of such Interest Period; or

(iii) for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding clauses (b)(i) and (b)(ii), such rate shall be interpolated on a straight-line basis from the rates specified on the Reuters Screen LIBOR01 Page (or any successor thereto) (and if such screen is not available, the offered rate on such other page or other service that displays in place of Reuters an average ICE Benchmark Administration Interest Settlement Rate for such Alternative Currency) for the periods with the two closest durations to such Interest Period’s duration;

(c) in the case of any Eurocurrency Rate Loan denominated in Euros:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Reuters Screen EURIBOR01 Page (or any successor thereto) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 10:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits of amounts in Euros for delivery on the first day of such Interest Period; or

(ii) if the rate referenced in the preceding clause (c)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays in place of Reuters an average Banking Federation of the European Union Interest Settlement Rate for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 10:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits of amounts in Euros for delivery on the first day of such Interest Period; or

(iii) for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding clauses (c)(i) and (c)(ii), such rate shall be interpolated on a straight-line basis from the rates specified on the Reuters Screen EURIBOR01 Page (or any successor thereto) (and if such screen is not available, the offered rate on such other page or other service that displays in place of Reuters an average Banking Federation of the European Union Interest Settlement Rate for deposits in Euros) for the periods with the two closest durations to such Interest Period’s duration;

provided; however, that notwithstanding anything in this clause (c) to the contrary, in the case of any Euro Same Day Loans, the interest rate for such Loans shall be determined based on pricing information as provided in this clause (c) that is available on the date of the making of such Loans for deposits in Euros two (2) Business Days thereafter;

(d) in the case of any Eurocurrency Rate Loan denominated in an Alternative Currency other than Euros or Sterling:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Reuters Screen LIBOR01 Page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate (or any successor thereto) for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period; or

(ii) if the rate referenced in the preceding clause (d)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays in place of Reuters an average ICE Benchmark Administration Interest Settlement Rate for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period; or

(iii) for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding clauses (d)(i) and (d)(ii), such rate shall be interpolated on a straight-line basis from the rates specified on the Reuters Screen LIBOR01 Page (or any successor thereto) (and if such screen is not available, the offered rate on such other page or other service that displays in place of Reuters an average ICE Benchmark Administration Interest Settlement Rate for such Alternative Currency) for the periods with the two closest durations to such Interest Period’s duration; and

(e) for any interest calculation with respect to a Base Rate Loan under clause (c) of the definition of “Base Rate” on any date:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or any successor thereto) for one-month deposits in Dollars offered in the London interbank market (for delivery on the first day of such Interest Period) commencing on such date, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to such date; or

(ii) if the rate referenced in preceding clause (e)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average ICE Benchmark Administration Interest Settlement Rate for one-month deposits in Dollars offered in the London interbank market (for delivery on the first day of such Interest Period) commencing on such date, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to such date; or

(iii) where no interest rate corresponding to a one-month interest period appears on any such page referenced in the preceding clauses (e)(i) and (e)(ii), such rate shall be interpolated on a straight-line basis from the rates specified on the Reuters Screen LIBOR01 Page (or any successor thereto) (and if such screen is not available, the offered rate on such other page or other service that displays in place of Reuters an average ICE Benchmark Administration Interest Settlement Rate for deposits in Dollars) for the periods with the two closest durations to such one-month duration.

“Eurocurrency Rate Borrowing” means a Borrowing comprised of Eurocurrency Rate Loans.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the applicable Adjusted Eurocurrency Rate (other than a Base Rate Loan).

“Eurocurrency Rate Revolving Credit Loan” means a Revolving Credit Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the applicable Adjusted Eurocurrency Rate (other than a Base Rate Loan).

“Euro Same Day Loan” means a Eurocurrency Rate Loan made under Section 2.02(a)(iii) that is denominated in Euros.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period; plus

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting); plus

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; plus

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid or payable in respect of such periods; plus

(vi) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication; of:

(i) an amount equal to the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (but excluding any non-cash gains or credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges, losses or expenses excluded by virtue of clauses (a) through (q) of the definition of “Consolidated Net Income”; plus

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period by the Borrower or the Restricted Subsidiaries to the extent financed with Internally Generated Cash; plus

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any repayment of Loans pursuant to Section 2.07, and (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition or Casualty Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (W) all other prepayments of Term Loans (other than those specified in preceding clauses (B) and (C)) and all voluntary prepayments of Refinancing Equivalent Debt and Incremental Equivalent Debt, (X) all prepayments of Revolving Credit Loans and Swing Line Loans, (Y) all prepayments in respect of any other revolving credit facility and (Z) payments of Indebtedness constituting Indebtedness expressly subordinated to the Obligations, except in each case to the extent permitted to be paid pursuant to Section 7.13(a)) made during such period, in each case to the extent financed with Internally Generated Cash; plus

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income; plus

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting); plus

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to Sections 7.02(b), (f), (i), (j), (m), (n), (s), (u) (other than Investments in Restricted Subsidiaries), (v) (other than Investments in Restricted Subsidiaries), (bb) (other than Investments in Restricted Subsidiaries), (dd), (ff) and (gg), and the amount of acquisitions made during such period to the extent that such Investments and acquisitions were financed with Internally Generated Cash and, to the extent applicable, not made in reliance on clause (b) of the definition of “Available Amount”; plus

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(c), (f), (g), (h), (i), (k), (l), (o), (p) and (q) in each case to the extent such Restricted Payments were financed with Internally Generated Cash and, to the extent applicable, not made in reliance on clause (b) of the definition of “Available Amount”; plus

(ix) the aggregate amount of expenditures, fees and expenses actually made or paid by the Borrower and the Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed (or exceed the amount that is expensed) during such period or are not deducted in calculating Consolidated Net Income; plus

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness not prohibited hereunder to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such prepayments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.05(b)(i); plus

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or otherwise budgeted to be paid in cash, in either case, relating to tax expenses, interest payments, Investments, Restricted Payments, Permitted Acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property expected to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of cash actually utilized to finance such tax expenses, interest payments, Investments, Restricted Payments, Permitted Acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration or amount otherwise budgeted for, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; plus

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; plus

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any of the following:

(a) any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder, or any property subject to a purchase money security interest, capital lease obligation or other arrangement, or any other asset, if and to the extent that the pledge thereof or the grant of a security interest, (i) (A) is prohibited by or in violation of any Laws (including financial assistance laws, corporate benefit laws or otherwise), rule or regulation applicable to any Loan Party, except to the extent such prohibition is rendered ineffective under the Uniform Commercial Code, (B) would be prohibited by the enforceable anti-assignment provisions of any contract or Laws, rule or regulation applicable to any Loan Party or with respect to any assets, to the extent such a grant or security interest would violate the terms of any contract with respect to such assets or would trigger termination of such contract (including any purchase money security interest, capital lease obligation or other arrangement) or any such material rights therein pursuant to any “change of control” or other provision or applicable Laws (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law), or (C) requires any governmental or third party consent, license or authorization (unless such consent, license or authorization has been obtained), or (ii) is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement; provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach to any portion of such lease, license, franchise, charter, authorization, contract, agreement or other asset not subject to the prohibitions specified in (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Laws in any relevant jurisdiction); provided, further, that the exclusions referred to in this clause (a) shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract or agreement (unless such proceeds would independently constitute Excluded Assets);

(b) (i) Equity Interests in excess of 65% of the total issued and outstanding Equity Interests of (x) a Foreign Subsidiary of a Loan Party or (y) any Domestic Subsidiary of a Loan Party, substantially all of the assets of which consist, directly or indirectly, of Equity Interests of one or more Foreign Subsidiaries that are CFCs, (ii) Equity Interests in any Person other than the Borrower’s wholly owned Restricted Subsidiaries that are not Immaterial Subsidiaries, Captive Insurance Subsidiaries, not-for-profit organizations, or special purpose entities used for a securitization transaction or similar special purpose, and (iii) Margin Stock;

(c) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d), or an “Amendment to Allege Use” pursuant to Section 1(c), of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Laws;

(d) (i) any leasehold interest (including any ground lease interest) in real property (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels or collateral access letters), (ii) any fee interest in owned real property that is not Material Real Property and (iii) any fixtures affixed to any real property to the extent a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of the applicable Loan Party, or, solely in the case of fixtures affixed to any Material Real Property, to the extent a security interest in such fixtures may not be perfected by the recording of a Mortgage in the jurisdiction where such Material Real Property is located;

(e) assets subject to certificates of title or ownership;

(f) letters of credit and letter of credit rights except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a Uniform Commercial Code financing statement;

(g) assets, if and to the extent that a security interest in such asset (i) is prohibited by or in violation of any Law, rule or regulation applicable to any Loan Party or (ii) requires a consent of any Governmental Authority or any third party that has not been obtained, except, in the case of clauses (i) and (ii), to the extent such prohibition or consent is rendered ineffective under the Uniform Commercial Code;

(h) commercial tort claims that, in the reasonable determination of the Borrower, are not expected to result in a judgment in excess of $1,000,000;

(i) assets for which the grant would result in material adverse tax or regulatory costs or consequences as reasonably determined by the Borrower in consultation with the Administrative Agent; and

(j) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Borrower, the cost, difficulty, burden or consequences of obtaining, perfecting or maintaining a security interest in such assets exceeds the practical benefits to the Lenders afforded thereby.

“Excluded Contribution” means (1) the cash, Cash Equivalents or other assets (valued at their fair market value as determined in good faith by the Borrower) received by the Borrower after the Closing Date from:

(a) contributions in respect of Qualified Equity Interests, and

(b) the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Borrower, plus

(2) the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from issuances of debt securities or Disqualified Equity Interests incurred or issued by the Borrower or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of the Borrower or any Permitted Parent,

in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer on or promptly after the date such capital contributions, sales, conversions or exchanges are made.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) Unrestricted Subsidiaries, (c) any Subsidiary that is prohibited or restricted by Law, regulation or Contractual Obligation (so long as, in respect to any such Contractual Obligation, such prohibition existed on the Closing Date or, if later, on the date the applicable Subsidiary is acquired and is not incurred in contemplation of such acquisition) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty (including, in each case, under any financial assistance, corporate benefit or thin capitalization rule), in each case, for so long as such prohibition or circumstance exists, (d) any Subsidiary to the extent it is not within the legal capacity of such Person to provide a guarantee, or would conflict with the fiduciary duties of such Person’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Person, (e) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or any Guarantor, (f) any Foreign Subsidiary, (g) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (h) any Domestic Subsidiary substantially all the assets of which consist, directly or indirectly, of Equity Interests in one or more Foreign Subsidiaries that are CFCs, (i) any Subsidiary that is a not-for-profit organization, (j) Captive Insurance Subsidiaries, (k) any Subsidiary that is a special purpose entity for a securitization transaction or a similar special purpose, (l) any Subsidiary with respect to which providing a Guaranty would result in material adverse tax consequences to the Borrower and its Subsidiaries (taken as a whole) as reasonably determined by the Borrower (in consultation with the Administrative Agent) and (m) any other Subsidiary with respect to which, as reasonably determined by the Administrative Agent and the Borrower, the burden or cost of providing a Guaranty outweighs the benefits afforded to the Lenders thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Executive Order” means the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 26, 2013, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Revolving Credit Loan Facility” has the meaning provided in Section 2.18(a).

“Existing Term Loan Facility” has the meaning specified in Section 2.17(a).

“Extended Commitments” means the Extended Term Commitments and/or the Extended Revolving Credit Commitments, as the context may require.

“Extended Loans” means Extended Term Loans and/or Extended Revolving Credit Loans, as the context may require.

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.18(a), as the same may be adjusted from time to time in accordance with the terms of this Agreement (including as a result of permitted increases thereto, and reductions thereto, in accordance with the terms of this Agreement and adjusted for assignments effected in accordance with the provisions of Section 10.07(b)). Each Lender with an Extended Revolving Credit Commitment shall be obligated to (a) make Revolving Credit Loans to the Borrower pursuant thereto and in accordance with Section 2.01(b), and (b) purchase participations in L/C Obligations and Swing Line Loans as provided herein.

“Extended Revolving Credit Loan” has the meaning specified in Section 2.18(a) and includes each Revolving Credit Loan made by an Extending Revolving Credit Lender pursuant to its Extended Revolving Credit Commitment (or originally made pursuant to a Non-Extended Revolving Credit Commitment to the extent the same has been converted into an Extended Revolving Credit Commitment).

“Extended Term Commitment” means one or more commitments hereunder to convert Term Loans under an Existing Term Loan Facility to Extended Term Loans of a given Term Loan Extension Series pursuant to an Extension Amendment.

“Extended Term Loans” has the meaning specified in Section 2.17(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.18(b).

“Extending Term Lender” has the meaning specified in Section 2.17(b).

“Extension” means the establishment of an Extension Series by amending a Loan or a Commitment pursuant to Section 2.17 or Section 2.18, as applicable, and the applicable Extension Amendment.

“Extension Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide any Extended Commitments or Extended Loans being incurred pursuant thereto, in accordance with Section 2.17 or Section 2.18.

“Extension Minimum Condition” means a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” means a notice to the Administrative Agent setting forth the proposed terms of (i) Extended Term Loans in accordance with Section 2.17(a) or (ii) Extended Revolving Credit Commitments in accordance with Section 2.18(a).

“Extension Series” means and includes each Revolving Credit Loan Extension Series and each Term Loan Extension Series.

“Facility” means the Initial Term Loans, the Revolving Credit Facility (including any Non-Extended Revolving Credit Commitments) and all extensions of credit pursuant thereto, the Letter of Credit Sublimit, any Refinancing Term Loans, any Refinancing Revolving Credit Loan, any Extended Term Loans, any Extended Revolving Credit Loan, any New Term Loans, any New Revolving Credit Loans or any Replacement Term Loans, as the context may require.

“FATCA” means Section 1471 through Section 1474 of the Code as in effect on the date hereof or any amended or successor provision that is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto between the United States and another jurisdiction).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95213, §§ 101.104), as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter, dated March 20, 2014, among the Borrower, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and RBS Citizens, N.A.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit Q hereto (which agreement in such form or with changes immaterial to the interests of the Lenders thereto the Administrative Agent is authorized to enter into) together with any changes material to the interests of the Lenders, which such changes shall be posted for consent (in accordance with Section 10.01) to the Lenders not less than five (5) Business Days before execution thereof.

“Foreign Lender” has the meaning specified in Section 3.01(c)(i).

“Foreign Plan” means any retirement benefit or pension plan maintained or contributed to by, or entered into with, the Borrower or any Restricted Subsidiary with respect to any employees employed outside the United States which under applicable Laws is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronted Amount” has the meaning specified in Section 2.02(b).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means, in respect of any Person, all third-party Indebtedness of such Person for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with International Financial Reporting Standards) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with International Financial Reporting Standards), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended pursuant to good faith negotiations between the Borrower and the Administrative Agent to accomplish any such required change.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” The Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes. On the Closing Date, the Guarantors are each of the entities listed on Schedule 1.01B.

“Guaranty” means (a) the guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to this Agreement or any other Loan Document.

“Hazardous Materials” means any substance, material or waste that is regulated, classified, or otherwise characterized as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or “explosive” pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing at the time it enters into a Secured Hedge Agreement, in its capacity as a party to a Secured Hedge Agreement (or, in the case of Secured Hedge Agreements existing on the Closing Date, on the Closing Date), whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(iv)(C)(3).

“Identified Qualifying Lender” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Immaterial Subsidiaries” means any Restricted Subsidiary of the Borrower with respect to which, as of the last day of the most recently ended Test Period on or prior to the date of determination, Consolidated EBITDA attributable to such Restricted Subsidiary for the period of four consecutive fiscal quarters ending on such date does not exceed 5.0% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such period; provided that if the combined Consolidated EBITDA of all Restricted Subsidiaries of the Borrower that would otherwise constitute Immaterial Subsidiaries shall exceed 10.0% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such four-quarter period, the Borrower shall redesignate one or more of such Restricted Subsidiaries to not be Immaterial Subsidiaries within ten (10) Business Days after delivery of the Compliance Certificate for such fiscal quarter such that only Restricted Subsidiaries as shall then have aggregate Consolidated EBITDA of 10.0% or less of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries shall constitute Immaterial Subsidiaries.

“Incremental Amendment” has the meaning specified in Section 2.14(c).

“Incremental Amount Date” has the meaning specified in Section 2.14(c).

“Incremental Equivalent Debt” means one or more series of senior unsecured notes or loans, senior secured first lien or junior lien notes or loans, subordinated notes or loans, or secured (first lien or junior lien) or unsecured mezzanine Indebtedness, in the case of securities, whether issued in a public offering, Rule 144A or other private placement in lieu of the foregoing or otherwise, secured by the Collateral (if at all) on a pari passu (but without regard to control of remedies) or junior basis with the Obligations, which Indebtedness is issued or made in lieu of New Revolving Credit Commitments, New Term Commitments and/or New Term Loans pursuant to an indenture, loan agreement, credit agreement, note purchase agreement or otherwise; provided that (i) the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Agreement shall not, together with any New Revolving Credit Commitments, New Term Commitments and/or New Term Loans issued prior to or substantially simultaneously with such Incremental Equivalent Debt, exceed the Available Incremental Amount, (ii) such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) the interest rate (including margin and floors) applicable to any such Incremental Equivalent Debt will be determined by the Borrower and the Persons providing such Incremental Equivalent Debt; provided that, with respect to any Incremental Equivalent Debt that constitutes term loans secured by Collateral on a pari passu basis (but without regard to control of remedies) with the Obligations that would be permitted to be incurred as a New Term Loan pursuant to Section 2.14, if the All-In Yield applicable to any such Incremental Equivalent Debt exceeds the All-In Yield of the Initial Term Loans made on the Closing Date at such time by more than 50 basis points, then the interest rate margins for the Initial Term Loans shall be increased to the extent necessary so that the All-In Yield of the Initial Term Loans is equal to the All-In Yield of such Incremental Equivalent Debt minus 50 basis points; provided that any increase in All-In Yield to any Initial Term Loan due to the application or imposition of a Eurocurrency Rate or Base Rate floor on any such Incremental Equivalent Debt shall be effected, at the Borrower’s option, (x) through an increase in (or implementation of, as applicable) any Eurocurrency Rate or Base Rate floor applicable to such Initial Term Loan, (y) through an increase in the Applicable Rate for such Initial Term Loan or (z) any combination of (x) and (y) above, and in each case, solely to the extent that the application or imposition of such floor would cause an increase in the interest rate then in effect under the Initial Term Loans, (iv) in the case of Incremental Equivalent Debt that is secured, (A) the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (B) the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are appropriate to reflect the nature of such Incremental Equivalent Debt and are otherwise reasonably satisfactory to the Administrative Agent) and (C) such Incremental Equivalent Debt shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as appropriate, or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent, (v) both immediately before and immediately after the incurrence of such Indebtedness (or, in the case of a Permitted Acquisition or permitted Investment, on the date of the execution of (x) the definitive agreement in connection therewith and (y) any commitment in respect of such Incremental Equivalent Debt), no Event of Default under Section 8.01(a) or Section 8.01(f) shall exist, and (vi) the covenants and events of default applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable, to the holders of such Indebtedness than those applicable to the Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) unless such covenants and events of default for such Incremental Equivalent Debt are reflective of market terms and conditions for the type of Indebtedness incurred or issued at the time of issuance or incurrence thereof (in each case, as determined by the Borrower in good faith); provided that a certificate of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants and defaults satisfy the foregoing requirement shall be conclusive evidence that such covenants and defaults satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Non-Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (as in effect on the Closing Date) under the caption “Initial Term Commitment,” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $350,000,000.

“Initial Term Loan” and “Initial Term Loans” have the meanings specified in Section 2.01(a).

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means any intercompany note substantially in the form of Exhibit I.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan) of any Class, the last Business Day of each March, June, September and December (commencing with the last Business Day of June, 2014), and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months thereafter, or to the extent consented to by each applicable Lender of such Eurocurrency Rate Loan, twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internally Generated Cash” means cash of the Borrower and the Restricted Subsidiaries not constituting (w) proceeds of the issuance of (or contributions in respect of) Equity Interests, (x) proceeds of the incurrence of Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility), (y) proceeds of Dispositions pursuant to Section 7.05(j) and Casualty Events or (z) solely with respect to calculating Excess Cash Flow, proceeds of Dispositions pursuant to Section 7.05 (other than Section 7.05(j)) to the extent such proceeds were not included in the calculation of Consolidated Net Income.

“Investment” means, as to any Person, the acquisition or investment by such Person, by means of (a) the purchase or other acquisition (including by merger or otherwise) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Borrower or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 7.02. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any Returns with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Financing” has the meaning specified in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any New Revolving Credit Commitment, any New Term Commitment, any New Term Loan, any New Revolving Credit Loan, any Refinancing Loan, any Refinancing Commitment, any Extended Loan, any Extended Commitment or any Replacement Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advances” means with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Goldman Sachs Bank USA, RBS Citizens, N.A. and any other Lender or Affiliate of a Lender that becomes an L/C Issuer in accordance with Section 2.03(l) or 10.07(k),

in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Any L/C Issuer may arrange for one or more Letters of Credit to be issued indirectly through any other financial institution reasonably acceptable to such L/C Issuer.

“L/C Obligations” means, as at any date of determination (without duplication) (a) the aggregate stated amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (i) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (ii) any request for drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or dishonored by the applicable L/C Issuer, such Letter of Credit shall be deemed to be “outstanding” in the amount of the drawing so requested until the applicable period of time specified by applicable Laws or practice rules for honoring or dishonoring a request for drawing under such Letter of Credit has lapsed.

“Lead Arrangers” means Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Citizens, N.A., each in its capacity as joint lead arrangers under this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment to this Agreement in respect of Replacement Term Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment to this Agreement in respect of Replacement Term Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Revolving Credit Lender and Extending Term Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent by not less than five (5) Business Days’ written notice.

“Letter of Credit” means any letter of credit or bank guarantee (or similar instrument customarily issued in bank markets outside the United States), in each case, issued hereunder. A Letter of Credit may be a commercial or documentary letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or extension of, or amendment to, a Letter of Credit in a form agreed to by the Borrower and the applicable L/C Issuer from time to time.

“Letter of Credit Expiration Date” means the day that is ten (10) Business Days prior to the latest scheduled Maturity Date then in effect for any Revolving Credit Commitments (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Exposure” means, at any time, the aggregate amount of all L/C Obligations at such time in respect of Letters of Credit. The Letter of Credit Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) as of the Closing Date, a Dollar Amount of $30,000,000, as such amount may be adjusted hereunder from time to time and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment to this Agreement in respect of Replacement Term Loans, (d) the Collateral Documents and (e) each Letter of Credit Application.

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, (a) the Borrower and (b) each Guarantor.

“Management Stockholders” means any of (i) any current or former director, officer, employee or member of management of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof who, at any time, is an investor in the Borrower or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of the Borrower or any of its Subsidiaries (or by any Person described in the succeeding clauses (iii) and (iv), as applicable) to hold an investment in the Borrower or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any spouse, parents or grandparents of any such director, officer, employee or member of management of the Borrower or any of its Subsidiaries and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in the Borrower or any direct or indirect parent thereof by any such director, officer, employee or member of management of the Borrower or any of its Subsidiaries in connection with such Person’s estate or tax planning and (iv) any Person who acquires an investment in the Borrower or any direct or indirect parent thereof by will or by the Laws of intestate succession as a result of the death of an employee of the Borrower or any of its Subsidiaries.

“Margin Stock” has the meaning set forth in Regulation U of the FRB, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, and (b) a material adverse effect on the rights and remedies of the Lenders, the Swing Line Lender, the L/C Issuers and the Administrative Agent, taken as a whole, under any Loan Document.

“Material Debt Instrument” means any physical instrument evidencing obligations in excess of $1,000,000.

“Material Real Property” means any fee-owned real property located in the United States that is owned by a Loan Party and which has a fair market value (estimated in good faith by the Borrower) in excess of $3,000,000 as of the time such property is acquired (or, if such property is owned by a Person at the time it becomes a Loan Party pursuant to Section 6.11, as of such date).

“Material Subsidiary” means any Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Revolving Credit Commitments and Swing Line Loans that have not been extended pursuant to Section 2.18, the date that is five (5) years after the Closing Date (the “Original Revolving Credit Maturity Date”), (ii) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.17, the date that is seven (7) years after the Closing Date (the “Original Term Loan Maturity Date”), (iii) with respect to any Extended Term Loans of a given Term Loan Extension Series, the final maturity date as specified in the applicable Extension Amendment accepted by the respective Lender or Lenders, (iv) with respect to any Extended Revolving Credit Commitments of a given Revolving Credit Loan Extension Series, the final maturity date as specified in the applicable Extension Amendment accepted by the respective Lender or Lenders, (v) with respect to any Refinancing Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans, the final maturity date as specified in the applicable Refinancing Amendment, (vi) with respect to any New Term Loan, New Revolving Credit Commitments or New Revolving Credit Loans, the final maturity date as specified in the applicable Incremental Amendment and (vii) with respect to Replacement Term Loans, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Replacement Term Loans; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered pursuant to Section 6.11 and Section 6.13.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Refinancing Equivalent Debt), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event, (C) taxes (including Restricted Payments in respect thereof pursuant to Section 7.06) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any Permitted Parent, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred in connection with such incurrence or issuance; and

(c) with respect to any Permitted Equity Issuance by any Permitted Parent, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“New Lenders” means, collectively, New Revolving Credit Lenders and New Term Lenders.

“New Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“New Revolving Commitment Tranche” has the meaning specified in Section 2.14(a).

“New Refinancing Term Commitments” has the meaning specified in Section 2.15(a).

“New Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Credit Loans” means any revolving credit loan made by New Revolving Credit Lenders pursuant to New Revolving Credit Commitments.

“New Revolving Credit Lender” means each existing Lender or Additional Lender that provides New Revolving Credit Commitments.

“New Term Commitments” has the meaning specified in Section 2.14(a).

“New Term Lender” means each existing Lender or Additional Lender that provides New Term Loans.

“New Term Loans” has the meaning specified in Section 2.14(a).

“Non-Bank Certificate” has the meaning specified in Section 3.01(c)(i).

“Non-Cash Compensation Liabilities” means any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning specified in the penultimate paragraph of Section 3.07.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“Non-Extended Revolving Credit Commitment” means, as to each Revolving Credit Lender, any Class of Revolving Credit Commitments of such Lender as in effect immediately prior to the date on which any extension of all or any part of any Class of Revolving Credit Commitments becomes effective pursuant to an Extension Amendment, as well as any commitment of a Lender acquired by way of additions to such Class in accordance with the terms of this Agreement, as such commitments of the various Revolving Credit Lenders may be adjusted from time to time in accordance with the terms of this Agreement (including as a result of permitted increases thereto, and reductions thereto, in accordance with the terms of this Agreement and adjusted for assignments effected in accordance with the provisions of Section 10.07(b)); provided that the Non-Extended Revolving Credit Commitment of any Lender shall exclude any portion of such commitments which have been extended pursuant to one or more Extension Amendments. Each Lender with a Non-Extended Revolving Credit Commitment shall be obligated to (a) make Revolving Credit Loans to the Borrower pursuant thereto and in accordance with Section 2.01(b) and (b) purchase participations in L/C Obligations and Swing Line Loans as provided herein.

“Non-Extended Revolving Credit Loans” means a Revolving Credit Loan made by a Non-Extending Revolving Credit Lender pursuant to its Non-Extended Revolving Credit Commitment (and Revolving Credit Loans to the extent originally made pursuant to a Non-Extended Revolving Credit Commitment which has been converted into an Extended Revolving Credit Commitment, which Revolving Credit Loans shall thereafter be Extended Revolving Credit Loans).

“Non-Extending Revolving Credit Lender” means, at any time, any Lender that has a Non-Extended Revolving Credit Commitment and/or related Revolving Credit Exposure incurred pursuant thereto at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) for purposes of the Collateral Documents and Section 8.03 only, obligations of any Loan Party arising under any Secured Hedge Agreement and (c) for purposes of the Collateral Documents and Section 8.03 only, obligations under Secured Cash Management Agreements; provided that in the case of clauses (b) and (c), only to the extent that, and for so long as, the other Obligations are so secured or guaranteed, and any release of Collateral or Guarantees effected in a manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or obligations under Secured Cash Management Agreements; provided further that the Obligations shall exclude all Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Ocampo Stockholders” means any of (i) John and Susan Ocampo, (ii) any trust, partnership, limited liability company, corporate body or other entity established by John or Susan Ocampo (or by any Person described in the succeeding clauses (iii) and (iv), as applicable) to hold an investment in the Borrower or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any parents or grandparents of John or Susan Ocampo and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in the Borrower or any direct or indirect parent thereof by John or Susan Ocampo in connection with such Person’s estate or tax planning, (iv) any Person who acquires an investment in the Borrower or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of John or Susan Ocampo, and (v) GaAs Labs, LLC or any successor thereto.

“OFAC” has the meaning specified in Section 5.20(c).

“Offered Amount” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Original Revolving Credit Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Original Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Allocable Share” means, in the case of any determination with respect to any Extending Revolving Credit Lender (or its Extended Revolving Credit Commitment (and related Revolving Credit Exposure)) or any Non-Extending Revolving Credit Lender (or its Non-Extended Revolving Credit Commitment (and related Revolving Credit Exposure)), at any time on or after the date of any applicable Extension Amendment, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Extended Revolving Credit Commitment or the Non-Extended Revolving Credit Commitment, as the case may be, of such Lender at such time and the denominator of which is the aggregate amount of all Extended Revolving Credit Commitments or all Non-Extended Revolving Credit Commitments, as the case may be, at such time; provided that if such Extended Revolving Credit Commitment or Non-Extended Revolving Credit Commitment, as the case may be, has been terminated, then the Other Allocable Share of each applicable Lender shall be determined based on the Other Allocable Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii)(A).

“Other Taxes” has the meaning specified in Section 3.01(e).

“Outstanding Amount” means (a) with respect to the Term Loans of any Class, Revolving Credit Loans of any Class and any Swing Line Loans, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans of any Class, Revolving Credit Loans of any Class (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and any Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(a)(iv)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or a Foreign Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any of its ERISA Affiliates or to which the Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any Permitted Parent, in each case to the extent not prohibited hereunder.

“Permitted Holder” means any of (i) Summit Partners, (ii) the Management Stockholders, (iii) the Ocampo Stockholders, and (iv) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), (iii) and/or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power for election of directors represented by the issued and outstanding Equity Interests of the Borrower held, directly or indirectly, by such “group”.

“Permitted Junior Secured Refinancing Debt” has the meaning specified in Section 2.15(i).

“Permitted Parent” means any Person organized or existing under the Laws of the United States or any state thereof formed for the sole purpose of owning 100% of the issued and outstanding Equity Interests of the Borrower so long as, immediately after the acquisition by such Person of 100% of the issued and outstanding Equity Interests of the Borrower, the issued and outstanding Equity Interests in such Person are owned by the equityholders of the Borrower immediately prior to such acquisition in substantially the same proportions as their ownership of Equity Interests in the Borrower at such time.

“Permitted Pari Passu Secured Refinancing Debt” has the meaning specified in Section 2.15(i).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest, fees, premium (including call and tender premiums) thereon, defeasance costs, and fees and expenses incurred (including OID, upfront fees and similar items), in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b), Section 7.03(e) and Section 7.03(g), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, and (c) if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders, in all material respects, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (ii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (x) such modification, refinancing, refunding, replacement, renewal or extension is unsecured or is secured by Liens otherwise permitted under Section 7.01 to the extent the Indebtedness being modified, refinanced, refunded, replaced or extended would have been permitted to be secured by such Lien and (y) to the extent that such Liens are contractually subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is either unsecured or secured by Liens that are contractually subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders, in all material respects, as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (iii) the covenants and defaults of any such modified, refinanced, refunded, replaced, renewed or extended Indebtedness with an original principal amount outstanding in excess of the Threshold Amount (taken as a whole) are (x) not materially more restrictive with respect to the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower in good faith, than the covenants and defaults of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended or (y) reflective of market terms and conditions for the type of Indebtedness incurred or issued at the time of issuance or incurrence thereof (as determined by the Borrower in good faith); provided that a certificate of the Borrower delivered to the

Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants and defaults satisfy the foregoing requirement shall be conclusive evidence that such covenants and defaults satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) and (iv) such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness except to the extent such Person guaranteed the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended (or such guarantee would have otherwise been permitted under Section 7.03). Any reference to a Permitted Refinancing in this Agreement or any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Permitted Unsecured Refinancing Debt” has the meaning specified in Section 2.15(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership (including any exempted limited partnership), Governmental Authority or other entity.

“Platform” has the meaning specified in the last paragraph of Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, or the calculation of Consolidated EBITDA hereunder, the determination or calculation of such test, covenant, ratio or Consolidated EBITDA (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments of all Lenders under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans of all Lenders at such time; provided that, in the case of the Revolving Credit Commitments of any Class, if such Commitment has been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in the last paragraph of Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Permitted Parent Debt” means unsecured Indebtedness of a Permitted Parent (A) that is not subject to any guarantee by any Subsidiary of such Permitted Parent, (B) that will not mature prior to the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C)

that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below and AHYDO Catch-Up Payments), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is not earlier than the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)).

“Qualifying Lender” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its Subsidiaries, as may have been restated prior to the Closing Date, for the fiscal quarter ended January 3, 2014.

“Reference Date” has the meaning specified in the definition of “Available Amount”.

“Refinanced Debt” has the meaning specified in Section 2.15(a).

“Refinanced Loans” has the meaning specified in Section 2.15(i).

“Refinancing” has the meaning specified in the preliminary statements to this Agreement.

“Refinancing Amendment” has the meaning specified in Section 2.15(f).

“Refinancing Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Equivalent Debt” has the meaning specified in Section 2.15(i).

“Refinancing Facility Closing Date” has the meaning specified in Section 2.15(d).

“Refinancing Lenders” has the meaning specified in Section 2.15(c).

“Refinancing Loan” has the meaning specified in Section 2.15(b).

“Refinancing Loan Request” has the meaning specified in Section 2.15(a).

“Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Revolving Credit Lender” has the meaning specified in Section 2.15(c).

“Refinancing Revolving Credit Loan” has the meaning specified in Section 2.15(b).

“Refinancing Term Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Term Lender” has the meaning specified in Section 2.15(c).

“Refinancing Term Loan” has the meaning specified in Section 2.15(b).

“Refunding Capital Stock” has the meaning specified in Section 7.06(n)(i).

“Register” has the meaning specified in Section 10.07(c).

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Related Indemnified Person” of an Indemnitee means (a) any controlling Person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, members, or employees of such Indemnitee or any of its controlling Persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling Persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling Person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling Person in this definition shall pertain to a controlled affiliate or controlling Person involved in the negotiation or syndication of the Facilities.

“Replaced Term Loans” has the meaning specified in Section 10.01(B)(c).

“Replacement Term Loans” has the meaning specified in Section 10.01(B)(c).

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Representative” means, with respect to any series of Indebtedness and any Permitted Refinancing of the foregoing, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Repricing Transaction” means (i) any prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by any Loan Party of any syndicated term loans under any credit facility (including any Replacement Term Loans) the primary purpose of which is to reduce the All-In Yield of such debt financing relative to the All-In Yield of such Initial Term Loans so prepaid, refinanced, substituted or replaced and (ii) any amendment to this Agreement the primary purpose of which is to reduce the All-In Yield applicable to the Initial Term Loans; but excluding, in any such case, any refinancing of Initial Term Loans or amendment to this Agreement in connection with an acquisition, Investment or Change of Control.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to a Swing Line Loan, a Swing Line Loan Notice, and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the Total Outstandings (with the aggregate Dollar Amount as of such date of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facilities being deemed “held” by such Lender for purposes of this definition), under such Facility and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount as of such date of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders to the extent set forth in Section 10.07(i).

“Required Term Lenders” means, as of any date of determination, Term Lenders having more than 50% of the sum of the Dollar Amount of Outstanding Amount of Term Loans; provided that the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders; provided, further, that, to the same extent set forth in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Term Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the Dollar Amount of (a) the Revolving Credit Commitments or (b) after the termination of Revolving Credit Commitments, the Revolving Credit Exposure; provided that the Revolving Credit Commitment and Revolving Credit Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer, chief operating officer, chief administrative officer or treasurer or other similar officer or Person performing similar functions of a Loan Party (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official). With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer shall include any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to the Loan Documents (or the Liens created thereunder) or other Indebtedness permitted under Section 7.03 which is permitted to be secured by a Lien on the Collateral) or (ii) are subject to any Lien (other than non-consensual Liens permitted by Sections 7.01 and Liens permitted by Sections 7.01(a), (e), (f), (k), (l), (m), (o), (s), (u), (cc), (ff) (solely with respect to Liens originally permitted by Section 7.01(pp) that are pari passu with or junior to the Liens securing the Obligations), (gg), (jj), (mm) and (pp) (in the case of Liens permitted by Section 7.01(pp), to the extent such Liens are pari passu with or junior to the Liens securing the Obligations); so long as, in the case of any of the foregoing Liens permitted by Sections 7.01(ff) and (pp) that are secured pari passu with or junior to the Liens securing the Obligations, either (x) neither of such Liens on such cash or Cash Equivalents are perfected or (y) the Liens on such cash or Cash Equivalents securing the Obligations are perfected).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s equity holders, partners or members (or the equivalent Persons thereof), other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of the Borrower or any Subsidiary and other than payments of intercompany indebtedness permitted under this Agreement.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning specified in Section 7.06(n)(i).

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b) and includes (a) the making of a Refinancing Revolving Credit Loan by a Lender or an Additional Lender to the Borrower pursuant to Section 2.15 and the applicable Refinancing Amendment, (b) the making of an Extended Revolving Credit Loan of a given Revolving Credit Loan Extension Series by a Lender to the Borrower pursuant to Section 2.18 and the applicable Extension Amendment and (c) the making of a New Revolving Credit Loan by a Lender or an Additional Lender to the Borrower pursuant to Section 2.14 and the applicable Incremental Amendment.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b),(b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and includes an Extended Revolving Credit Commitment, a Non-Extended Revolving Credit Commitment, a Refinancing Revolving Credit Commitment and/or any Class of New Revolving Credit Commitment effected pursuant to Section 2.14, as the context may require. The initial aggregate amount of the Revolving Credit Commitments is $100,000,000 (subject, for the avoidance of doubt, to the Alternative Currency Limit with respect to any Outstanding Amount denominated in an Alternative Currency).

“Revolving Credit Exposure” means, at any time, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans at such time and its Pro Rata Share, or other applicable share provided for under this Agreement, of the L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Extension Election” has the meaning specified in Section 2.18(b).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment and/or Revolving Credit Exposure at such time.

“Revolving Credit Loan” means (i) any revolving credit loan made by the Revolving Credit Lenders pursuant to the Revolving Credit Commitments of the Revolving Credit Lenders on the Closing Date pursuant to Section 2.01(b) and (ii) includes any New Revolving Credit Loans, Refinancing Revolving Credit Loans and Extended Revolving Credit Loans effected pursuant to Section 2.14, Section 2.15 or Section 2.18, as applicable, and the related Incremental Amendment, Refinancing Amendment or Extension Amendment, as applicable.

“Revolving Credit Loan Extension Series” has the meaning specified in Section 2.18(a).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Percentage” of any Revolving Credit Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment for the Revolving Credit Facility (or, after the date of any Refinancing Amendment, Extension Amendment or Incremental Amendment, the applicable Class or Facility) of such Revolving Credit Lender at such time and the denominator of which is the aggregate Revolving Credit Commitments of all Revolving Credit Lenders for the Revolving Credit Facility (or, after the date of any Refinancing Amendment, Extension Amendment or Incremental Amendment, the applicable Class or Facility) at such time; provided that if the Revolving Credit Percentage of any Revolving Credit Lender is to be determined after all Revolving Credit Commitments for the Revolving Credit Facility (or, after the date of any Refinancing

Amendment, Extension Amendment or Incremental Amendment, the applicable Class or Facility) have been terminated, then the Revolving Credit Percentage of such Revolving Credit Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.19 when a Defaulting Lender shall exist, “Revolving Credit Percentage” shall mean the percentage of the aggregate Revolving Credit Commitments for the Revolving Credit Facility (or, after the date of any Refinancing Amendment, Extension Amendment or Incremental Amendment, the applicable Class or Facility) (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment.

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Same Day Loan” means a Euro Same Day Loan and/or a Sterling Same Day Loan, as applicable.

“Sanctions” has the meaning specified in Section 5.20(c).

“Sanctions Laws” has the meaning specified in Section 5.20(c).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit R hereto (which agreement in such form or with changes that are immaterial to the interests of the Lenders thereto the Administrative Agent is authorized to enter into) together with any changes material to the interests of the Lenders, which such changes shall be posted for consent (in accordance with Section 10.01) to the Lenders not less than five (5) Business Days before execution thereof.

“Secured Cash Management Agreement” means any Cash Management Obligations that is entered into by and between any Loan Party and any Cash Management Bank and designated by the Borrower and the Cash Management Bank in writing to the Administrative Agent as a “Secured Cash Management Agreement.” The designation of any Secured Cash Management Agreement shall not create in favor of such Cash Management Bank any rights in connection with the management or release of Collateral or of the obligations of any Loan Party under the Loan Documents (other than any such rights of such Cash Management Bank in its capacity as a Lender hereunder, if applicable).

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank and designated by the Borrower and the Hedge Bank in writing to the Administrative Agent as a “Secured Hedge Agreement.” The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Loan Party under the Loan Documents (other than any such rights of such Hedge Bank in its capacity as a Lender hereunder, if applicable).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each L/C Issuer, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with any Security Agreement Supplement executed and delivered pursuant to Section 6.11, as amended, restated amended and restated, supplemented or otherwise modified from the time to time.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(iv)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M, submitted following the Auction Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Special Notice Currency” means, at any time, an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Default” means any Event of Default under Sections 8.01(a) or (f).

“Specified Discount” has the meaning specified in Section 2.05(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of an offer of Specified Discount prepayment made pursuant to Section 2.05(a)(iv)(B) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit O, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(iv)(B)(3).

“Specified Equity Contribution” means any direct or indirect cash contribution to the common equity or capital of the Borrower and/or any purchase of, or investment in, any Qualified Equity Interest of the Borrower.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative) arising from, or related to, facts and circumstances existing on or prior to the Closing Date.

“Specified Representations” means those representations and warranties made by and solely in respect of the Borrower in Section 5.01(a) (with respect to organizational existence only), Section 5.02(a), Section 5.04, Section 5.13, Section 5.16, Section 5.19 and Section 5.20.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment, Subsidiary designation, New Term Loan, New Revolving Credit Commitments, New Revolving Credit Loan or other event that by the terms of this Agreement requires Consolidated EBITDA or a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office; provided that the Administrative Agent or an L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency. Once the Spot Rate is revalued by the applicable Person, the Administrative Agent will advise the Borrower and the Revolving Credit Lenders of the new Spot Rate.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency Rate funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency Rate funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Sterling Same Day Loan” means a Eurocurrency Rate Loan made under Section 2.02(a)(iii) that is denominated in Sterling.

“Submitted Amount” has the meaning specified in Section 2.05(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(a)(iv)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Summit Investors” means any of Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC, Summit Investors I (UK), L.P., Mainsail Partners II, L.P. and any of their respective Affiliates.

“Summit Partners” means any of Summit Partners, L.P., any of its Affiliates and any funds, investment vehicles or partnerships managed, advised or sub-advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Summit Sale Documents” means, collectively, (a) the Summit Stock Purchase Agreement, (b) the M/A-COM Technology Solutions Holdings, Inc. Class B Preferred Rights Agreement dated as of December 21, 2010 by and among the Borrower and the Summit Investors, (c) the Second Amended and Restated Investor Rights Agreement dated as of February 28, 2012 by and among the Borrower and the Persons party thereto that are designated as “Investors” therein, (d) the Fourth Amended and Restated Certificate of Incorporation of M/A-COM Technology Solutions Holdings, Inc. dated as of March 20, 2012, (e) the Second Amended and Restated Bylaws of the Borrower adopted effective as of March 20, 2012, (f) each Management Rights Agreement (as defined in the Summit Stock Purchase Agreement), and (g) each Indemnification Agreement (as defined in the Summit Stock Purchase Agreement).

“Summit Stock Purchase Agreement” means the Stock Purchase and Recapitalization Agreement dated as of December 21, 2010 by and among the Borrower and the Summit Investors.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Goldman Sachs Bank USA, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit D-3, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans made by such Swing Line Lender.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent under this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means (a) a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01, (b) the making of a New Term Loan by a Lender or an Additional Lender to the Borrower pursuant to Section 2.14 and the applicable Incremental Amendment, (c) the making of a Refinancing Term Loan by a Lender or an Additional Lender to the Borrower pursuant to Section 2.15 and the applicable Refinancing Amendment, (d) the making of an Extended Term Loan of a given Term Loan Extension Series by a Lender to the Borrower pursuant to Section 2.17 and the applicable Corrective Term Loan Extension Amendment and (e) the making of a Replacement Term Loan by a Lender or an Additional Lender to the Borrower pursuant to Section 10.01(B)(c) and the applicable amendment to this Agreement in respect of such Replacement Term Loan.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) an amendment to this Agreement in respect of Replacement Term Loans. The amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01 under the caption “Initial Term Commitment;” and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, Incremental Amendment, Refinancing Amendment or amendment to this Agreement in respect of Replacement Term Loans pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means (i) the Initial Term Loans and (ii) any New Term Loan, Refinancing Term Loan, Extended Term Loan or Replacement Term Loan effected pursuant to Section 2.14, Section 2.15 , Section 2.17 or Section 10.01(B)(c) as applicable, and the related Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment to this Agreement in respect of Replacement Term Loans.

“Term Loan Extension” means any establishment of Extended Term Commitments and Extended Term Loans pursuant to Section 2.17 and the applicable Extension Amendment.

“Term Loan Extension Election” has the meaning specified in Section 2.17(b).

“Term Loan Extension Series” has the meaning specified in Section 2.17(a).

“Term Loan Increase” has the meaning specified in Section 2.14(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Date” has the meaning specified in Section 9.11(b).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended April 4, 2014. A Test Period may be designated by reference to the last day thereof (i.e., the “April 4, 2014 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended April 4, 2014), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $35,000,000.

“Total Net First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period.

“Total Net Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the Refinancing, (b) the funding of the Initial Term Loans and Revolving Credit Loans (if any), (c) the consummation of any other transactions in connection with the foregoing, and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees, premiums, expenses and other transaction costs incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transaction (including to fund any OID and upfront fees), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Borrower.

“U.S. Lender” has the meaning specified in Section 3.01(c)(iii).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Laws) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) References in this Agreement and any other Loan Document to the introductory paragraph, preliminary statements, an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate introductory paragraph, preliminary statements, Exhibit or Schedule to, or Article, Section, clause or sub-clause in, this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii) The terms “include,” “includes” and “including” are by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The words “assets” and “property” shall be construed to have the same meaning and effect.

(vi) The word “or” is not exclusive.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, documents (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, replacements, refinancings and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, replacements, refinancings, and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (c) references to any Person shall include such Person’s successors and permitted assigns.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07 Available Amount Transactions. If more than one action occurs on any given date the permissibility or the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e. each transaction must be permitted under the Available Amount as so calculated.

Section 1.08 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, Consolidated EBITDA and any financial ratios or tests, including the Total Net Leverage Ratio, the Total Net First Lien Leverage Ratio and the Total Net Senior Secured Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.08, when calculating the Total Net First Lien Leverage Ratio for purposes of (i) Section 2.05(b)(i) or (ii) determining actual compliance (and not pro forma compliance, compliance on a Pro Forma Basis or determining compliance giving Pro Forma Effect to a transaction) with Section 7.11, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating Consolidated EBITDA and any financial ratios or tests, including the Total Net Leverage Ratio, the Total Net Senior Secured Leverage Ratio and the Total Net First Lien Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith, subject to clause (d) of this Section 1.08) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of Consolidated EBITDA or any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Total Net Leverage Ratio, the Total Net Senior Secured Leverage Ratio and the Total Net First Lien Leverage Ratio and Consolidated EBITDA shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period) relating to such Specified Transaction, and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions; provided that (A) such amounts are reasonably identifiable and factually supportable (in the good faith determination of the Borrower), (B) such actions are taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) it is understood and agreed that, subject to compliance with the other provisions of this Section 1.08(c), amounts to be included in pro forma calculations pursuant to this Section 1.08(c) may be included in Test Periods in which the Specified Transaction to which such amounts relate to is no longer being given pro forma effect pursuant to Section 1.08(b).

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Net Leverage Ratio, the Total Net Senior Secured Leverage Ratio and the Total Net First Lien Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Net Leverage Ratio, the Total Net Senior Secured Leverage Ratio and the Total Net First Lien Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date such calculation is being made had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness). Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency Rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(e) On and after the date pro forma effect is to be given to a Permitted Acquisition and on which the Borrower or any Restricted Subsidiary is incurring or deemed to be incurring Indebtedness, which Permitted Acquisition has yet to be consummated but for which a definitive agreement governing such Permitted Acquisition has been executed and remains in effect, such pro forma effect shall be deemed to continue at all times thereafter for purposes of determining ratio-based conditions and baskets (including baskets that are determined on the basis of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries) until such Permitted Acquisition is consummated or such definitive agreement is terminated.

Section 1.09 Currency Equivalents Generally. (a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the Alternative Currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the Spot Rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that the determination of any Dollar Amount shall be made in accordance with Section 2.22. Notwithstanding the foregoing, for purposes of determining compliance with Section 7.01, Section 7.02,

Section 7.03, Section 7.05, Section 7.06, Section 7.08 and Section 7.13 with respect to the amount of any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction or prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness (a “subject transaction”) in a currency other than Dollars, (i) the Dollar-equivalent amount of a subject transaction in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date of such subject transaction and, in the case of the incurrence of Indebtedness, on the date incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease (collectively, a “refinancing”) other Indebtedness denominated in a currency other than Dollars, and such extension, refunding, replacement, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of unpaid and accrued interest, premium (including tender and call premiums) thereon, defeasance costs and fees and expenses incurred (including OID, upfront fees and similar interest), in connection with such extension, replacement, refunding, refinancing, renewal or defeasance and (ii) for the avoidance of doubt, it is agreed no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time of such subject transaction (so long as such subject transaction, at the time incurred, made, acquired, committed or entered into (or declared in the case of a Restricted Payment) was permitted hereunder).

(b) For purposes of determining the Total Net Leverage Ratio, the Total Net Senior Secured Leverage Ratio and the Total Net First Lien Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.10 Certifications. All certificates and other statements required to be made by any director, officer, employee or member of management of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s, employee’s or member of management’s individual capacity.

Section 1.11 Payment or Performance. When the payment of any obligation or the performance of any action, covenant, duty or obligation under any Loan Document is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of “Interest Period”), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.12 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that except with respect to the calculation of fees pursuant to Section 2.03(i) with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.13 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Eurocurrency Rate Revolving Credit Loans be made and/or that a Letter of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of a relevant Letter of Credit, such request shall be subject to the approval of the Administrative Agent and the relevant L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Revolving Credit Loans, the Administrative Agent shall promptly notify each relevant Revolving Credit Lender thereof; and in the case of any such request pertaining to a Letter of Credit, the Administrative Agent shall promptly notify the relevant L/C Issuer thereof. Each relevant Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Revolving Credit Loans) or the relevant L/C Issuer (in the case of a request pertaining to a Letter of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), within ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Credit Loans or the issuance of such Letter of Credit, as the case may be, in such requested currency.

(c) Any failure by such Revolving Credit Lender or L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding clause shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as the case may be, to permit Eurocurrency Rate Revolving Credit Loans to be made or such Letter of Credit to be issued in such requested currency. If the Administrative Agent and all the relevant Revolving Credit Lenders consent to making Eurocurrency Rate Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Credit Loans. If the Administrative Agent and such L/C Issuer consent to the issuance of such Letter of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such Letter of Credit may thereafter be issued in such requested currency and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder; provided that no other L/C Issuer shall be required to issue any Letter of Credit in such Alternative Currency unless it otherwise agrees in writing. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Borrower.

Section 1.14 Change in Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate (and which are reasonably acceptable to the Borrower) to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate (and which are reasonably acceptable to the Borrower) to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.15 Classification. For purposes of determining compliance at any time with Section 7.01, Section 7.02, Section 7.03, Section 7.05, Section 7.06, Section 7.08 and Section 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 7.01, Section 7.02, Section 7.03, Section 7.05, Section 7.06, Section 7.08 and Section 7.13, the Borrower, in its sole discretion, may classify and/or reclassify such transaction or item (or portion thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

ARTICLE II

The Commitments and Borrowings

Section 2.01 The Loans. (a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make to the Borrower a single loan denominated in Dollars equal to such Lender’s Initial Term Commitment on the Closing Date (each such term loan, an “Initial Term Loan” and, collectively, the “Initial Term Loans”).

Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars or in one or more Alternative Currencies to the Borrower from time to time, on any Business Day until the Maturity Date with respect to the Revolving Credit Facility in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment as then in effect; provided that after giving effect to any Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment as then in effect and (ii) denominated in an Alternative Currency, the aggregate Outstanding Amount of the Revolving Credit Loans and L/C Obligations denominated in an Alternative Currency shall not exceed the Alternative Currency Limit. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. All Revolving Credit Loans will be made by Revolving Credit Lenders (including both Extending Revolving Credit Lenders and Non-Extending Revolving Credit Lenders) in accordance with their Pro Rata Shares (acting as a single Class) or other applicable share provided for under this Agreement until the Maturity Date with respect to the Non-Extended Revolving Credit Commitments; thereafter, all Revolving Credit Loans will be made by the Extending Revolving Credit Lenders in accordance with their Pro Rata Shares or other applicable share provided for under this Agreement.

Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans of a given Class from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (provided that the notice in respect of the initial Borrowings on the Closing Date, or in connection with any Permitted Acquisition or other acquisition permitted under this Agreement, or in connection with any Borrowing or Extension, as applicable, under an Incremental Amendment, Refinancing Amendment, amendment in respect of Replacement Term Loans or Extension Offer, may be conditioned on, with respect to the funding of the initial Borrowing under this Agreement, the closing of the Transaction or, with respect to any future Borrowing under this Agreement, such Permitted Acquisition or other acquisition or any such Borrowing or Extension under an Incremental Amendment, Refinancing Amendment, amendment in respect of Replacement Term Loans or Extension Offer, as applicable), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans, (ii) three (3) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency (other than Same Day Loans), (iii) on the requested date of any Borrowing of Base Rate Loans or Same Day Loans or conversion of any Eurocurrency Rate Loans to Base Rate Loans, and (iv) one (1) Business Day prior to the Closing Date with respect to any Loans incurred on the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.14 and 2.15, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal Dollar Amount of $1,000,000 or a whole multiple of $100,000 in excess thereof in the case of Term Loans or Revolving Credit Loans. Except as provided in Sections 2.03(c), 2.14 and 2.15, each Borrowing of or conversion to Base Rate Loans shall be in a principal Dollar Amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) the Class of the Borrowing requested and whether the Borrower is requesting the making of new Loans of the respective Class, a conversion of Term Loans or Revolving Credit Loans (of a given Class) from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) in the case of Revolving Credit Loans, the currency in which the Revolving Credit Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto. If, with respect to Loans denominated in Dollars, the Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (unless the Loan being continued is a Eurocurrency Rate Loan, in which case it shall be continued as a Eurocurrency Rate Loan with an Interest Period of one month). If, with respect to any Eurocurrency Rate Loans denominated in an Alternative Currency, the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable tranche of Term Loans or Revolving Credit Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of one month. Any such automatic conversion to Base Rate Loans or continuation pursuant to the immediately preceding two sentences shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time), in the case of any Loan denominated in Dollars or in an Alternative Currency (other than Euros) and not later than 2:00 p.m. (New York City time) in the case of any Loan denominated in Euros, in each case on the Business Day specified in the applicable Loan Notice. With respect to any Same Day Loan, (i) at the written request of any Revolving Credit Lender that is not a Defaulting Lender, the Administrative Agent may, but shall not be obligated to, fund such Revolving Credit Lender’s Pro Rata Share (or other applicable share hereunder) of such Same Day Loans to the Borrower on behalf of such Revolving Credit Lender (the “Fronted Amount”), (ii) such Revolving Credit Lender shall be obligated to reimburse the Administrative Agent for the Fronted Amount of such Pro Rata Share (or other applicable share hereunder) not later than 1:00 p.m. (New York City time) three (3) Business Days after the date of funding of such Fronted Amount and (iii) if the Fronted Amount is not so reimbursed in full upon written notice by the Administrative Agent to the Borrower that such Revolving Credit Lender has failed to make such reimbursement as described in clause (ii) above, the Administrative Agent shall be entitled, at the Borrower’s option, to (A) recover the Fronted Amount within one Business Day of written demand (or if such written demand is made after 11:00 a.m. (New York City time) on a Business Day, within two Business Days of written demand) from the Borrower or (B) require the Borrower to cause a Revolving Credit Borrowing of Base Rate Loans equal to the Dollar Amount (calculated pursuant to Section 2.22(a)) sufficient to repay the Administrative Agent the Fronted Amount (plus accrued and unpaid interest) on the date of repayment by giving written notice to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Business Day immediately following such written demand (or if such written demand is made after 11:00 a.m. (New York City time) on a Business Day, on the second Business Day following such written demand), which Dollar Amount shall be used to repay the Administrative Agent the Fronted Amount (and any accrued and unpaid interest) on the date of receipt of such Base Rate Loans (with any repayment of the Fronted Amount as described in clause (A) or (B) above to constitute a voluntary prepayment pursuant to Section 2.05(a) on a non pro rata basis of the applicable Same Day Loan made by the Revolving Credit Lender which failed to make such reimbursement as described in clause (ii) above, and the minimum prepayment amounts, notice requirements and prepayment cutoff times shall be disregarded for such purposes); provided that any minimum borrowing requirements for Base Rate Loans under Section 2.02 shall be disregarded for purposes of this clause (b)(iii)(B). Same Day Loans shall be deemed to be included in the calculation of “Outstanding Amount.” Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings or Swing Line Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans of a given Class from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans of a given Class as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment to this Agreement in respect of Replacement Term Loans, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with clause (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders and the Borrower set forth in this Section 2.03 and elsewhere in the Loan Documents, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or one or more Alternative Currencies for the account of the Borrower (provided that any Letter of Credit may be for the account of any Subsidiary of the Borrower so long as the Borrower is the primary obligor in respect of all Obligations arising under or in respect of such Letter of Credit) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Letters of Credit in accordance with the respective terms and conditions of such Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that L/C Issuers shall not be obligated to make any L/C Credit Extensions with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of the applicable L/C Credit Extension and after giving effect thereto, (w) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitments, (x) the Outstanding Amount of all L/C Obligations would exceed the Letter of Credit Sublimit, (y) with respect to any Letter of Credit Extension to be made in an Alternative Currency, the aggregate Outstanding Amount of the Revolving Credit Loans and L/C Obligations denominated in an Alternative Currency would exceed the Alternative Currency Limit or (z) the Letter of Credit giving rise to such L/C Credit Extension has a stated expiry date after the Maturity Date with respect to Non-Extended Revolving Credit Commitments and the aggregate stated amount of all Letters of Credit having stated expiry dates after such Maturity Date, when added to the aggregate Revolving Credit Exposure of all Extending Revolving Credit Lenders (exclusive of L/C Obligations) as of such date, would exceed the aggregate amount of the Extended Revolving Credit Commitments then in effect. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Each Appropriate Lender’s risk participation in each outstanding Letter of Credit shall be automatically adjusted on each Maturity Date for any of the Revolving Credit Facilities as, and to the extent, provided in Section 2.06(d).

(ii) [Reserved].

(iii) An L/C Issuer shall be under no obligation to issue, amend, extend, or increase any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder) and which, in each case, such L/C Issuer in good faith deems material to it;

(2) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur (i) in the case of standby Letters of Credit, more than twelve months after the date of issuance (or, in the case of any Auto-Extension Letter of Credit or any other Letter of Credit that has been extended in accordance with this Section 2.03, the last renewal thereof) and (ii) in the case of a commercial Letter of Credit, more than 180 days after the date of issuance or (or, in the case of any Auto-Extension Letter of Credit or any other Letter of Credit that has been extended in accordance with this Section 2.03, the last renewal thereof), unless, in each case, the relevant L/C Issuer has approved such expiry date;

(3) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized;

(4) the issuance of such Letter of Credit would violate (i) any Laws binding upon such L/C Issuer or (ii) one or more policies of such L/C Issuer now or hereafter in effect and applicable to letters of credit generally;

(5) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(6) such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit (or, in each case, such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion); or

(7) any Revolving Credit Lender is a Defaulting Lender at such time, unless such L/C Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such L/C Issuer’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.19 or by Cash Collateralizing such Defaulting Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the L/C Obligations.

(iv) An L/C Issuer shall be under no obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued, extended or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. (New York City time) at least three (3) Business Days prior to the proposed issuance date or date of amendment or extension, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof and the account party thereto (if not the Borrower); (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (g) the currency in which the requested Letter of Credit will be denominated, and (h) such other matters (including the form of the requested Letter of Credit) as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment or extension of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended or extended; (2) the proposed date of amendment or extension thereof (which shall be a Business Day); (3) the nature of the proposed amendment or the length of extension and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment or extension, as the case may be. Each Revolving Credit Lender hereby irrevocably and unconditionally agrees that, immediately upon the issuance of each Letter of Credit, such Revolving Credit Lender shall be deemed to have purchased from the relevant L/C Issuer, and the relevant L/C Issuer shall be deemed to have sold such Revolving Credit Lender, a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share or other applicable share provided for under this Agreement multiplied by the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon by the relevant L/C Issuer and the Borrower at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time for a period of one year from the date of expiry in effect prior to such extension but not to an expiry date that is later than the Letter of Credit Expiration Date, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit are Cash Collateralized not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment or extension to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit, amendment or extension.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any request for a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than (1) 2:00 p.m. (New York City time) on the second Business Day immediately following any payment by an L/C Issuer under a Letter of Credit if the Borrower receives notice by 11:00 a.m. (New York City time) on the date of payment and (2) if the foregoing clause (1) does not apply, then on the third Business Day following such notice (each such date, an “Honor Date”), the Borrower shall (A) in the case of a Letter of Credit denominated in an Alternative Currency, reimburse such L/C Issuer in such Alternative Currency unless (I) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (II) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars and (B) in the case of Letter of Credit denominated in Dollars, reimburse such L/C Issuer in Dollars, in each case, through the Administrative Agent in an amount equal to the amount of such drawing (or, in the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Dollar Amount that the applicable L/C Issuer shall have notified to the Borrower in such notice in respect of the amount of the drawing), with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed on the date of such payment or disbursement, at a per annum rate equal to the Base Rate plus the Applicable Rate applicable to Base Rate Loans that are Revolving Credit Loans, accruing from the date of such payment or disbursement is made by such L/C Issuer until the date reimbursement is due from (or paid by) the Borrower and thereafter (until reimbursement in full by the Borrower) at the rate provided below in clause (iii). If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof or other applicable share provided for under this Agreement. In such event, (x) in the case of an Unreimbursed Amount denominated in Dollars, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount denominated in an Alternative Currency, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Eurocurrency Rate Loans in such Alternative Currency, in each case to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount plus any accrued interest thereon, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Eurocurrency Rate Loans or Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and subject to the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars or the applicable Alternative Currency, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of any Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent (which may be the same Business Day such notice is provided if such notice is provided prior to 12:00 noon (New York City time)), whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan in the form of (x) in the case of a Letter of Credit denominated in Dollars, a Base Rate Loan to the Borrower in such amount and (y) in the case of a Letter of Credit denominated in an Alternative Currency, a Eurocurrency Rate Loan to the Borrower in such amount in such Alternative Currency. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans for Letters of Credit denominated in Dollars or Eurocurrency Rate Loans for Letters of Credit denominated in an Alternative Currency, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding and any differential in the interest payable to such Lender attributable to the Applicable Rate for such Lender’s L/C Advance as an Extending Revolving Credit Lender or a Non-Extending Revolving Credit Lender, as applicable) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower and the Restricted Subsidiaries or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party, provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential, indirect, punitive, special or exemplary damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Laws) suffered by the Borrower that are caused by acts or omissions by such L/C Issuer’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted, except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Person; or (iii) the due execution, effectiveness, validity or enforceability (or, in each case, the lack thereof) of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to the use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e) or clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, indirect, punitive, special or exemplary damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all the documents specified in such Letter of Credit strictly complying with the terms and conditions of such Letter of Credit (in each case, as are determined by a court of competent jurisdiction by final and nonappealable judgment). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and without responsibility for the invalidity, insufficiency, or ineffectiveness of any document for any reason (including any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or any rights or benefits thereunder or proceeds thereof, in whole or in part).

(g) Cash Collateral. If (i) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 3:00 p.m., New York City time, on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 9:00 a.m., New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any prior right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for documentary Letters of Credit, as most recently published by the International Chamber of Commerce in Publication 600 (or such later version thereof as in effect at the time of issuance of such Letter of Credit (the “UCP”) shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent (i) for any period prior to the date of any Extension Amendment, for the account of each Revolving Credit Lender in accordance with its Pro Rata Share (if any) or other applicable share provided for under this Agreement, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate then in effect for the applicable Class or Classes of the respective Revolving Credit Lender’s Revolving Credit Commitments times the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) and (ii) for any period commencing on and after the date of any Extension Amendment, for the account of each Non-Extending Revolving Credit Lender and each Extending Revolving Credit Lender in accordance with its Other Allocable Share of the Non-Extended Revolving Credit Commitments and the Extended Revolving Credit Commitments, respectively, that result pursuant to such Extension Amendment, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate in respect of such Non-Extended Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, times the Allocable Revolving Share of the Non-Extending Revolving Credit Lenders or the Extending Revolving Credit Lenders, as the case may be, of the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date for the Non-Extended Revolving Credit Commitments (with respect to the fees accrued for the accounts on the Non-Extending Revolving Credit Lenders), on any other relevant Maturity Date (for any applicable Revolving Credit Commitments then expiring), or the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other amount as is agreed in a separate writing between the relevant L/C Issuer and the Borrower) of the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be (x) computed on a quarterly basis in arrears and (y) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any

Letter of Credit Application, the terms hereof shall control. No Issuer Document shall (x) contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith, shall be rendered null and void) and (y) all representations and warranties, covenants and events of default contained therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with this Agreement (and, to the extent inconsistent herewith, shall be deemed to incorporate such standards, qualifications, thresholds and exceptions contained herein without action by any other party).

(l) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders under the applicable Facility of any such additional L/C Issuer under such Facility.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer in accordance with the terms hereof for any and all drawings under such Letter of Credit and any other amounts payable under or in connection with such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries and the issuance of such Letters of Credit.

(n) Indemnification of L/C Issuers. The Revolving Credit Lenders shall indemnify upon demand each L/C Issuer (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each L/C Issuer from and against any and all Indemnified Liabilities incurred by it; provided that no Revolving Credit Lender shall be liable for the payment to any L/C Issuer of any portion of such Indemnified Liabilities resulting from such L/C Issuer’s own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 2.03(n). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 2.03(n) applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The undertaking in this Section 2.03(n) shall survive termination of the Revolving Credit Commitments, the payment and satisfaction of all other Obligations and the resignation of the L/C Issuers.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day from and including the Closing Date until the Maturity Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that (i) after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender solely in its capacity as such), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s

Revolving Credit Commitment then in effect and (ii) notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when a Revolving Credit Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.19(b)) with respect to the Defaulting Lender’s participation in such Swing Line Loans, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Lender to support, such Defaulting Lender’s Pro Rata Share of the outstanding amount of Swing Line Loans; provided further that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. The Borrower shall repay to the Swing Line Lender each Defaulting Lender’s portion (after giving effect to Section 2.19(b)) of each Swing Line Loan promptly following demand by the Swing Line Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line

Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05 Prepayments.

(a) Optional.

(i) (A) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty (except as provided in Section 2.23, if applicable); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (I) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (II) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency and (III) on the day of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans shall be in a principal Dollar Amount of $1,000,000 or a whole multiple of the Dollar Amount of $100,000 in excess thereof in the case of Term Loans or Revolving Credit Loans or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding (it being understood that Base Rate Loans shall be denominated in Dollars only). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, in the case of a prepayment of Term Loans, the manner in which such prepayment shall be applied to repayments thereof required pursuant to Section 2.07(a); provided that in the event such notice fails to specify the manner in which the respective prepayment of Term Loans shall be applied to repayments thereof required pursuant to Section 2.07(a), such prepayment of Term Loans shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in an Alternative Currency shall be made in the relevant Alternative Currency (even if the Borrower is required to convert currency to do so). Each prepayment of the Loans of a given Class pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(B) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under Section 2.05(a)(i), if such prepayment would have resulted from a refinancing of all or any portion of any Facility or Facilities which refinancing shall not be consummated or shall otherwise be delayed.

(iii) Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the sole discretion of the Borrower and specified in the notice of prepayment, and, subject to the other limitations expressly set forth in this Agreement, the Borrower may elect to apply voluntary prepayments of Term Loans to one or more Class or Classes of Term Loans selected by the Borrower in its sole discretion (provided that such voluntary prepayments of the Term Loans shall be made pro rata within any such Class or Classes selected by the Borrower). In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal in direct order of maturity on a pro-rata basis among Class(es) of Term Loan.

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A) Any Borrower Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(iv); provided that no Borrower Party shall initiate any action under this Section 2.05(a)(iv) in order to make a Discounted Loan Prepayment (other than with respect to actions under this Section 2.05(a)(iv) in order to make the first Discounted Loan Party Prepayment hereunder) unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to clause (A) above, any Borrower Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount

Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this clause), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this clause (B) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within four (4) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with clause (F) below (subject to clause (J) below).

(C) (1) Subject to the proviso to subclause (A) above, any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this clause), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent) (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subclause (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subclause (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within six (6) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subclause (F) below (subject to subclause (J) below).

(D) (1) Subject to the proviso to subclause (A) above, any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this clause), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (for example, an offer of 99% of the outstanding principal amount would equate to a 1% discount to par) (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower Party in its sole discretion (the “Acceptable Discount”), if any. If the Borrower Party elects in its sole discretion to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within four (4) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(a)(iv)(D). If the Borrower Party elects to accept any Acceptable Discount, then the Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower Party will prepay outstanding Term Loans pursuant to this subclause (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such

Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subclause (F) below (subject to subclause (J) below).

(E) In connection with any Discounted Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment the payment of customary, reasonable and documented fees and out-of-pocket expenses from a Borrower Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with clauses (B) through (D) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date without premium or penalty; provided that in no event shall the Revolving Credit Facility be utilized to fund any Discounted Loan Prepayment. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans pursuant to Section 2.07(a) in an amount equal to the principal amount of the applicable Term Loans in accordance with Section 2.05(a)(iii); provided that to the extent prepayments are applied to scheduled installments of principal other than in forward order of maturity, the applicable Borrower Party shall so specify in the applicable offer. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share or other applicable share provided for under this Agreement. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term

Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(iv), the relevant Borrower Party shall either (I) make a representation to the Lenders that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) or (II) disclose that it cannot make such representation.

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(H) Purchases of Term Loans under this Section 2.05(a)(iv) shall not be funded with the proceeds of Revolving Credit Loans or Swing Line Loans.

(I) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(J) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.05(a)(iv) as well as activities of the Auction Agent.

(K) Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(iv) shall not constitute a Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall, subject to clause (b)(vi) of this Section 2.05, prepay an aggregate principal amount of Term Loans in an amount (the “ECF Payment Amount”) equal to (A) 50.0% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ending on October 2, 2015) minus (B) the sum of (x) all voluntary prepayments of Term Loans, Refinancing Equivalent Debt and Incremental Equivalent Debt during such fiscal year (to the extent not deducted pursuant to this clause (B) in respect of the prior year) or after such fiscal year end and prior to the time the payment pursuant to this Section 2.05(b) is due (including the amount of any voluntary prepayments or cancellation of Term Loans, Refinancing Equivalent Debt and Incremental Equivalent Debt made at a discount to par (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Indebtedness)) and (y) all voluntary prepayments of Revolving Credit Loans or other revolving credit facilities during such fiscal year (to the extent not deducted pursuant this clause (B) in respect of the prior year) or after such fiscal year end and prior to the time the payment pursuant to this Section 2.05(b) is due, in each case to the extent the Revolving Credit Commitments or any other revolving credit facility commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (x) and (y), to the extent such prepayments are financed with Internally Generated Cash; provided that a prepayment of the aggregate principal amount of Term Loans pursuant to this Section 2.05(b)(i) in respect of any fiscal year shall only be required in the amount by which the ECF Payment Amount for such fiscal year exceeds $10,000,000; provided further that (x) the ECF Percentage shall be 25.0% if the Total Net First Lien Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.00:1.00 and greater than 2.50:1.00 and (y) the ECF Percentage shall be 0% if the Total Net First Lien Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.50:1.00.

(ii) (A) If (x) the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets pursuant to Section 7.05(f) or (j) (or in a Disposition not permitted by this Agreement) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(vi) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds realized or received; provided that if at the time that any such prepayment would be required, the Borrower or any Restricted Subsidiary is required to repay, redeem or repurchase or offer to repay, redeem or repurchase Indebtedness that is secured on a pari passu basis (but without regard to control of remedies) with the Obligations pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Indebtedness required to be repaid, redeemed or repurchased or offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower or applicable Restricted Subsidiary may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase, redemption or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, redeemed or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its or any of its Restricted Subsidiary’s business within (x) eighteen (18) months following receipt of such Net Cash Proceeds or (y) if the Borrower or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within eighteen (18) months following receipt thereof, within the later of (1) eighteen (18) months following receipt thereof and (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (iv) and (vi) of this Section 2.05(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii) (A) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds and (B) if the Borrower incurs or issues any Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Equivalent Debt to refinance any Class (or Classes) of Loans resulting in Net Cash Proceeds (as opposed to such Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Equivalent Debt arising out of an exchange of existing Term Loans or Revolving Credit Loans for such Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Equivalent Debt), the Borrower shall cause to be prepaid an aggregate principal amount of such Class (or Classes) of Loans in an amount equal to 100% of the Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower of such Net Cash Proceeds.

(iv) Except as may otherwise be set forth in any Refinancing Amendment, any Extension Amendment, any Incremental Amendment or any amendment in respect of Replacement Term Loans, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans (provided that (i) any prepayment of Term Loans with the Net Cash Proceeds of, or in exchange for, Refinancing Term Loans, Refinancing Revolving Credit Loans, Refinancing Equivalent Debt or Replacement Term Loans shall be applied solely to each applicable Class or Classes of Term Loans being refinanced as selected by the Borrower, and (ii) any Class of Extended Term Loans, Refinancing Term Loans, New Term Loans and Replacement Term Loans may specify that one or more other Classes of Term Loans may be prepaid prior to such Class of Extended Term Loans, Refinancing Term Loans, New Term Loans or Replacement Term Loans), (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied first, to accrued interest and fees due on the amount of such prepayment of such Class of Term Loans and second, to the remaining scheduled installments of principal of such Class of Term Loans in a manner determined at the sole discretion of the Borrower (although in all cases on a pro rata basis to the respective Term Lenders of such Class) and specified in the notice of prepayment; provided that, if the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal, the Borrower shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal in direct order of maturity; and (C) each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares of such prepayment, subject to clauses (vi) and (vii) of this Section 2.05(b).

(v) Subject to Section 2.22(b), if for any reason the aggregate Revolving Credit Exposures of any Facility at any time exceeds the aggregate Revolving Credit Commitments then in effect for such Facility (including as a result of the termination of any Revolving Credit Commitments on the applicable Maturity Date thereof), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations with respect to such Facility in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations of such Facility pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans for such Facility, such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments for such Facility then in effect. After the date of any Extension Amendment, if for any reason, at any time during the five (5) Business Day period immediately preceding the applicable Maturity Date for any Non-Extended Revolving Credit Commitments, (x) the Non-Extending Revolving Credit Lenders with such Non-Extended Revolving Credit Commitments’ Allocable Revolving Share of the Revolving Credit Exposure attributable to L/C Obligations and Swing Line Loans exceeds (y) the amount of the Extended Revolving Credit Commitments minus the Extending Revolving Credit Lenders’ Allocable Revolving Share of the total Revolving Credit Exposure at such time, then the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount necessary to eliminate such excess; provided further that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this sentence unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, such excess has not been eliminated. Further, if for any reason, at any time during the five (5) Business Day period immediately preceding the applicable Maturity Date for any Revolving Credit Commitments where there exist other Revolving Credit Commitments with a longer Maturity Date or Maturity Dates, and if at such time there are outstanding Letters of Credit under such respective Class or Classes, then the Borrower shall prepay (in accordance with this Section 2.05) outstanding Revolving Credit Loans and Swing Line Loans as is needed so that, after giving effect thereto, the Revolving Credit Exposure of the Revolving Credit Lenders with such later Maturity Dates will not, after giving effect to the reallocations which will be required (in the absence of a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default) pursuant to Section 2.06(d), exceed the amount of their respective Revolving Credit Commitments as in effect on (and after giving effect to) the Maturity Date of such sooner maturing Revolving Credit Commitments.

(vi) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow attributable to Subsidiaries are prohibited or delayed by (I) applicable local Law or (II) with respect to non-wholly owned Subsidiaries only, the material constituent documents of (or other material agreements binding on) such non-wholly owned Subsidiary, in any case, from being repatriated to the Borrower, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Subsidiary so long, but only so long, as (x) the applicable local Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation) or (y) the material constituent documents of the applicable non-wholly owned Subsidiary or any other material agreements binding upon the applicable non-wholly owned Subsidiary will not permit repatriation to the Borrower, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local Law or applicable material constituent documents or other material agreement, such repatriation will be immediately effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow attributable to Foreign Subsidiaries would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) (as determined in good faith by the Borrower) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount without incurring such material adverse tax consequences (at which time such amount shall be repatriated to the Borrower and applied to repay the Term Loans to the extent provided herein).

(vii) The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(i), (ii) or (iii), three (3) Business Days prior to the date on which such payment is due; provided that the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under Section 2.05(b)(iii) if such prepayment would have resulted from a refinancing of all or any portion of any Facility or Facilities, which refinancing shall not be consummated or shall otherwise be delayed. Such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the prepayment. Each Appropriate Lender may elect (in its sole discretion) to decline all or a portion of its Pro Rata Share or other applicable share provided for under this Agreement of the prepayment (such amounts so declined, the “Declined Amounts”) of any mandatory prepayment (other than any mandatory prepayment made under Section 2.05(b)(iii)(B)) by giving notice of such election in writing (each, a “Rejection Notice”) to the Administrative Agent by 12:00 p.m. (New York City time), on the date that is one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the total amount of such mandatory prepayment of Term Loans. Upon receipt by the Administrative Agent of such Rejection Notice, the Administrative Agent shall immediately notify the Borrower of such election. Any Declined Amount by any Lender shall be retained by the Borrower and the Restricted Subsidiaries and/or applied by the Borrower or any of the Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made hereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof, and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Commitments, then in any such case the Letter of Credit Sublimit or the Swing Line Sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or any portion of any Facility or Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Initial Term Loans pursuant to Section 2.01. The Revolving Credit Commitments shall terminate on the applicable Maturity Date for each such Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Revolving Credit Lenders of any termination or reduction of the unused portions of the Letter of Credit Sublimit and the Swing Line Loan Sublimit and all Lenders of the termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of any Revolving Credit Commitments shall be paid on the effective date of such termination.

(d) Termination of Non-Extended Revolving Credit Commitments. After the date of an Extension Amendment, on the Maturity Date of any Non-Extended Revolving Credit Commitments, such Non-Extended Revolving Credit Commitments will terminate and the Non-Extending Revolving Credit Lenders with respect thereto will have no further obligation to make Revolving Credit Loans, Swing Line Loans or fund L/C Advances pursuant to Section 2.03(c) or Section 2.04(c), as applicable; provided that (x) the foregoing will not release any such Non-Extending Revolving Credit Lender from any such obligation to fund Revolving Credit Loans, Swing Line Loans or L/C Advances that was required to be performed on or prior to the Maturity Date of such Non-Extended Revolving Credit

Commitments and (y) the foregoing will not release any such Non-Extending Revolving Credit Lender from any such obligation to fund its portion of L/C Advances or of the risk participation in any Swing Line Loans with respect to Letters of Credit or Swing Line Loans, respectively, in each case, as provided herein if on such Maturity Date any Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default exists until such Specified Default or event, act or condition ceases to exist. Unless clause (y) of the proviso in the immediately preceding sentence is applicable, on the Maturity Date with respect to such Non-Extended Revolving Credit Commitments, all Swing Line Loans and L/C Advances shall be deemed to be outstanding with respect to (and reallocated under) the Extended Revolving Credit Commitments and the Pro Rata Shares or other applicable share provided for under this Agreement of the Revolving Credit Lenders shall be determined to give effect to the termination of such Non-Extended Revolving Credit Commitments (in each case, so long as after giving effect to such reallocation, the Revolving Credit Exposure of each Extending Revolving Credit Lender does not exceed such Lender’s Extended Revolving Credit Commitment). On and after the Maturity Date of such Non-Extended Revolving Credit Commitments, the Extending Revolving Credit Lenders (and so long as clause (y) of the proviso in the second preceding sentence is applicable, such Non-Extending Revolving Credit Lenders) will be required, in accordance with their Pro Rata Shares or other applicable share provided for under this Agreement, to fund their participation in Swing Line Loans pursuant to Section 2.04(c) and fund L/C Advances pursuant to Section 2.03(c) in respect of Unreimbursed Amounts, in each case, arising on or after such date, regardless of whether any Default existed on the Maturity Date with respect to such Non-Extended Revolving Credit Commitments; provided that the Revolving Credit Exposure of each Extending Revolving Credit Lender does not exceed such Extending Revolving Credit Lender’s Revolving Credit Commitment. In the event that a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default exists on the Maturity Date with respect to Non-Extended Revolving Credit Commitments, until such Specified Default or event, act or condition ceases to exist, for purposes of determining a Revolving Credit Lenders’ Pro Rata Share or other applicable share provided for under this Agreement for purposes of Section 2.03(c) or Section 2.04(c), as applicable, and its Allocable Revolving Share for purposes of Section 2.03(i), such Non-Extending Revolving Credit Lender’s Revolving Credit Commitment shall be deemed to be the Revolving Credit Commitment of such Non-Extending Revolving Credit Lender immediately prior to the termination thereof on such Maturity Date.

(e) [Reserved].

(f) Termination of Revolving Credit Commitments. On the Maturity Date of any Class of Revolving Credit Commitments, such Revolving Credit Commitments will terminate and the respective Lenders who held such terminated Revolving Credit Commitments will have no obligation to make, or participate in, extensions of credit (whether the making of Revolving Credit Loans or Swing Line Loans or the issuance of Letters of Credit) made pursuant to such Revolving Credit Commitments after such Maturity Date; provided that, except as expressly provided in the immediately succeeding sentence, (x) the foregoing shall not release any Revolving Credit Lender from liability it may have for its failure to fund Revolving Credit Loans, Swing Line Loans or L/C Advances that was required to be performed by it on or prior to such Maturity Date and (y) the foregoing will not release any Revolving Credit Lender from any obligation to fund its portion of L/C Advances or of the risk participation in any Swing Line Loans with respect to Letters of Credit or Swing Line Loans issued or made, respectively, prior to such Maturity Date. If, on the Maturity Date applicable to any Revolving Credit Commitments, there exist additional Revolving Credit Commitments, which have a later Maturity Date or later Maturity Dates, then and only so long as no Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default then exists (or, if such a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default then exists, immediately after such Specified Default or event, act or condition has ceased to exist), all Swing

Line Loans, L/C Advances and participations in Letters of Credit and Swing Line Loans shall be deemed outstanding with respect to (and reallocated under) such additional Revolving Credit Commitments and the Pro Rata Shares of the Revolving Credit Lenders shall be determined to give effect to the termination of the Revolving Credit Commitments with respect to which the Maturity Date has occurred in each case so long as after giving effect to such reallocation, no Revolving Credit Lender shall have a Revolving Credit Exposure which exceeds such Lender’s Revolving Credit Commitments which have not matured prior to such date.

Section 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September, 2014, an aggregate Dollar Amount equal to 0.25% of the aggregate principal Dollar Amount of all Initial Term Loans outstanding on the Closing Date (as such repayment amount shall be reduced as a result of the application of prepayments in accordance with the order of priority determined under Section 2.05); provided that at the time of any effectiveness of any Extension Amendment, the scheduled amortization with respect to the Initial Term Loans set forth above shall be reduced ratably to reflect the percentage of Initial Term Loans converted to Extended Term Loans (but will not affect the amount of amortization received by a given lender with outstanding Initial Term Loans), (ii) the amortization for any new Class of Term Loans established pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment to this Agreement in respect of Replacement Term Loans shall be as agreed in accordance with the terms and conditions hereof and specified in such Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment to this Agreement in respect of Replacement Term Loans, as applicable, and (iii) on the Maturity Date for each Class of Term Loans, the aggregate principal amount of all such Term Loans outstanding on such date; provided that the repayments under this clause may be adjusted to account for the addition of any New Term Loans, including any increase to payments to the extent, and as required pursuant to, the terms of any applicable Incremental Amendment involving a Term Loan Increase to the Initial Term Loans.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of the Revolving Credit Loans of such Class outstanding on such date, (ii) after the date of an Extension Amendment, on the Maturity Date with respect to any Non-Extended Revolving Credit Commitments of a given Class, the aggregate principal amount of all related Non-Extended Revolving Credit Loans of such Class outstanding on such date and (iii) after the date of an Extension Amendment, on the Maturity Date with respect to the Extended Revolving Credit Commitments of a given Class, the aggregate principal amount of all related Extended Revolving Credit Loans of such Class outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay its Swing Line Loans on (i) the earlier to occur of (i) the date five (5) Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(d) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate applicable to the currency of such

Loan for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans. Notwithstanding anything to the contrary, for the period from the day of funding of a Fronted Amount in respect of a Same Day Loan by the Administrative Agent under the third sentence of Section 2.02(b) through the date of reimbursement of such Fronted Amount or repayment of such Same Day Loan thereunder, interest payable by the Borrower in respect of the portion of such Same Day Loans constituting the Fronted Amount so funded shall accrue for the account of the Administrative Agent. For the avoidance of doubt, each Revolving Credit Loan denominated in an Alternative Currency shall be a Eurocurrency Rate Loan.

(b) The Borrower shall pay interest on past due amounts hereunder owing at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (provided, for the avoidance of doubt, that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender). Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

(e) All computations of interest hereunder shall be made in accordance with Section 2.10.

Section 2.09 Fees.

(a) Commitment Fee. With respect to each Class of Revolving Credit Commitments in respect of any applicable Facility, the Borrower shall pay to the Administrative Agent (i) for any period prior to the date on which an Extension Amendment becomes effective, for the account of each Revolving Credit Lender for such Facility in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees then in effect for the applicable Class of Revolving Credit Commitments times the actual daily amount by which the aggregate Revolving Credit Commitments for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans (for the avoidance of doubt, excluding any Swing Line Loans) under such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility and (ii) for any period after the date on which an Extension Amendment becomes effective, for the account of each Non-Extending Revolving Credit Lender and each Extending Revolving Credit Lender in accordance with its Other Allocable Share of the Non-Extended Revolving Credit Commitments and the Extended Revolving Credit Commitments, respectively, a commitment fee equal to the Applicable Rate with respect to commitment fees in respect of such Non-Extended Revolving Credit Commitments or the Extended Revolving Credit Commitments, as the case may be, times the Allocable Revolving Share of the Non-Extending Revolving Credit Lenders or the Extending Revolving Credit Lenders, as the case may be, of the actual daily amount by which the aggregate Revolving Credit Commitments for such Facility exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans (for the avoidance of doubt, excluding any Swing Line Loans) under such Facility and (B) the Outstanding Amount of L/C Obligations under such Facility; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments under such Facility of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments under any Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for the Revolving Credit Facility shall accrue at all times from the date hereof (or from the date on which Revolving Credit Commitments for the applicable Facility come into effect in accordance with the terms hereof) until the Original Revolving Credit Maturity Date or the applicable Maturity Date for such Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of June, 2014, and on the applicable Maturity Date for such Facility (and on the Maturity Date for any Non-Extended Revolving Credit Commitments (with respect to commitment fees accrued for the accounts of Non-Extending Revolving Credit Lenders) and the Maturity Date for Extended Revolving Credit Commitments (with respect to commitment fees accrued for the accounts of Extending Revolving Credit Lenders) for any such Facility in respect of which an Extension Amendment has been effected). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents and the Lead Arrangers such fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent or Lead Arranger, as the case may be).

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans and for the Revolving Credit Loans denominated in Sterling shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. In computing interest on any Loan, the day such Loan is made or converted to a Loan of a different Type shall be included for purposes of calculating interest on a Loan of such different Type and the date such Loan is repaid or converted to a Loan of a different Type, as the case may be, shall be excluded. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness. (a) Subject to Section 10.07(c), the Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes payable to such Lender, which shall evidence such Lender’s Loans of the applicable Class or Classes in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice, accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

(d) Notwithstanding anything to the contrary contained above in this Section 2.11 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, maintain, obtain or produce a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents.

Section 2.12 Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment in Dollars and in Same Day Funds not later than 2:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 2:00 p.m. (New York City time) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) If the Borrower failed to make such payment, such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) If any Lender or L/C Issuer failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein or in the third sentence of Section 2.02(b)(iii) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this clause shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Laws, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “New Term Loans”), which may be of the same facility as any existing Term Loans (a “Term Loan Increase”) or a separate class of Term Loans (collectively with any Term Loan Increase, the “New Term Commitments”) or (ii) (A) one or more increases in the amount of the Revolving Credit Commitments of any Class (each such increase, a “Revolving Commitment Increase”) and/or (B) the establishment of one or more new revolving credit commitments (each such new commitment, a “New Revolving Commitment Tranche,” collectively with any Revolving Commitment Increase, the “New Revolving Credit Commitments”); provided that both immediately before and immediately after the effectiveness of any Incremental Amendment referred to below (or, in the case of a Permitted Acquisition or permitted Investment, on the date of the execution of (x) the definitive agreement in connection therewith and (y) any Commitment in respect of New Term Loans or New Revolving Credit Commitments therefor), no Event of Default shall exist and all Specified Representations (conformed as reasonably necessary for such Investment or Permitted Acquisition to reflect at the option of the Borrower customary “SunGard” representations) shall be true and correct in all material respects (provided that, any such Specified Representation that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects); provided that, notwithstanding the above, with respect to any incurrence of Loans pursuant to an Incremental Amendment the purpose of which is to finance a permitted Investment or Permitted Acquisition, for purposes of funding any such Loans, this condition may be waived in full or in part (subject to compliance with Section 10.01(i) hereof) by Lenders holding more than 50% of the applicable aggregate Commitments in respect of Loans to be incurred pursuant to such Incremental Amendment (other than with respect to any (I) Event of Default under Section 8.01(a) or 8.01(f) and (II) Specified Representations (conformed as reasonably necessary for such Investment or Permitted Acquisition to reflect at the option of the Borrower customary “SunGard” representations) which may only be waived with the consent of the Required Lenders). Each tranche of New Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such lesser amount is approved by the Administrative Agent or such amount represents all remaining availability under the limit set forth in the next sentence) and each New Revolving Credit Commitments shall be in an aggregate principal amount that is not less than a Dollar Amount of $5,000,000 (provided that such amount may be less than a Dollar Amount of $5,000,000 if such lesser amount is approved by the Administrative Agent or such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the New Term Loans, when added to the aggregate amount of New Revolving Credit Commitments and any Incremental Equivalent Debt incurred prior to or substantially simultaneously with the incurrence of such New Term Loans and/or New Revolving Credit Commitments, as applicable, shall not exceed the Available Incremental Amount.

(b) The terms and provisions of New Term Commitments or New Revolving Credit Commitments, as the case may be (and the Loans in respect of the foregoing), of any Class shall be as agreed between the Borrower and the lenders providing such New Term Commitments or New Revolving Credit Commitment; provided, that:

(i) such New Term Commitments and New Revolving Credit Commitments shall (x) rank pari passu in right of payment and of security with the Revolving Credit Loans (if any) and the Initial Term Loans made on the Closing Date and (y) may not be (I) secured by any assets other than Collateral or (II) guaranteed by any Person other than a Guarantor,

(ii) New Term Loans shall not mature earlier than the Original Term Loan Maturity Date (prior to any extension thereto),

(iii) New Term Loans shall have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans (prior to any extension thereto),

(iv) (x) the currency, discounts, premiums, fees, optional prepayment and redemptions terms and, subject to clauses (ii) and (iii) above, the amortization schedule applicable to any New Term Loans shall be determined by the Borrower and the Lenders thereunder, and (y) the currency, discounts, premiums, fees and optional prepayment and redemptions terms applicable to any New Revolving Credit Commitments shall be determined by the Borrower and the Lenders thereunder,

(v) the interest rate (including margin and floors) applicable to any New Term Loans or New Revolving Credit Commitments will be determined by the Borrower and the Lenders providing such New Term Loans or such New Revolving Credit Commitments; provided that, if the All-In Yield applicable to such New Term Loans exceeds the All-In Yield of the Initial Term Loans made on the Closing Date at such time by more than 50 basis points, then the interest rate margins for the Initial Term Loans shall be increased to the extent necessary so that the All-In Yield of the Initial Term Loans is equal to the All-In Yield of such New Term Loans minus 50 basis points; provided that any increase in All-In Yield to any Initial Term Loan due to the application or imposition of a Eurocurrency Rate or Base Rate floor on any New Term Loan shall be effected, at the Borrower’s option, (x) through an increase in (or implementation of, as applicable) any Eurocurrency Rate or Base Rate floor applicable to such Initial Term Loan, (y) through an increase in the Applicable Rate for such Initial Term Loan or (z) any combination of (x) and (y) above, and in each case, solely to the extent that the application or imposition of such floor would cause an increase in the interest rate then in effect under the Initial Term Loans,

(vi) the New Term Loans may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis except in the case of a prepayment under Section 2.05(b)(iii)(B)) in any mandatory repayments or prepayments of principal of Term Loans hereunder,

(vii) the Maturity Date of any Class of New Revolving Credit Commitments shall be no earlier than the maturity of any existing Revolving Credit Commitments and will require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date of any then existing Revolving Credit Commitments,

(viii) with respect to any New Revolving Credit Commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on New Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity

Date of any Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Revolving Credit Loans with respect to New Revolving Credit Commitments after the associated Incremental Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.06(d) to the extent dealing with Swing Line Loans or Letters of Credit which mature or expire after a Maturity Date when there exist Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.06(d), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans theretofore incurred and Letters of Credit theretofore issued) and (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, New Revolving Credit Commitments after the associated Incremental Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any such Class on better than a pro rata basis (x) as compared to any other Class with a later Maturity Date than such Class and (y) as compared to any other Class in connection with the refinancing thereof with Refinancing Revolving Credit Commitments,

(ix) except as set forth above, the material terms of any such New Term Commitments or New Revolving Credit Commitments (and the Loans in respect thereof) shall be (taken as a whole) no more favorable (as reasonably determined by the Borrower in good faith) to the New Lenders than those applicable to the Term Loans or Revolving Credit Commitments, as applicable, (except for (1) covenants or other provisions applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Credit Commitments, as applicable and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms); provided that (A) except as provided in preceding clauses (i) through (viii), the terms and conditions applicable to such New Term Commitments, New Term Loans and New Revolving Credit Commitments may be materially different from those of the Term Loans or Revolving Credit Commitments, as applicable, to the extent such differences are reasonably acceptable to the Administrative Agent and (B) in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation of such Term Loan Increase or a Revolving Commitment Increase shall be identical (other than with respect to upfront fees and original issue discount and arrangement, structuring or similar fees payable in connection therewith) to the applicable Term Loans or Revolving Credit Commitments being increased, in each case, as existing on the Incremental Facility Closing Date.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant New Term Loans or New Revolving Credit Commitments and the date on which the Borrower proposes that the same shall be effective (each, an “Incremental Amount Date”). New Term Loans may be made, and New Revolving Credit Commitments may be provided, by any existing Lender (but each existing Term Lender shall not have an obligation to make a portion of any New Term Loan, and each existing Revolving Credit Lender shall not have an obligation to provide a portion of any New Revolving Credit Commitments, in each case on terms permitted in this Section 2.14) or by any Additional Lender; provided that the Administrative Agent shall have consented (not to be unreasonably conditioned, withheld or delayed) to such Lender’s or Additional Lender’s making such New Term Loans or providing such New Revolving Credit Commitments if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of New Term Loans and New Revolving Credit Commitments shall become Commitments (or in the case of a New Revolving Credit Commitments to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide such Commitment, if any, each Additional Lender agreeing to provide such Commitment, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The effectiveness of (and, in the case of any Incremental Amendment for New Term Loans or New Revolving Credit Commitments, any Credit Extension under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions as the Borrower and the Lenders providing such Commitment shall agree, including, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (a) (i) customary officer’s certificates and board resolutions and (ii) customary opinions of counsel to the Loan Parties, in each case, consistent with those delivered on the Closing Date (other than changes to legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (b) supplemental or reaffirmation agreements and/or such amendments to the Collateral Documents and/or the Guaranty as may be reasonably requested by the Administrative Agent (including Mortgage amendments) in order to ensure that any New Term Commitment or New Revolving Credit Commitments (as applicable) are provided with the benefit of the applicable Loan Documents. The Borrower shall use the proceeds (if any) of the New Term Loans, New Revolving Credit Commitments and Letters of Credit issued pursuant to any New Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any New Term Loans or New Revolving Credit Commitments unless it so agrees.

(d) Upon any Incremental Facility Closing Date on which New Revolving Credit Commitments are effected through the establishment of a new Class of revolving credit commitments pursuant to this Section 2.14, (i) if, on such date, there are any revolving loans under any Revolving Credit Facility then outstanding, such revolving loans shall be prepaid from the proceeds of a new Borrowing of the New Revolving Credit Loans under such new Class of New Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all revolving credit loans under all Revolving Credit Facilities will be held by all Lenders under the Revolving Credit Facilities (including New Revolving Credit Lenders) ratably in accordance with their revolving credit commitments under all Revolving Credit Facilities (after giving effect to the establishment of such New Revolving Credit Commitments), (ii) in the case of a Revolving Credit Commitment, there shall be an automatic adjustment to the participations hereunder in Letters of Credit and Swing Line Loans held by each Lender under the Revolving Credit Facilities so that each such Lender shares ratably in such participations in accordance with their revolving credit commitments under all Revolving Credit Commitments (after giving effect to the establishment of such New Revolving Credit Commitments), (iii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (iv) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitments and all matters relating thereto. Upon any Incremental Facility Closing Date on which New Revolving Credit Commitments are effected through a Revolving Commitment Increase, if, on the date of such increase, there are any Revolving Credit Loans outstanding, each of the Revolving Credit Lenders under such Class shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders under such Class, at par, such interests in the Revolving Credit Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans under such Class will be held by existing Revolving Credit Lenders under such Class and New Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments under such Class after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments under such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Any New Term Commitment or New Revolving Commitment Tranche may be designated a separate Class of Term Loans or Revolving Credit Commitments, as applicable, for all purposes of this Agreement. This Section 2.14 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13, Section 8.03 or Section 10.01 to the contrary.

Section 2.15 Refinancing Amendments. (a) The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (provided that the loans under such new commitments shall be fungible for U.S. federal income tax purposes with the existing Class of Term Loans proposed to be increased on the Refinancing Facility Closing Date for such increase) (any such increase to an existing Class, collectively with New Refinancing Term Commitments, “Refinancing Term Commitments”), or (B) (i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”) or (ii) increases to one or more existing Classes of revolving credit commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments”, and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(b) Any Refinancing Term Loans made pursuant to New Refinancing Term Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Facility Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Term Lender of such Class shall make a Term Loan to the Borrower (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Credit Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (ii) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Credit Loans of such Class made pursuant thereto.

(c) Each Refinancing Loan Request from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but each existing Term Lender shall not have an obligation to make a portion of any Refinancing Term Loan, and each existing Revolving Credit Lender shall not have an obligation to provide a portion of any Refinancing Revolving Credit Commitments, in each case on terms permitted in this Section 2.15) or by any Additional Lender; provided that the Administrative Agent shall have consented (not to be unreasonably conditioned, withheld or delayed) to such Lender’s or Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Credit Commitments if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”).

(d) The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) after giving effect to such Refinancing Commitments, the conditions of Sections 4.02(a) and (b) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the applicable Refinancing Facility Closing Date),

(ii) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $1,000,000 if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments),

(iii) to the extent reasonably requested by the Administrative Agent, the receipt by the Administrative Agent (A) (I) customary officer’s certificates and board resolutions and (II) customary opinions of counsel to the Loan Parties, in each case, consistent with those delivered on the Closing Date (other than changes to legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (B) supplemental or reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (including Mortgage amendments, if applicable) in order to ensure that any Refinancing Term Commitment or Refinancing Revolving Credit Commitments (as applicable) are provided with the benefit of the applicable Loan Documents, and

(iv) the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class.

(e) The terms and provisions of the Refinancing Term Commitments or Refinancing Revolving Credit Commitments, as the case may be (and the Loans in respect of the foregoing), of any Class shall be as agreed between the Borrower and the lenders providing such Refinancing Term Commitments or Refinancing Revolving Credit Commitment; provided, that:

(i) such Refinancing Term Commitments and Refinancing Revolving Credit Commitments shall (x) rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans made on the Closing Date and (y) may not be (I) secured by any assets other than Collateral or (II) guaranteed by any Person other than a Guarantor,

(ii) Refinancing Term Loans shall not mature earlier than the Maturity Date of the applicable Refinancing Debt (prior to any extension thereto),

(iii) Refinancing Term Loans shall have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the applicable Refinanced Debt (prior to any extension thereto),

(iv) (x) the currency, discounts, premiums, fees, optional prepayment and redemptions terms and, subject to clauses (ii) and (iii) above, the amortization schedule applicable to any Refinancing Term Loans shall be determined by the Borrower and the Lenders thereunder, and (y) the currency, discounts, premiums, fees and optional prepayment and redemptions terms applicable to any Refinancing Revolving Credit Commitments shall be determined by the Borrower and the Lenders thereunder,

(v) the interest rate (including margin and floors) applicable to any Refinancing Term Loans or Refinancing Revolving Credit Commitments will be determined by the Borrower and the Lenders providing such Refinancing Term Loans or such Refinancing Revolving Credit Commitments,

(vi) the Refinancing Term Loans may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis except in the case of a prepayment under Section 2.05(b)(iii)(B)) in any mandatory repayments or prepayments of principal of Term Loans hereunder,

(vii) the Maturity Date of any Class of Refinancing Revolving Credit Commitments shall be no earlier than the maturity of the applicable Refinanced Debt and will require no scheduled amortization or mandatory commitment reduction prior to the maturity of the applicable Refinanced Debt,

(viii) with respect to any New Revolving Credit Commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Revolving Credit Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.06(d) to the extent dealing with Swing Line Loans or Letters of Credit which mature or expire after a Maturity Date when there exist Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.06(d), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans theretofore incurred and Letters of Credit theretofore issued) and (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any such Class on better than a pro rata basis (x) as compared to any other Class with a later Maturity Date than such Class and (y) as compared to any other Class in connection with the refinancing thereof with Refinancing Revolving Credit Commitments,

(ix) Refinancing Term Loans shall not have a greater principal amount than the principal amount of the applicable Refinanced Debt plus any accrued but unpaid interest and fees on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Term Loans,

(x) Refinancing Revolving Credit Commitments shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the applicable Refinanced Debt plus any accrued but unpaid interest and fees on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans,

(xi) except as set forth above, the material terms and conditions of any such Refinancing Term Commitments or Refinancing Revolving Credit Commitments (and the Loans in respect thereof) shall be (taken as a whole) no more favorable (as reasonably determined by the Borrower in good faith) to the Refinancing Lenders providing such Refinancing Term Commitments or Refinancing Revolving Credit Commitments, as applicable, than those applicable to the applicable Refinanced Debt (except for (1) covenants or other provisions applicable only to periods after the Maturity Date of the applicable Refinanced Debt and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms); provided that except as provided in preceding clauses (i) through (x) above, the terms and conditions applicable to such Refinancing Term Commitments, Refinancing Term Loans and Refinancing Revolving Credit Commitments may be materially different from those of the applicable Refinanced Debt to the extent such differences are reasonably acceptable to the Administrative Agent in good faith.

(f) Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide such Commitment, if any, each Additional Lender agreeing to provide such Commitment, if any, and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the

Administrative Agent and the Borrower, to effect the provisions of this Section 2.15. The Borrower will, on or prior to the date which is five (5) Business Days after the receipt of such proceeds, use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Credit Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, the applicable Refinanced Debt.

(g) Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of revolving credit commitments pursuant to this Section 2.15, (a) if, on such date, there are any revolving loans under any Revolving Credit Facility then outstanding, such revolving loans shall be prepaid from the proceeds of a new Borrowing of the Refinancing Revolving Credit Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all revolving credit loans under all Revolving Credit Facilities will be held by all Lenders under the Revolving Credit Facilities (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with their revolving credit commitments under all Revolving Credit Facilities (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (b) in the case of a Revolving Credit Commitment, there shall be an automatic adjustment to the participations hereunder in Letters of Credit and Swing Line Loans held by each Lender under the Revolving Credit Facilities so that each such Lender shares ratably in such participations in accordance with their revolving credit commitments under all Revolving Credit Commitments (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (c) each Refinancing Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (d) each Refinancing Revolving Credit Lender shall become a Lender with respect to the Refinancing Revolving Credit Commitments and all matters relating thereto. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Credit Commitments pursuant to this Section 2.15, if, on the date of such increase, there are any Revolving Credit Loans outstanding, each of the Revolving Credit Lenders under such Class shall be deemed to assign to each of the Refinancing Revolving Credit Lenders, and each of the Refinancing Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders under such Class, at par, such interests in the Revolving Credit Loans outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans under such Class will be held by existing Revolving Credit Lenders under such Class and Refinancing Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments under such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to the Revolving Credit Commitments under such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) Any Refinancing Term Commitment or Refinancing Revolving Credit Commitment may be designated a separate Class of Term Loans or Revolving Credit Commitments, as applicable, for all purposes of this Agreement.

(i) In lieu of incurring any Refinancing Term Loans, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness in the form of one or more series of senior secured notes that are secured on a pari passu basis with the Obligations (but without regard to the control of remedies) (such notes, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness in the form of one or more series of unsecured or subordinated notes or loans (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class or Classes of Loans (such Loans, “Refinanced Loans”).

(i) Any Refinancing Equivalent Debt:

(A) (1) shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Loans, (2) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans (prior to any extension thereto), (3) shall not be guaranteed by Persons other than Guarantors, (4) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a subordination agreement or provisions as reasonably agreed by the Administrative Agent, (5) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus any accrued but unpaid interest and fees on such Refinanced Loans plus existing commitments unutilized under such Refinanced Loans to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Loans and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Equivalent Debt, and (6) the covenants and events of default applicable to such Refinancing Equivalent Debt shall not be, when taken as a whole, materially more favorable, to the holders of such Indebtedness than those applicable to the Refinanced Loans (except for covenants or other provisions applicable only to periods after the Maturity Date for such Refinanced Loans) unless such covenants and events of default for such Refinancing Equivalent Debt are reflective of market terms and conditions for the type of Indebtedness incurred or issued at the time of issuance or incurrence thereof (in each case, as determined by the Borrower in good faith); provided that a certificate of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants and defaults satisfy the foregoing requirement shall be conclusive evidence that such covenants and defaults satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

(B) (1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements substantially the same as the Collateral Documents (with such differences as are appropriate to reflect the nature of such Refinancing Equivalent Debt and are otherwise reasonably satisfactory to the Administrative Agent), (2) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Obligations and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, and (y) shall be subject to a First Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent, and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, and (y) shall be subject to a Second Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent.

(C) shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance the Refinanced Loans and terminate all commitments thereunder within five (5) Business Days after the receipt by the Borrower of such proceeds.

(j) This Section 2.15 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13, Section 8.03 or Section 10.01 to the contrary.

Section 2.16 [Reserved].

Section 2.17 Extended Term Loans. (a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.17. In order to establish any Extended Term Loans, the Borrower shall provide an Extension Request to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such applicable Existing Term Loan Facility (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) and offered pro rata to each Lender under such Existing Term Loan Facility and (y) be identical to the Term Loans under the Existing Term Loan Facility from which such Extended Term Loans are to be converted, except that: (i) the scheduled amortization payments of principal, if any, and/or scheduled final maturity date of the Extended Term Loans shall be as set forth in the applicable Extension Amendment, subject to the provisos below, (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, funding discounts, OID, prepayment premiums or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Facility, in each case, to the extent provided in the applicable Extension Amendment, (iii) the applicable Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans), and (iv) Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory repayment terms (other than as to scheduled amortization and final maturity date) as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid or mandatorily repaid (other than scheduled amortization and in the case of a prepayment under Section 2.05(b)(iii)(B)) prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Facility from which they were converted) are repaid in full, unless such prepayment or repayment is in accordance with the theretofore existing provisions of this Agreement or is accompanied by at least a pro rata prepayment or repayment of such other Term Loans, as applicable; provided, further, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the final maturity of the Existing Term Loan Facility being extended and (B) scheduled amortization applicable to such Extended Term Loans shall not exceed (or occur on different dates than) the scheduled amortization (exclusive of payments required at maturity) which previously applied to the Term Loans that are being extended (which regular amortization in the same amounts may continue after the date referenced in clause (x) below) at any time prior to the final maturity of the Existing Term Loan Facility being extended. Any Class of Extended Term Loans converted pursuant to any Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans converted from an Existing Term Loan Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Facility (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.17 shall be in an aggregate principal amount that is not less than a Dollar Amount of $10,000,000 (or, in the case of any Class of Term Loans with an entire outstanding principal amount of less than a Dollar Amount of $10,000,000 that is to be extended in full, such outstanding principal amount) (unless such extension is made pursuant to clause (e) below) and the Borrower may impose an Extension Minimum Condition with respect to any Extension Request for Extended Term Loans, which may be waived by the Borrower in its sole discretion.

(b) The Borrower shall provide the applicable Extension Request (which may be in the form of a term sheet posted to a website for the benefit of the Lenders) at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility are requested to respond (although any changes to terms previously announced shall only require two (2) Business Days’ notice), and shall agree to such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Facility converted into Extended Term Loans pursuant to any Extension Request or offer made pursuant to clause (e) below. Any Lender (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Facility subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (each, a “Term Loan Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Facility which it has elected to request be converted into Extended Term Loans (subject to any customary minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Facility in respect of which applicable Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Term Loan Extension Elections shall be converted to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Term Loan Extension Election.

(c) Extended Term Loans shall be established pursuant to an Extension Amendment amending the terms of this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.17(a) above and reasonably satisfactory to the Administrative Agent. Each such Extension Amendment shall include representations (x) as to the accuracy of representations and warranties set forth in Article V of this Agreement and in the other Loan Documents in all material respects immediately before and after giving effect to such Extension Amendment and the transactions contemplated thereby and (y) that no Default shall have occurred and be continuing as of the effective date of such Extension Amendment, after giving effect to such Extension Amendment and the transactions contemplated thereby. The effectiveness of any Extension Amendment shall be subject to any Extension Minimum Condition (unless waived by the Borrower) and, to the extent reasonably requested by the Administrative Agent, be subject to receipt by the Administrative Agent of (i) board resolutions and officers’ certificates consistent with those delivered on the Closing Date, (ii) customary opinions of counsel to the Loan Parties reasonably acceptable to the Administrative Agent and (iii)

supplemental or reaffirmation agreements and/or such amendments to the Collateral Documents and/or the Guaranty as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each such Extension Amendment. Each of the parties hereto hereby (A) agrees that, notwithstanding anything to the contrary set forth in Section 10.01, this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent reasonably required to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto (including changes and additional terms as agreed by the relevant Lenders and permitted pursuant to Section 2.17(a)) and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into such Extension Amendment and (B) consents to the transactions contemplated by this Section 2.17 (including payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment).

(d) No conversion of Loans pursuant to any Term Loan Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary contained above, at any time following the establishment of a Term Loan Extension Series (and so long as the last sentence of Section 2.17(b) was not applicable thereto), the Borrower may offer any Lender of the relevant Existing Term Loan Facility (without being required to make the same offer to any or all other Lenders) who failed to make a Term Loan Extension Election in respect of all or a portion of its Term Loans on or prior to the date specified in the Extension Request relating to such Term Loan Extension Series the right to convert all or any portion of its Term Loans under the respective Existing Term Loan Facility into Extended Term Loans under such Term Loan Extension Series; provided that (A) such offer and any related acceptance (x) shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, (y) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) to those offered to the Lenders who agreed to convert their Term Loans under the Existing Term Loan Facility into Extended Term Loans pursuant to the respective Extension Request and (z) shall result in proportionate increases to the scheduled amortization payments, if any, otherwise owing with respect to the Term Loan Extension Series, (B) any Lender which agrees to an extension pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and executed by such Lender, the Administrative Agent, the Borrower (and the Required Lenders hereby irrevocably authorize the Administrative Agent to enter into any such joinder agreement) and (C) the Term Loans of any such Lender that are converted pursuant to this clause (e) shall be in an aggregate principal amount that is not less than a Dollar Amount of $1,000,000 (or, if such Lender’s outstanding Term Loans amount is less than a Dollar Amount of $1,000,000, such lesser amount), unless each of the Borrower and the Administrative Agent otherwise consents.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Term Loan Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of a Term Loan Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, notwithstanding anything to the contrary set forth in Section 10.01, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Term Loan Extension Amendment”) within 15 days following the effective date of such Extension Amendment, which Corrective Term Loan Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the applicable Existing Term Loan Facility in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Term Loan Extension Series into which such other Term Loans were initially converted, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.17(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the last sentence of Section 2.17(c).

(g) This Section 2.17 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13, Section 8.03 or Section 10.01 to the contrary.

Section 2.18 Extended Revolving Credit Commitments. (a) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments (and related Revolving Credit Loans and other related extensions of credit) of a given Class (each, an “Existing Revolving Credit Loan Facility”) be converted to extend the scheduled maturity date(s) with respect to all or a portion of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments,” and the revolving loans thereunder, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.18. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide an Extension Request to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolving Credit Loan Facility) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such applicable Existing Revolving Credit Loan Facility (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) and offered pro rata to each Lender under such Existing Revolving Credit Loan Facility and (y) be identical to the Revolving Credit Commitments under the Existing Revolving Credit Loan Facility from which such Extended Revolving Credit Commitments are to be converted, except that: (i) the scheduled amortization payments, if any, of principal, scheduled or mandatory commitment reductions, scheduled final maturity date and/or the unused line fee of (or applicable to) the Extended Revolving Credit Loans shall be as set forth in the applicable Extension Amendment, subject to the provisos below, (ii) the All-In Yield with respect to the Extended Revolving Credit Loans (whether in the form of interest rate margin, upfront fees, funding discounts, OID, prepayment premiums or otherwise) may be different than the All-In Yield for the Revolving Credit Loans of such Existing Revolving Credit Loan Facility, in each case, to the extent provided in the applicable Extension Amendment, (iii) the applicable Extension Amendment may provide for other covenants and terms that apply solely to any period after the Maturity Date which applied to the respective Existing Revolving Credit Loan Facility with respect to which the Extension Request is being made and (iv) Extended Revolving Credit Commitments may have optional prepayment terms (including call protection and prepayment premiums) and mandatory commitment reduction and repayment terms as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Revolving Credit Loans or Extended Revolving Credit Commitments, as applicable, may be optionally prepaid or mandatorily repaid (other than scheduled amortizations and in connection with the refinancing thereof with Refinancing Revolving Credit Commitments) or subject to mandatory commitment reductions prior to the Maturity Date which applied to the respective Existing Revolving Credit Loan Facility with respect to which the Extension Request is being made, unless such prepayment, repayment and/or commitment reduction is in accordance with the theretofore existing provisions of this Agreement or is accompanied by at least a pro rata prepayment, repayment and/or commitment reduction, as the case may be, of such other Revolving Credit Loans or Revolving Credit Commitments, as applicable; provided, further, that in no event shall the final maturity date of any Extended Revolving Credit Loans of a given Revolving Credit Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date which applied to the respective Existing Revolving Credit Loan Facility with respect to which the Extension Request is being made. Any Class of Extended Revolving Credit Commitments converted pursuant to any Extension Request shall be designated a series (each, a “Revolving Credit Loan Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Loan Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolving Credit Loan Extension Series with respect to such Existing Revolving Credit Loan Facility. Each Revolving Credit Loan Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.18 shall be in an aggregate amount that is not less than a Dollar Amount of $10,000,000 or, if an extension on substantially similar terms is concurrently made to Revolving Credit Commitments with the same existing maturity, then the aggregate amount for such Classes of Loans extended shall not be less than a Dollar Amount of $10,000,000 (or, in the case of any Class of Revolving Credit Commitments with an entire outstanding principal amount of less than a Dollar Amount of $10,000,000 that is to be extended in full, such outstanding principal amount) (unless, in either case, such extension is made pursuant to clause (e) below) and the Borrower may impose an Extension Minimum Condition with respect to any Extension Request for Extended Revolving Credit Commitments, which may be waived by the Borrower in its sole discretion.

(b) The Borrower shall provide the applicable Extension Request (which may be in the form of a term sheet posted to a website for the benefit of the Lenders) at least five (5) Business Days prior to the date on which Lenders under the Existing Revolving Credit Loan Facility are requested to respond (although any changes to terms previously announced shall only require two (2) Business Days’ notice), and shall agree to such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments of any Existing Revolving Credit Loan Facility converted into Extended Revolving Credit Commitments pursuant to any Extension Request or offer made pursuant to clause (e) below. Any Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolving Credit Loan Facility subject to such Extension Request converted into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, a “Revolving Credit Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolving Credit Loan Facility which it has elected to request be converted into Extended Revolving Credit Commitments (subject to any customary minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Revolving Credit Commitments under the Existing Revolving Credit Loan Facility in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Extension Request, Revolving Credit Commitments subject to Revolving Credit Extension Elections shall be converted to Extended Revolving Credit Commitments on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate amount of Revolving Credit Commitments included in each such Revolving Credit Extension Election.

(c) Extended Revolving Credit Commitments shall be established pursuant to an Extension Amendment amending the terms of this Agreement among the Borrower, the Administrative Agent, each Extending Revolving Credit Lender providing an Extended Revolving Credit Commitment thereunder, the Swing Line Lender and each applicable L/C Issuer, which shall be consistent with the provisions set forth in Section 2.18(a) above and reasonably satisfactory to the Administrative Agent. Each such Extension Amendment shall include representations (x) as to the accuracy of representations and warranties set forth in Article V of this Agreement and in the other Loan Documents in all material respects immediately before and after giving effect to such Extension Amendment and the transactions contemplated thereby and (y) that no Default shall have occurred and be continuing as of the effective date of such Extension Amendment, after giving effect to such Extension Amendment and the transactions contemplated thereby. The effectiveness of any such Extension Amendment shall be subject to any Extension Minimum Condition (unless waived by the Borrower) and, to the extent reasonably requested by the Administrative Agent, be subject to receipt by the Administrative Agent of (i) board resolutions and officers’ certificates consistent with those delivered on the Closing Date, (ii) customary opinions of counsel to the Loan Parties reasonably acceptable to the Administrative Agent and (iii) supplemental or reaffirmation agreements and/or such amendments to the Collateral Documents and/or the Guaranty as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each such Extension Amendment. Each of the parties hereto hereby (A) agrees that, notwithstanding anything to the contrary set forth in Section 10.01, this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent reasonably required to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto (including changes and additional terms as agreed by the relevant Lenders and permitted pursuant to Section 2.18(a)) and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into such Extension Amendment and (B) consents to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment).

(d) No conversion of Revolving Credit Commitments (and related Revolving Credit Loans) pursuant to any Extension Amendment in accordance with this Section 2.18 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary contained above, at any time following the establishment of a Revolving Credit Loan Extension Series (and so long as the last sentence of Section 2.18(b) was not applicable thereto), the Borrower may offer any Lender of the relevant Existing Revolving Credit Loan Facility (without being required to make the same offer to any or all other Lenders) who failed to make a Revolving Credit Extension Election in respect of all or a portion of its Revolving Credit Commitments on or prior to the date specified in the Extension Request relating to such Revolving Credit Loan Extension Series the right to convert all or any portion of its Revolving Credit Commitments (and related extensions of credit) under the respective Existing Revolving Credit Loan Facility into Extended Revolving Credit Commitments (and related extensions of credit) under such Revolving Credit Loan Extension Series; provided that (A) such offer and any related acceptance (x) shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent and (y) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) to those offered to the Lenders who agreed to convert their Revolving Credit Commitments under the Existing Revolving Credit Loan Facility into Extended Revolving Credit Commitments pursuant to the respective Extension Request, (B) any Lender which agrees to an extension pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and executed by such Lender, the Administrative Agent and the Borrower (and the Required Lenders hereby irrevocably authorize the Administrative Agent to enter into any such joinder agreement) and (C) the Extended Revolving Credit Commitments of any such Lender that are converted pursuant to this clause (e) shall be in an aggregate amount that is not less than a Dollar Amount of $5,000,000 (or, if such Lender’s outstanding Revolving Credit Commitments amount is less than a Dollar Amount of $5,000,000, such lesser amount), unless each of the Borrower and the Administrative Agent otherwise consents.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Revolving Credit Commitments of a given Revolving Credit Loan Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of a Revolving Credit Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Revolving Credit Extension Amendment”) within 15 days following the effective date of such Extension Amendment, which Corrective Revolving Credit Extension Amendment shall (i) provide for the conversion and extension of Extended Revolving Credit Commitments of the applicable Revolving Credit Loan Extension Series into which such other Revolving Credit Commitments were initially converted, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.18(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the last sentence of Section 2.18(c).

(g) This Section 2.18 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13, Section 8.03 or Section 10.01 to the contrary.

Section 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender of a given Class is a Defaulting Lender:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, modification, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Facility Lenders, Required Term Lenders and Required Revolving Credit Lenders;

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall not be paid or distributed to that Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the Termination Date and shall be applied at such time or times as may be reasonably determined by the Administrative Agent and the Borrower as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer, the Swing Line Lender or the Borrower, as applicable, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, so long as no Event of Default exists, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, after the Termination Date, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

(c) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender);

(d) if any Letter of Credit Exposure exists, or any Swing Line Loan is outstanding, at the time a Revolving Credit Lender of a given Class becomes a Defaulting Lender then:

(i) all or any part of such Letter of Credit Exposure or outstanding Swing Line Loans shall be reallocated, for each applicable Class or Facility, among the Revolving Credit Lenders that are Non-Defaulting Lenders, in respect of such Class or Facility, in accordance with their respective Revolving Credit Percentages but only to the extent (x) the sum of the Revolving Credit Exposures of all Revolving Credit Lenders that are Non-Defaulting Lenders in respect of such Class or Facility plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Revolving Credit Commitments for the applicable Class or Facility, (y) immediately following the reallocation to a Revolving Credit Lender that is a Non-Defaulting Lender, the Revolving Credit Exposure of such Revolving Credit Lender does not exceed its Revolving Credit Commitment for the applicable Class or Facility at such time and (z) the conditions set forth in Sections 4.02(a) and (b) are satisfied at the time of such reallocation (and, so long as the Borrower has been provided with prior written notice of such reallocation, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time (unless the Borrower shall have otherwise notified the Administrative Agent at such time));

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two (2) Business Days following notice by the Administrative Agent, Cash Collateralize in a manner reasonably satisfactory to the applicable L/C Issuer or Swing Line Lender, as applicable, such Defaulting Lender’s Letter of Credit Exposure or Pro Rata Share of any outstanding Swing Line Loan, as applicable (in each case, after giving effect to any partial reallocation pursuant to clause (i) above), in an aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure or Pro Rata Share of any such Swing Line Loan, as applicable, for so long as such Letter of Credit Exposure or such Swing Line Loan, as applicable, is outstanding;

(iii) the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Letter of Credit Exposure, except to the extent the Defaulting Lender has Cash Collateralized such Defaulting Lender’s Letter of Credit Exposure;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.19(d), then the fees payable to the Revolving Credit Lenders of the applicable Class pursuant to Section 2.03(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Credit Percentages; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.19(d), then, without prejudice to any rights or remedies of any L/C Issuer or any Revolving Credit Lender hereunder, all letter of credit fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each L/C Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(e) notwithstanding anything to the contrary contained in Section 2.03, so long as any Revolving Credit Lender is a Defaulting Lender (i) no L/C Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateral has been provided by the Borrower in accordance with Section 2.03(g) and Section 2.19(d), and (ii) participating interests in any such newly issued or increased Letter of Credit shall be allocated among Revolving Credit Lenders of the applicable Class that are Non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and Defaulting Lenders shall not participate therein); and

(f) In the event that the Administrative Agent, the Borrower, the Swing Line Lender and each L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Revolving Credit Lenders of the applicable Class shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Revolving Credit Commitments and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Revolving Credit Percentage (provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender) and (ii) so long as no Event of Default then exists, all funds held as Cash Collateral shall thereafter be promptly returned to the Borrower. If the Revolving Credit

Commitments have been terminated, all other Obligations in respect of the Revolving Credit Facility have been paid in full and no Letters of Credit are outstanding, then all funds held as Cash Collateral shall thereafter be promptly returned to the Borrower.

Section 2.20 [Reserved].

Section 2.21 [Reserved].

Section 2.22 Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Amount of each Revolving Credit Loan denominated in an Alternative Currency and the applicable L/C Issuer shall determine the Dollar Amount of the L/C Obligation in respect of each Letter of Credit denominated in an Alternative Currency (i) as of the first day of each Interest Period applicable thereto and (ii) as of the first day of each fiscal quarter of the Borrower, and shall promptly notify the Administrative Agent (in the case of a determination by a L/C Issuer) who shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Spot Rate (x) on the date of the related Request for Credit Extension for purposes of the initial such determination for any Revolving Credit Loan or Letter of Credit and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b) If after giving effect to any such determination of a Dollar Amount, the sum of the aggregate Outstanding Amount of the Revolving Credit Loans denominated in Alternative Currencies and the L/C Obligations denominated in Alternative Currencies exceeds the aggregate amount of Revolving Credit Commitments then in effect by 5% or more, the Borrower shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay the applicable outstanding Dollar Amount of the Revolving Credit Loans denominated in Alternative Currencies or take other action as the Administrative Agent, in its discretion, may direct (including Cash Collateralization of the applicable L/C Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

Section 2.23 Loan Repricing Protection. At the time of the effectiveness of any Repricing Transaction that is consummated on or prior to the one year anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with Initial Term Loans that are either prepaid, refinanced, substituted, replaced or otherwise subjected to a pricing reduction in connection with such Repricing Transaction (including, if applicable, any Non-Consenting Lender), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction described in clause (i) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid, refinanced, substituted or replaced in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (ii) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Transaction.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes. (a) Except as required by law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) taxes (other than those described in clause (i)) imposed by reason of any connection between such Agent or Lender and any taxing jurisdiction other than a connection arising solely by having executed or entered into any Loan Document, having received payments thereunder or having been a party to, having performed its obligations under, having received or perfected a security interest under, having entered into any other transaction pursuant to and/or having enforced, any Loan Documents, (iii) with respect to any Lender, any withholding tax that is or would be required to be withheld pursuant to Laws in effect at the time such Lender becomes a party hereto (or changes its applicable Lending Office), except to the extent that such Lender’s assignor (if any), immediately prior to the assignment to such Lender, or such Lender, immediately prior to such Lender’s change in Lending Office, was entitled to additional amounts in respect of such withholding tax pursuant to this Section 3.01(a), (iv) any withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Section 3.01(b), Section 3.01(c)(i) and Section 3.01(c)(ii) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(c)(iii) (in the case of any U.S. Lender, as defined below), (v) any withholding taxes imposed pursuant to FATCA, (vi) any U.S. backup withholding taxes, and (vii) additions to tax, penalties and interest on the foregoing amounts in clauses (i) through (vi) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If the Borrower, a Guarantor or any other applicable withholding agent is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable by the Borrower or applicable Guarantor under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of any such payment by the Borrower or any Guarantor (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent). If the Borrower or any Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or Guarantor, the Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) Any Agent or Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Agent or Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Agent or Lender is subject to backup withholding or information reporting requirements.

(c) Without limiting the generality of the foregoing:

(i) To the extent it is legally eligible to do so, each Agent or Lender that is not a U.S. Person (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Foreign Lender becomes a party hereto, two (2) accurate, complete and original signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN (and when released in final form, IRS Form W-8BEN-E) or successor form certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI or successor form certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit H (a “Non-Bank Certificate”) and an IRS Form W-8BEN (and when released in final form, IRS Form W-8BEN-E) or successor form, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by, as and to the extent applicable, a Form W-8BEN (and when released in final form, IRS Form W-8BEN-E), Form W-8ECI, Non-Bank Certificate (provided, that if the Foreign Lender is a partnership (and not a Participating Lender), the Foreign Lender may provide a Non-Bank Certificate on behalf of its beneficial owners), IRS Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Foreign Lender need not provide certificates or supporting documentation from beneficial owners if (x) the Foreign Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (y) such Foreign Lender is as a result able to establish, and does establish, that payments to such Foreign Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(ii) (1) In addition, each such Foreign Lender shall, to the extent it is legally eligible to do so, (i) promptly submit to the Borrower and the Administrative Agent two (2) accurate, complete and original signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that such Foreign Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent, in writing, of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(2) If a payment made to a Lender or any Agent under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or such Agent has complied with such Lender’s or such Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Agent or Lender that is a U.S. Person (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such U.S. Lender is not subject to United States federal backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent; provided, however, that if such Agent or Lender is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation).

(d) [Reserved].

(e) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise (in the nature of a documentary or similar tax), property, intangible, filing or mortgage recording taxes or charges or similar levies imposed by any Governmental Authority which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts imposed in connection with an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document was made at the request of the Borrower pursuant to Section 3.07 (all such non-excluded taxes described in this Section 3.01(e) being hereinafter referred to as “Other Taxes”).

(f) If any Taxes with respect to any payment received by any Agent or Lender in respect of any Loan Document, or any Other Taxes, are directly asserted against any Agent or Lender, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Agent or Lender for the full amount of such Taxes and Other Taxes (and any Taxes and Other Taxes imposed on amounts payable under this Section 3.01), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(f) shall be made within ten (10) days after the date the Borrower receives written demand for payment from such Agent or Lender. A certificate as to the amount of such payment or liability delivered to the Borrower by an Agent or a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(g) [Reserved].

(h) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded or additional amounts have been payable hereunder, the relevant Lender or the relevant Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes if so requested by the Borrower; provided that (i) such Lender or Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (ii) the Borrower pays all related expenses of such Agent or Lender, (iii) the Borrower indemnifies such Lender or Agent for any liabilities or other costs incurred by such party in connection with such challenge and (iv) Borrower indemnifies Lender or the relevant Agent, as applicable, for any indemnifiable Taxes or Other Taxes before any such contest.

(i) If any Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor, as the case may be, or with respect to which the Borrower or any Guarantor, as the case may be, has paid additional amounts pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor, as the case may be, under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any taxes) incurred by such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Such Agent or such Lender, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or such Agent may delete any information therein that such Lender or such Agent deems confidential or not relevant to such refund in its reasonable discretion).

(j) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a) with respect to such Lender, it will, if requested by the Borrower in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax-related forms which such Lender is legally eligible to deliver and which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its Lending Office(s) to suffer any economic, legal or regulatory disadvantage; and provided, further that nothing in this Section 3.01(j) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) or (f).

(k) Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(l) With respect to any Lender’s claim for compensation under this Section 3.01, the Borrower shall not be required to compensate such Lender for any amount incurred unless such Lender notifies the Borrower of the event that gives rise to such claim within 180 days after such Lender obtains knowledge of such event.

(m) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(n) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and the Swing Line Lender.

(o) Without limiting the provisions of Sections 3.01(a) or (f) above, each Lender shall indemnify the Borrower, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all taxes excluded from the definition of Taxes under clauses (iii), (iv) or (vi) of the first sentence of Section 3.01(a) (and any related additions to tax, penalties and interest under clause (vii) thereof) imposed in respect of such Lender, and any reasonable expenses arising therefrom or with respect thereto, that are incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower pursuant to Sections 3.01(b), (c)(i), (c)(ii) or (c)(iii).

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, (I) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate), or (II) if applicable and such Loans are denominated in an Alternative Currency, to the extent the Borrower and all Appropriate Lenders agree, convert such Loans to Loans bearing interest at an alternative rate mutually acceptable to the Borrower and all of the Appropriate Lenders, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such

Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason, adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein (or, in the case of a pending request for a Loan denominated in an Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate).

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans, etc.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except, in each case, for Taxes covered by Section 3.01 and amounts excluded from the definition of Taxes pursuant to clauses (i) through (vi) of the first sentence of Section 3.01(a) (and any additions to tax, penalties and interest on the foregoing amounts in said clauses (i) through (vi)) that are imposed with respect to payments for or on account of any Agent or any Lender under any Loan Document and any Other Taxes and amounts excluded from the definition of Other Taxes pursuant to Section 3.01(e)); or

(iii) (A) impose on any Lender any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or (B) cause a reduction in the amount received or receivable by any Lender in connection with any of the foregoing, that is not otherwise accounted for in the definition of Adjusted Eurocurrency Rate (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (x) reserve requirements contemplated by Section 3.04(d) and (y) amounts otherwise excluded in the parenthetical in clause (ii) immediately above);

or the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or issuing or participating in any Letters of Credit (or of maintaining its obligation to make any such Loan or issue or participate in any such Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs or such reduction in amount (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. At any time that any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may, subject to Section 3.05, either (i) if the affected Eurocurrency Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from such Lender or (ii) if the affected Eurocurrency Rate Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, if applicable.

(b) Capital Requirements. If any Lender reasonably determines that the introduction of any Change in Law regarding capital adequacy or liquidity requirements, or any change therein or the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender, or any corporation or holding company controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subclause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves on Eurocurrency Rate Borrowings. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Rate funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender; provided, further, that any such costs described in clauses (d)(i) and (d)(ii) resulting from reserve requirements contemplated by the definition of Adjusted Eurocurrency Rate shall be excluded for all purposes under this Section 3.04(d). If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). No Lender shall demand compensation pursuant to this Section 3.04 unless such Lender is generally making corresponding demands on similar types of borrowers for similar amounts pursuant to similar provisions in other loan documents to which such Lender is a party.

(f) Mitigation. If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c), (d) or (e).

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07,

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any

Lender gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer, as applicable shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as applicable to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as applicable in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans denominated in Dollars from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans denominated in Dollars, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another Interest Period any Eurocurrency Rate Loan denominated in Dollars, or to convert Base Rate Loans into Eurocurrency Rate Loans denominated in Dollars shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another Interest Period by such Lender as Eurocurrency Rate Loans denominated in Dollars shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans denominated in Dollars shall remain as Base Rate Loans.

(d) Conversion of Eurocurrency Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans denominated in Dollars no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans denominated in Dollars made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans denominated in Dollars, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurocurrency Rate Loans denominated in Dollars and by such Lenders are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(e) Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to Section 3.04 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities.

Section 3.07 Replacement of Lenders under Certain Circumstances. If (i) any Lender becomes a Defaulting Lender, (ii) any Lender requests compensation under Section 3.04 or ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (iii) the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iv) any Lender is a Non-Consenting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees (none of whom shall be a Defaulting Lender) that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) pursuant to any Assignment and Assumption executed pursuant to Section 3.07(c), (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f) such assignment does not conflict with applicable Laws.

In connection with any such replacement, if any such Lender being replaced pursuant to this Section 3.07 does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender being replaced pursuant to this Section 3.07, then such Lender being replaced pursuant to this Section 3.07 shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender.

Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit issued and outstanding hereunder unless any such Letters of Credit have been Cash Collateralized or other arrangements reasonably satisfactory to such L/C Issuer shall have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment or modification thereto, (ii) the consent, waiver or amendment or modification in question requires the agreement of each Lender, all affected Lenders or all the Lenders in accordance with the terms of Section 10.01 with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment or modification, then any Lender who does not agree to such consent, waiver or amendment or modification shall be deemed a “Non-Consenting Lender.” If any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans pursuant to this Section 3.07 on or prior to the one year anniversary of the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Transaction, the Borrower shall pay to such Non-Consenting Lender the fee set forth in Section 2.23 to the extent applicable.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender or L/C Issuer to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver by the Commitment Parties of each of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf form by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (if applicable):

(i) a Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension and which shall be delivered on the Closing Date;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii) executed counterparts of this Agreement duly executed by the Borrower;

(iv) each Guaranty and other Collateral Document set forth on Schedule 1.01B required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party party thereto as of the Closing Date, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein (except as otherwise set forth on Schedule 1.01B) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (except as otherwise set forth on Schedule 1.01B); and

(B) evidence that all other actions, recordings and filings (except as otherwise set forth in Schedule 1.01B) that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(v) such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of each Loan Party (in each case, to the extent applicable), certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) a customary opinion from Ropes & Gray LLP, counsel to the Loan Parties;

(vii) evidence that all insurance (other than title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as mortgagee/loss payee and/or as an additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named;

(viii) copies of recent Uniform Commercial Code, tax and intellectual property Lien searches and copies of judgment searches, in each case, in each jurisdiction reasonably requested by the Administrative Agent in respect of the Loan Parties; and

(ix) a certificate attesting to the Solvency of the Borrower and its Restricted Subsidiaries, on a consolidated basis, on the Closing Date after giving effect to the Transaction, from the chief financial officer of the Borrower.

(b) All fees, premiums, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other transaction costs incurred in connection with the

Transaction (including to fund any OID and upfront fees) and expenses required to be paid under the Commitment Letter and the Fee Letter on the Closing Date to the Agents, the Lead Arrangers and the Lenders to the extent invoiced in reasonable detail at least two (2) Business Days before the Closing Date (except as otherwise reasonably agreed to by the Borrower) shall have been paid in full to the extent then due.

(c) Prior to, or substantially concurrently with, the initial Credit Extensions, (i) the Borrower shall have terminated the Existing Credit Agreement and all related liens and security interests (it being understood that any letters of credit, bank guarantees and similar accommodations outstanding thereunder may remain outstanding to the extent deemed reissued under this Agreement or otherwise Cash Collateralized in a manner reasonably satisfactory to the Arrangers on the Closing Date).

(d) The Commitment Parties shall have received at least five (5) Business Days prior to the Closing Date all documentation and other information about the Borrower and each Guarantor reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(e) Since January 3, 2014, there not having occurred any event, change, condition, occurrence or circumstance which, either individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Eurocurrency Rate Loans or a Borrowing pursuant to any Incremental Amendment) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) At the time of and immediately after giving effect to any Borrowing after the Closing Date, no Default shall have occurred and be continuing.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or a Borrowing in connection with any Incremental Amendment) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

On the Closing Date and to the extent required pursuant to Section 4.02 hereof, the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders that:

Section 5.01 Existence, Qualification and Power. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary (a) is a Person duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the due organization, formation, incorporation or existence of the Loan Parties), (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party do not and will not (A) materially contravene the terms of any of its Organization Documents; (B) result in any breach or contravention of, or the creation of any material Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (I) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (II) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (C) violate any applicable Laws; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (B) and (C), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) filings or other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings described in the Collateral Documents, and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party hereto and thereto in accordance with its respective terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein (subject, in the case of the Quarterly Financial Statements to changes resulting from normal year-end adjustments and the absence of footnotes).

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened.

Section 5.08 Ownership of Property; Liens. Each of the Borrower and the Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Borrower and the Restricted Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of the Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits required for the operation of the business) and (ii) neither the Borrower nor any of the Restricted Subsidiaries is subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or other Environmental Liability.

(b) Neither the Borrower nor any of the Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any of its current or former real estate or facilities in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Restricted Subsidiaries have timely filed all federal and state and other tax returns and reports required to be filed, and have timely paid all federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance. (a) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) neither the Borrower nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or Section 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any of its ERISA Affiliates has engaged in a transaction that is subject to Section 4069 or Section 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(a), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except where noncompliance or the incurrence of a material obligation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Laws, and neither the Borrower nor any Restricted Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 5.12 Subsidiaries. As of the Closing Date, (a) neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed on Schedule 5.12, (b) all of the outstanding Equity Interests in the Restricted Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and (c) all outstanding Equity Interests owned by the Borrower or any other Loan Party in any of their respective Subsidiaries are owned free and clear of all Liens of any Person except (x) to the extent permitted by the Collateral and Guarantee Requirement, (y) those created under the Collateral Documents and (z) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary and (b) sets forth the ownership interest of the Borrower in each of its Subsidiaries, including the percentage of such ownership.

Section 5.13 Margin Regulations; Investment Company Act. (a) As of the Closing Date, not more than 25% of the value of the Collateral of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, in each case, in a manner that would violate Regulation U, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) No Loan Party is an “investment company” as defined in the Investment Company Act of 1940.

Section 5.14 Disclosure. No written information or written data furnished or concerning the Loan Parties that has been made available to any Agent or any Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto); provided, that (a) with respect to financial estimates, projected financial information, forecasts and other forward-looking information, the Borrower represents and warrants only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation and at the time such financial estimates, projected financial information, forecasts and other forward looking information are made available to any Agent or Lender; it being understood that (i) such projections are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

Section 5.15 Intellectual Property; Licenses, Etc.The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16 Solvency. On the Closing Date, after giving effect to the Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17 Use of Proceeds. All proceeds of the Facilities shall be used as provided in Section 6.17.

Section 5.18 Compliance with Laws. Each Loan Party and each Restricted Subsidiary is in compliance with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.19 Collateral Documents. Subject to the terms of Section 4.01 and except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable

Collateral Documents, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, enforceable and, to the extent applicable under applicable Laws, perfected Lien on the Collateral with the ranking or priority required by the relevant Collateral Documents (subject to Liens permitted by Section 7.01) on all right, title and interest of the Borrower and the other applicable Loan Parties, respectively, in the Collateral described therein (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or by possession or control).

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.11, 6.13 or 4.01(a)(iv), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(iv).

Section 5.20 PATRIOT Act; FCPA; OFAC. (a) Each of the Borrower and the Restricted Subsidiaries and, to the knowledge of the Borrower, each director, officer, agent, employee and controlled Affiliate of the Borrower and the Restricted Subsidiaries, is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the PATRIOT Act and any other applicable terrorism and money laundering Laws of the United States.

(b) Each of the Borrower and the Restricted Subsidiaries and, to the knowledge of the Borrower, each director, officer, agent, employee and controlled Affiliate of the Borrower and the Restricted Subsidiaries, is in compliance, in all material respects, with the FCPA and any other applicable anti-bribery or anti-corruption Laws of the United States (collectively, “Anti-Corruption Laws”). No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower and the Restricted Subsidiaries, indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(c) None of the Borrower or any of the Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrower or any of the Restricted Subsidiaries, is currently the subject of any U.S. sanctions or economic embargoes administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury or any other sanctions authority of the United States (collectively, “Sanctions” and the associated Laws, collectively, “Sanctions Laws”). Each of the Borrower and the Restricted Subsidiaries and, to the knowledge of the Borrower, each director, officer, agent, employee and controlled Affiliate of the Borrower and the Restricted Subsidiaries, is in compliance, in all material respects, with all Sanctions Laws. None of the Borrower or any of the Restricted Subsidiaries will directly or, to the knowledge of the Borrower and the Restricted Subsidiaries, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person or in any country or territory that at such time is the subject of any Sanctions.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Obligations under Secured Cash Management Agreements) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than the Letters of Credit which have been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03 and Section 6.15) cause each of the Restricted Subsidiaries to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending October 3, 2014 of the Borrower), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as may be required as a result of (x) a prospective default or event of default with respect to any financial covenant (including the financial covenant set forth in Section 7.11), (y) in the case of the Term Lenders, an actual Default with respect to the financial covenant set forth in Section 7.11 or (z) the impending maturity of the Loans);

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending July 4, 2014, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year (in the case of consolidated statements of income or operations) and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c) within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending October 3, 2014 of the Borrower), a consolidated budget for the then-current fiscal year as customarily prepared by management of the Borrower and setting forth the material underlying assumptions based on which such consolidated budget was prepared (including any projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the then-current fiscal year and the related consolidated statements of projected operations or income and projected cash flow, in each case, to the extent prepared by management of the Borrower and included in such consolidated budget, which projected financial statements shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such projected financial statements, it being understood that actual results may vary from such projections and that such variations may be material); and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, if applicable, an internally prepared management summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Permitted Parent or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by an internally prepared management summary of consolidating information that explains in reasonable detail the differences between the information relating to such parent and its Subsidiaries on a consolidated basis, on the one hand, and the information relating to the Borrower and the Subsidiaries on a consolidated basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by an opinion of an independent registered public accounting firm of nationally recognized standing, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as may be required as a result of (x) a prospective default or event of default with respect to any financial covenant (including the financial covenant set forth in Section 7.11), (y) in the case of the Term Lenders, an actual Default with respect to the financial covenant set forth in Section 7.11 or (z) the impending maturity of the Loans).

Any financial statements required to be delivered pursuant to Sections 6.01(a) or (b) shall not be required to contain purchase accounting adjustments relating to any acquisition to the extent it is not practicable to include any such adjustments in such financial statements.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any similar Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other provision of this Article VI;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other provision of this Article VI;

(d) together with the delivery of a Compliance Certificate with respect to the financial statements referred to in Section 6.01(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report) and (ii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary and/or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e) promptly such additional financial information regarding any Loan Party or any Restricted Subsidiary as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request; provided that such financial information is otherwise prepared by such Loan Party in the ordinary course of business and is of a type customarily provided to lenders in similar syndicated credit facilities.

Documents certificates, other information and notices required to be delivered pursuant to Section 6.01 and 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any Permitted Parent) posts such documents, or provides a link thereto on its website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are delivered by the Borrower (or any Permitted Parent) (including by facsimile or electronic mail) to the Administrative Agent or its designee for posting) on the Borrower’s behalf on Intralinks®, Syndtrak® or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) with respect to the items required to be delivered pursuant to Section 6.02(b) above in respect of information filed by the Borrower or any Restricted Subsidiary with any securities exchange or the SEC or any governmental or private regulatory authority (other than Form 10-K and 10-Q reports satisfying the requirements in Sections 6.01(a) and (b) respectively), such items have been made available on the website of such exchange authority or the SEC; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper (which may be electronic copies delivered via electronic mail) copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent on behalf of such Lender and (B) other than with respect to items required to be delivered pursuant to Section 6.02(b) above, the Borrower (or any Permitted Parent) shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks®, Syndtrak® or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as either information that is publicly available (or could be derived from publicly available information) or not material information (although it may be confidential, sensitive and proprietary) with respect to such Person or its securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); and (y) all Borrower Materials specifically marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any non-compliance by the Borrower or any Restricted Subsidiary or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event or with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Laws or plan terms that, in any such case referred to in clauses (i), (ii) or (iii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect those of its rights (including IP Rights), licenses, permits, privileges, and franchises, which are material to the conduct of its business, except in the case of clause (a) or (b) to the extent (x) (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) pursuant to any merger, amalgamation, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

Section 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain,

preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage, of such types and in such amounts as reasonably determined in good faith by the management of the Borrower as appropriate for the business of the Borrower and its Restricted Subsidiaries (after giving effect to any self-insurance reasonable and customary for similarly situated Persons as reasonably determined in good faith by the management of the Borrower as appropriate for the business of the Borrower and its Restricted Subsidiaries), and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Borrower shall use commercially reasonable efforts to ensure that each such policy of insurance (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) shall, unless otherwise agreed by the Administrative Agent, as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder (in the case of property insurance with respect to the Collateral).

Section 6.08 Compliance with Laws. Comply in all material respects with its Organization Documents and the requirements of all Laws (including without limitation the Laws referred to in Section 5.20) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, maintain policies and procedures designed to promote and achieve compliance with the Laws referred to in Section 5.20, and have appropriate controls and safeguards in place designed to prevent any proceeds of any Loans from being used contrary to the representations and undertakings set forth herein, except, in each case, in instances in which (i) such requirement of Law, order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted or (ii) the failure to comply therewith (or the failure to maintain such policies or procedures or have such appropriate controls) would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties, as the case may be in a manner that permits preparation of the financial statements in accordance with GAAP (it being understood and agreed that certain Foreign Subsidiaries may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with the generally accepted accounting principles that are applicable in their respective jurisdictions of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and such one (1) time shall be at the Borrower’s expense (it being understood that unless an Event of Default has occurred and is continuing, the Administrative Agent shall only visit locations where books and records and/or senior officers are located); provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) on behalf of the Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement with any third party or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, to the extent legally permissible, the Borrower shall notify the Administrative Agent that any such document, information or other matter is being withheld pursuant to clauses (a), (b) or (c) of this Section 6.10 and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

Section 6.11 Covenant to Guarantee Obligations and Give Security. From and after the Closing Date, at the Borrower’s expense, in accordance with and subject to the terms, conditions, and limitations of Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation, incorporation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Domestic Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary) or upon any wholly owned Domestic Subsidiary ceasing to be an Excluded Subsidiary:

(i) within the later of forty-five (45) days (or ninety (90) days in the case of any item or deliverable with respect to Material Real Property and subject to the limitations set forth in Section 6.13(b)) or the date of delivery of the Compliance Certificate for any fiscal quarter in which such formation, incorporation, acquisition or designation occurred (or, in each case, such longer period as the Administrative Agent may agree to in its reasonable discretion) after such formation, incorporation, acquisition or designation:

(1) cause each such Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(2) cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Real Property, joinders to the Guaranty, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b) and subject to the limitation set forth therein) required by the Collateral Documents or, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(3) cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated and required to be delivered pursuant to the Collateral Document under which a security interest has been granted over such Equity Interests) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(4) take and cause the applicable Domestic Subsidiary and each direct or indirect parent of such applicable Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of financing statements under the Uniform Commercial Code or other applicable Laws and other applicable registration forms and filing statements, and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, enforceable and, to the extent applicable under applicable Laws, perfected (to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii) within (45) days (or ninety (90) days in the case of any opinion with respect to Material Real Property and subject to the limitations set forth in Section 6.13(b)) (or, in each case, such longer period as the Administrative Agent may agree to in its reasonable discretion and, in any event, not prior to the date of delivery of the Compliance Certificate for any fiscal quarter in which such formation, incorporation, acquisition or designation occurred) after the reasonable request, if any, therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(b) (i) to the extent not executed and delivered on the Closing Date, execute and deliver or cause to be executed and delivered the Collateral Documents and Guarantees set forth on Schedule 1.01B on or prior to the dates corresponding to such Collateral Documents and Guarantees set forth on Schedule 1.01B or such longer period as the Administrative Agent may agree to in its reasonable discretion; and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party, and to the extent such Material Real Property shall not already be subject to a valid, enforceable and, to the extent applicable under applicable Law, perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Collateral Agent and will take, or cause the relevant Loan Party to take the actions referred to in Section 6.13(b).

Section 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits.

Section 6.13 Further Assurances. Subject to the provisions and limitations of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower:

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property acquired after the Closing Date by any Loan Party, provide the Collateral Agent with a Mortgage in respect of such Material Real Property within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition of such Material Real Property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid, enforceable and, to the extent applicable under applicable Laws, perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the real property described therein in the ranking or the priority of which it is expressed to have within the Mortgage Policies, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii) to the extent reasonably requested by the Administrative Agent, opinions of local counsel for the Loan Parties in states in which such Material Real Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv) as promptly as practicable after the reasonable request therefor by the Administrative Agent or the Collateral Agent, surveys and Phase I type environmental assessment reports and appraisals (if required under FIRREA), flood certifications under Regulation H of the FRB (together with evidence of federal flood insurance for any such property located in a flood hazard area); provided that the Administrative Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental site assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(v) such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the real property described in the Mortgages has been taken.

(c) Upon the formation or incorporation of a Permitted Parent, cause such Permitted Parent to, subject to clause (ii) below, within forty-five (45) days (or ninety (90) days in the case of any item or deliverable with respect to Material Real Property and subject to the limitations set forth in Section 6.13(b)) after such formation or incorporation:

(i) duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Real Property, joinders to the Guaranty, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b) and subject to the limitation set forth therein) required by the Collateral Documents or, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(ii) notwithstanding the foregoing, within fifteen (15) days after such formation or incorporation, pledge to the Collateral Agent, for the benefit of the Secured Parties, 100% of the Equity Interests of the Borrower and deliver any and all certificates representing such Equity Interests, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(iii) take whatever action (including the recording of Mortgages, the filing of financing statements under the Uniform Commercial Code or other applicable Laws and other applicable registration forms and filing statements, and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, enforceable and, to the extent applicable under applicable Laws, perfected (to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 6.14 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate (or re-designate) any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Event of Default shall have occurred and be continuing, (ii) to the extent the financial covenant in Section 7.11 is then in effect, immediately after giving effect to such designation the Borrower shall be in compliance with such financial covenant (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Junior Financing and (iii) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as described in the immediately succeeding sentence is permitted by Section 7.02. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or a Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or a Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not a specific rating) from S&P and a public corporate family rating (but not a specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not a specific rating) in respect of the Initial Term Loans from each of S&P and Moody’s.

Section 6.16 [Reserved].

Section 6.17 Use of Proceeds. Use the proceeds (a) of the Initial Term Loans, whether directly or indirectly, to repay obligations in respect of the Existing Credit Agreement, to pay Transaction Expenses, to fund cash on the Borrower’s and its Subsidiaries’ balance sheet, for working capital and other general corporate purposes (including to fund OID or upfront fees in connection with the Transaction, Capital Expenditures, Permitted Acquisitions and other permitted Investments, Restricted Payments, refinancing of indebtedness and any other transaction not prohibited by this Agreement), (b) of the Revolving Credit Loans and Letters of Credit made available on the Closing Date, for working capital needs, to pay Transaction Expenses to the extent required (including to fund OID or upfront fees in connection with the Transaction), and to backstop, replace or cash collateralize letters of credit outstanding on the Closing Date under the Existing Credit Agreement, and (c) of any Borrowing after the Closing Date, for any purpose not otherwise prohibited under this Agreement, including for general corporate purposes, working capital needs, Capital Expenditures, Permitted Acquisitions and other permitted Investments, Restricted Payments, refinancing of indebtedness and any other transaction not prohibited by this Agreement.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Obligations under Secured Cash Management Agreements) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens created pursuant to any Loan Document and (ii) Liens on cash or deposits to Cash Collateralize any Letters of Credit as contemplated hereunder;

(b) Liens existing on the date hereof and set forth on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens in favor of landlords, so long as, in each case, such Liens secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) no other action has been taken to enforce such Lien, or (ii) such Lien is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(e) pledges or deposits (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or similar legislation, health, disability or other employee benefits, (ii) in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiaries or any other insurance or self-insurance arrangements and (iii) in respect of letters of credit or bank guarantees that have been posted by the Borrower or any Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f) pledges or deposits (i) to secure the performance of bids, tenders, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs, bid and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or consistent with industry practice and (ii) in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) easements, servitudes, rights-of-way, restrictions (including zoning, building and similar restrictions), encroachments, protrusions, covenants, variations in area of measurement, declarations on or with respect to the use of property, matters of record affecting title, liens restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put, and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with this Agreement;

(h) Liens arising from judgments or orders for the payment of money (or appeal or other surety bonds relating thereto) not constituting an Event of Default under Section 8.01(g);

(i) (i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (B) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, the proceeds and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired or improved with the proceeds of such Indebtedness; provided that, in the case of each of subclause (A) and (B), individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates and (ii) Liens on assets of Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries permitted pursuant to Section 7.03 or other obligations of any Non-Loan Party not constituting Indebtedness;

(j) (i) leases, licenses, subleases or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business (or other agreements under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services in the ordinary course of business) which do not (A) interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole, or (B) secure any Indebtedness for borrowed money and (ii) the rights reserved or vested in any Person by the terms of any lease, license, sublease, sublicense, franchise, grant or permit held by the Borrower or any other Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, sublease, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or other similar provisions of applicable Laws on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of common or statutory Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff);

(m) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(f), Section 7.02(i), Section 7.02(j), Section 7.02(n), Section 7.02(p), Section 7.02(q), Section 7.02(s), Section 7.02(t), Section 7.02(u), Section 7.02(dd), Section 7.02(ff) and Section 7.02(gg) to be applied against the purchase price for such Investment or, (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition;

(n) Liens on property of (and Equity Interests in) any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary incurred pursuant to Section 7.03(b);

(o) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03; provided that no Loan Party shall grant a Lien in favor of any Non-Loan Party;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof, which at the election of the Borrower, shall be subject to a First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or other lien subordination and intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other property of the Borrower or any Restricted Subsidiary other than the Person(s) acquired and/or formed to make such acquisitions and Subsidiaries of such Person(s) (other than the proceeds or products thereof and other than after-acquired property of and Equity Interests in such acquired Restricted Subsidiary (it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates)) and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g) (but excluding, in the case of any Unrestricted Subsidiary designated (or redesignated) as a Restricted Subsidiary, Liens securing Indebtedness permitted pursuant to Section 7.03(g)(ii)), (n) or (u);

(q) any interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or subleases (other than Capitalized Leases) or licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and (ii) Liens or other similar provisions of applicable Laws under Article 2 of the Uniform Commercial Code or similar provisions of applicable Laws in favor of a seller or buyer of goods;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) to the extent constituting Liens, Dispositions expressly permitted under Section 7.05;

(u) Liens that are customary contractual rights of setoff or banker’s liens (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearinghouse accounts or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(v) Liens solely on any cash money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) ground leases or subleases in respect of real property on which facilities or equipment owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens evidenced by the filing of Uniform Commercial Code financing statements or similar public filings, registrations or agreements in foreign jurisdictions, in each case, relating to leases permitted under this Agreement, and other precautionary statements, filings or agreements;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(aa) customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(bb) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any Joint Venture, Subsidiary that is not wholly owned or similar arrangement pursuant to any Joint Venture, non-wholly owned Subsidiary or similar agreement and not for Indebtedness for borrowed money, other than Indebtedness (to the extent otherwise permitted or not prohibited hereunder) of such Joint Venture or non-wholly owned Subsidiary;

(cc) Liens securing obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement permitted under Section 7.03(s) (or any Permitted Refinancing in respect thereof);

(dd) [Reserved];

(ee) any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(ff) the modification, replacement, renewal, refinancing or extension of any Lien permitted by clauses (b), (i), (n), (p), (oo) and (pp) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed or refinanced by Indebtedness permitted under Section 7.03, or after-acquired property of the applicable Restricted Subsidiary to the extent the security agreements in place at the time of the acquisition of such Restricted Subsidiary required the grant of such Lien in after-acquired property, and (B) proceeds and products thereof (it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates), and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens is, if constituting Indebtedness, permitted by Section 7.03;

(gg) Liens on the Collateral securing Refinancing Equivalent Debt and related obligations and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing such Indebtedness that is secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Obligations shall be subject to a First Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the

Administrative Agent and (y) any such Liens securing such Indebtedness that is secured by the Collateral on a junior basis to the Liens securing the Obligations shall be subject to a Second Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent;

(hh) (i) deposits of cash with the owner or lessor of premises leased or operated by the Borrower or any of the Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by the Borrower or any of the Subsidiaries, in each case in the ordinary course of business of the Borrower and such Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(ii) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(jj) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(r) and related obligations (and, in each case, any Permitted Refinancings thereof); provided that (x) any such Liens securing such Indebtedness that is secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Obligations shall be subject to a First Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent and (y) any such Liens securing such Indebtedness that is secured by the Collateral on a junior basis to the Liens securing the Obligations shall be subject to a Second Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent;

(kk) [Reserved];

(ll) [Reserved];

(mm) Liens securing obligations in respect of letters of credit, bank guarantees, bankers acceptance, warehouse receipts or similar obligations permitted to be incurred pursuant to Sections 7.03(p) and (q) and covering (i) the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees, bankers acceptance, warehouse receipts or similar obligations and the proceeds and products thereof or (ii) cash collateral provided to support such obligations;

(nn) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or its Restricted Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted to be incurred pursuant to Section 7.03;

(oo) other Liens securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence of such Indebtedness not exceeding the greater of (x) $25,000,000 and (y) 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of Indebtedness secured by such Lien (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination; provided that, if the most recent Compliance Certificate delivered pursuant to Section 6.02(a) demonstrates, on a Pro Forma Basis, a Total Net Leverage Ratio of 3.00:1.00 or less, the Borrower or any Restricted Subsidiaries may secure up to the greater of (x) $25,000,000 and (y) 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of Indebtedness secured by such Lien (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination, of additional Indebtedness or other obligations under this clause (oo) (including any modification, replacement, renewal, refinancing or extension in reliance on clause (ff) of this Section 7.01), which, in each case under this Section 7.01(oo), at the election of the Borrower, shall be subject to a First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or other lien subordination and intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent;

(pp) Liens securing obligations in respect of any Indebtedness of a Loan Party permitted by Sections 7.03(g)(ii), (g)(iii) or (n); provided that (i) with respect to any such Liens securing Indebtedness or other obligations that are secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Obligations (x) the Borrower shall be in compliance with a Total Net First Lien Leverage Ratio of equal to or less than 3.50:1.00 (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination and (y) such Liens (other than with respect to purchase money and similar obligations) shall be subject to a First Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and Administrative Agent, and (ii) with respect to any such Liens securing Indebtedness or other obligations that are secured by the Collateral on a junior basis to the Liens securing the Obligations (x) the Borrower shall be in compliance with a Total Net Senior Secured Leverage Ratio of equal to or less than 4.00:1.00 (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination and (y) such Liens (other than with respect to purchase money and similar obligations) shall be subject to a Second Lien Intercreditor Agreement or to other customary intercreditor agreements or arrangements reasonably acceptable to the Borrower and the Administrative Agent;

(qq) Liens of bailees in the ordinary course of business;

(rr) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries; and

(ss) utility and similar deposits in the ordinary course of business.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of OID and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

For purposes of determining compliance with this Section 7.01, (x) a Lien need not be incurred solely by reference to one category of Liens described in clauses (a) through (ss) above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens described in clauses (a) through (ss) above, the Borrower shall, in its sole discretion, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this covenant.

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments in assets that are Cash Equivalents or were Cash Equivalents when made;

(b) loans, promissory notes or advances to future, present or former officers, directors, members of management, employees and consultants of the Borrower (or any Permitted Parent) or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, housing and analogous ordinary business purposes or consistent with past practices, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any Permitted Parent thereof); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed or paid to the Borrower in cash and (iii) for any other purpose in an aggregate principal amount outstanding under not to exceed $5,000,000 at any time;

(c) Investments (i) by the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party, (iii) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party and (iv) by any Loan Party in any Non-Loan Party; provided that (A) any such Investments made by a Loan Party pursuant to this clause (iv) in the form of intercompany loans shall have been pledged to the Collateral Agent for the benefit of the Secured Parties to the extent required by the Collateral Documents and the Collateral and Guarantee Requirement and (B) the aggregate amount of Investments of the Loan Parties made in Non-Loan Parties pursuant to this clause (iv) shall not exceed when combined with, and without duplication of, the aggregate amount of Investments made by Loan Parties in Non-Loan Parties pursuant to Section 7.02(i)(ii), in each case, outstanding at such time, the greater of (x) $50,000,000 and (y) 50% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof and other credits to suppliers, in each case, in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments of Indebtedness permitted under Section 7.01, Section 7.03 (other than Section 7.03(c)(ii) or (d)), Section 7.04 (other than Section 7.04(c)(ii) or (f)), Section 7.05 (other than Section 7.05(d)(ii)), Section 7.06 (other than Section 7.06(d) or (g)(iii)) and Section 7.13, respectively;

(f) Investments existing on the date hereof or made pursuant to legally binding commitments in existence or otherwise contemplated on the date hereof (i) set forth on Schedule 7.02(f), (ii) consisting of intercompany Investments outstanding on the date hereof, and (iii) any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that (x) the amount of any Investment permitted pursuant to this Section 7.02(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02 and (y) any Investment in the form of Indebtedness of any Loan Party owed to any Non-Loan Party shall be on subordination terms no less favorable to the Lenders than the subordination terms set forth in an Intercompany Note;

(g) Investments in Swap Contracts of the type permitted under Section 7.03;

(h) promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the property and assets of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation and/or any Investment in any Subsidiary that serves to increase the equity ownership of the Borrower or any Restricted Subsidiary therein); provided that with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(i) the property, assets and businesses acquired in such purchase or other acquisition shall, to the extent required hereunder and under the other Loan Documents, constitute Collateral and the applicable Loan Party, any such newly created or acquired Subsidiary and the Subsidiaries of such created or acquired Subsidiary (in each case, to the extent required under the Collateral and Guarantee Requirement) shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (i) shall not override any provisions of the Collateral and Guarantee Requirement, subject to the limit in clause (ii) below);

(ii) the aggregate amount of such Investments made by Loan Parties in Persons that are not or do not become Loan Parties shall not exceed when combined with, and without duplication of, the aggregate amount of Investments made by Loan Parties in Restricted Subsidiaries that are Non-Loan Parties pursuant to Section 7.02(c)(iv), in each case, outstanding at such time, the greater of (x) $50,000,000 and (y) 50% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination; it being understood that the limitations set forth in this clause (i)(ii) shall not apply in the event that the Person acquired pursuant to this Section 7.02(i) becomes a Guarantor even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors;

(iii) immediately after giving effect to such purchase or acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 7.07;

(iv) on the date on which the definitive agreement governing the relevant transaction is executed, (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition (including any Indebtedness to be incurred in connection therewith), no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to any such purchase or other acquisition with aggregate consideration in excess of $50,000,000, the Borrower shall be in compliance with Section 7.11, solely to the extent then in effect, as of the last day of the most recently ended Test Period on or prior to the date of determination (calculated on a Pro Forma Basis); and

(v) with respect to any such transaction, the aggregate consideration of which is in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.02(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (including calculations in reasonable detail as to satisfaction of clause (iv) above);

(j) so long as immediately after giving effect to any such Investment, no Event of Default would result therefrom, other Investments in an amount not to exceed the Available Amount immediately prior to the time of the making of such Investment;

(k) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit (or similar provisions of Law) and Article 4 customary trade arrangements with customers consistent with past practices (or similar provisions of Law);

(l) Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy workout, recapitalization or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with or judgments against, customers and suppliers arising in the ordinary course of business, (ii) upon the foreclosure with respect to any secured Investment, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or (iv) in settlement of debts created in the ordinary course of business;

(m) loans and advances to any Permitted Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Permitted Parent in accordance with Section 7.06;

(n) other Investments that do not exceed in the aggregate the greater of (i) $50,000,000 and (ii) 50% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(o) advances of payroll payments to directors, officers, employees, members of management and consultants in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower (or any Permitted Parent);

(q) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into, amalgamated with or consolidated into the Borrower or a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) Guarantees by the Borrower or any of the Restricted Subsidiaries (i) of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and (ii) of Indebtedness to the extent permitted under Section 7.03.

(s) Investments made by (i) any Non-Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(c)(iv), Section 7.02(i)(ii), Section 7.02(n), Section 7.02(p), Section 7.02(t), Section 7.02(u), Section 7.02(dd) and Section 7.02(ff) and (ii) any Loan Party in any Non-Loan Party consisting of contributions or other Dispositions of Equity Interests of Persons that are Non-Loan Parties;

(t) Investments in the amount of any Excluded Contribution to the extent Not Otherwise Applied;

(u) Investments by the Borrower or a Restricted Subsidiary in (i) Joint Ventures and (ii) Subsidiaries that are not wholly owned, in an aggregate amount, taken together with all other Investments made pursuant to this clause (u), not to exceed the greater of $25,000,000 and 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(v) [Reserved];

(w) defined contribution pension scheme, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Laws;

(x) [Reserved];

(y) Investments in any Subsidiary in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and related activities, the security interest of the Collateral Agent in the Collateral, taken as a whole, is not materially impaired or after giving effect to such Investment, the Borrower shall otherwise be in compliance with Section 6.11;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing, joint manufacturing, supply and profit-sharing arrangements with other Persons;

(aa) Investments consisting of, or to finance purchases and acquisitions of, inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(bb) Investments in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(cc) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(dd) Investments in an aggregate amount that does not exceed, together with the aggregate amount of Restricted Payments made in reliance on Section 7.06(k) and prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made in reliance on Section 7.13(a)(iv), the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(ee) [Reserved];

(ff) Investments in an unlimited amount so long as on the earlier of the date on which the Investment is made and the date on which the definitive agreement governing the relevant Investment containing a legally binding commitment to make such Investment is made, the Borrower shall be in compliance with a Total Net Leverage Ratio of equal to or less than 3.50:1.00 (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination; provided that the aggregate amount of any such Investment made by Loan Parties in Non-Loan Parties shall not exceed the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(gg) Investments in the property, assets or business of a Person engaged in a similar line of business to the business of the Borrower and its Subsidiaries in an aggregate amount not to exceed the greater of $25,000,000 and 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(hh) [Reserved]; and

(ii) Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 7.02 (other than Section 7.02(i)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 7.02(i).

Any Investment that exceeds the limits of any particular clause set forth above may be allocated amongst more than one of such clauses to permit the incurrence or holding of such Investment to the extent such excess is permitted as an Investment under such other clauses.

Section 7.03 Indebtedness. Create, incur or assume any Indebtedness or issue any Disqualified Equity Interest, other than:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness existing on the date hereof set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subordinated on terms no less favorable to the Lenders than the subordination terms set forth in an Intercompany Note;

(c) (i) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness or other obligations of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being guaranteed is by its express terms subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms, taken as a whole, at least as favorable to the Lenders, in all material respects, as those contained in the subordination of such Indebtedness and (ii) any Guarantee permitted as an Investment under Section 7.02;

(d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to an Intercompany Note;

(e) (i) (x) Attributable Indebtedness relating to any transaction, (y) other Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the acquisition, lease, construction, repair, replacement or improvement of property (real or personal), equipment or other fixed or capital assets, so long as such Indebtedness is incurred substantially concurrently with, or no later than two hundred and seventy (270) days after, the applicable acquisition, lease, construction, repair, replacement or improvement and (z) Attributable Indebtedness arising out of any sale-leaseback transactions; provided that the aggregate principal amount of such Indebtedness pursuant to this clause (e) shall not exceed the greater of (A) $30,000,000 and (B) 30% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination, and (ii) any Permitted Refinancing of any Indebtedness incurred under Section 7.03(e)(i);

(f) Indebtedness in respect of Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of (i) limiting interest rate risk with respect to any Indebtedness permitted to be incurred hereunder, (ii) fixing or hedging currency exchange rate risk, or (iii) fixing or hedging commodity price risk with respect to any commodity purchases or sales, and, in each case, not for purposes of speculation;

(g) Indebtedness

(i) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary, that is non-recourse to the Borrower or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the date hereof) and, in each case, any Permitted Refinancing of any Indebtedness under this Section 7.03(g)(i),

(ii) (x) of the Borrower or any Restricted Subsidiary assumed in connection with any Investment permitted under this Agreement so long as, in the case of any such assumed Indebtedness in excess of $40,000,000, after giving Pro Forma Effect to the assumption of such Indebtedness pursuant to this clause (g)(ii)(x), the Total Net Leverage Ratio is less than or equal to 5.00:1.00 as of the last day of the most recently ended Test Period on or prior to the date of determination and such Indebtedness is not incurred in contemplation of such Investment and, in each case, (y) any Permitted Refinancing of any Indebtedness assumed under this Section 7.03(g)(ii);

(iii) (x) of the Borrower or any Restricted Subsidiary incurred to finance any Investment permitted under this Agreement so long as after giving Pro Forma Effect to the incurrence of such Indebtedness pursuant to this clause (g)(iii)(x), the Total Net Leverage Ratio as of the last day of the most recently ended Test Period on or prior to the date of determination is either (A) less than or equal to 5.00:1.00, or (B) no greater than the Total Net Leverage Ratio immediately prior to such Investment and, in each case, (y) any Permitted Refinancing of any Indebtedness incurred under this Section 7.03(g)(iii); provided, that the aggregate principal amount of any such Indebtedness of Restricted Subsidiaries that are Non-Loan Parties pursuant to this clause (g)(iii) would not, when combined with, and without duplication of, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are Non-Loan Parties pursuant to Section 7.03(n), in each case, outstanding at such time, exceed the greater of (A) $30,000,000 and (B) 30% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(h) (i) Refinancing Equivalent Debt and (ii) any Permitted Refinancing of the foregoing;

(i) Indebtedness representing deferred compensation or similar arrangements to current, future or former officers, directors, employees, members of management or consultants of the Borrower (or any Permitted Parent) and the Subsidiaries;

(j) Indebtedness to future, present or former officers, directors, employees, members of management and consultants, their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses, former spouses, domestic partners and former domestic partners of the Borrower (or any Permitted Parent) or any Subsidiary to finance the purchase or redemption of Equity Interests of the Borrower (or any Permitted Parent) permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in any acquisition consummated prior to the Closing Date, a Permitted Acquisition, any other Investment expressly permitted hereunder or not prohibited hereunder or any Disposition, in each case to the extent constituting obligations under noncompete agreements, consulting agreements, indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar deferred purchase price or arrangements or adjustments;

(l) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under incentive, non-compete, consulting, deferred compensation or other similar arrangements with current, future or former officers, directors, employees, members of management and consultants incurred by such Person in connection with acquisitions consummated prior to the Closing Date, Permitted Acquisitions or any other Investment expressly permitted hereunder or not prohibited hereunder or Disposition of any business, assets or Subsidiary permitted hereunder;

(m) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence and (ii) Cash Management Obligations and other Indebtedness in respect of cash pooling arrangements, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of $50,000,000 and 50% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries, in each case determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination and, in the case of any Indebtedness incurred under this Section 7.03(n), any Permitted Refinancing in respect thereof; provided that the aggregate principal amount of any such Indebtedness of Restricted Subsidiaries that are Non-Loan Parties pursuant to this clause (n) would not, when combined with, and without duplication of, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are Non-Loan Parties pursuant to Section 7.03(g)(iii), in each case, outstanding at such time, exceed the greater of (i) $30,000,000 and (ii) 30% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation, unemployment insurance and other social security legislation, health, disability or other employee benefits or property, casualty or liability insurance or other insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or supporting the type of obligations described in Section 7.01(e), (f), or (hh) (whether or not such obligations are secured by a Lien);

(q) obligations (including in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice) in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs, bid, and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business or consistent with past practice;

(r) (i) Incremental Equivalent Debt and (ii) any Permitted Refinancing thereof;

(s) Indebtedness in an aggregate outstanding principal amount not exceeding the amount of obligations in respect of any Secured Hedge Agreement or any Secured Cash Management Agreement and not incurred in violation of Section 7.03(f) or Section 7.03(m), respectively;

(t) [Reserved];

(u) Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (u) and then outstanding, does not exceed the greater of (i) $25,000,000 and (ii) 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(v) [Reserved];

(w) Indebtedness of any Restricted Subsidiary supported by a Letter of Credit;

(x) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(y) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued for general corporate purposes and denominated in currencies other than Dollars and Alternative Currencies in an aggregate principal amount not to exceed $5,000,000 outstanding at any time;

(z) Indebtedness in respect of any bankers’ acceptance supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above; and

(bb) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories described above in Sections 7.03(a) through (bb), the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Sections 7.03(a) through (bb) and shall only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time. The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 7.03(a) through (bb).

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of OID or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Notwithstanding the above, if any Indebtedness is incurred as Permitted Refinancing Indebtedness originally incurred pursuant to this Section 7.03, and such Permitted Refinancing Indebtedness would cause any applicable Dollar-denominated, Consolidated EBITDA or financial ratio restriction contained in this Section 7.03 to be exceeded if calculated on the date of such Permitted Refinancing, such Dollar-denominated, Consolidated EBITDA or financial ratio restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness is permitted to be incurred pursuant to the definition of “Permitted Refinancing”.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) any one or more other Restricted Subsidiaries; provided that when any Non-Loan Party is merging with another Restricted Subsidiary that is a Loan Party, a Loan Party shall be the continuing or surviving Person or, to the extent constituting and Investment, such Investment must be permitted by Section 7.02;

(b) (i) any Non-Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize any Non-Loan Party in another jurisdiction, subject to compliance with the requirements of Section 6.11, (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders, (v) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition or other Investment permitted by Section 7.02, provided that the surviving entity shall be subject to the requirements of Section 6.11 (to the extent applicable) and (vi) any Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party to the extent constituting an Investment permitted by Section 7.02;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in accordance with Section 7.02 (other than Section 7.02(e)) or a Disposition permitted by Section 7.05;

(d) so long as no Event of Default exists or would result therefrom, the Borrower may (i) merge, amalgamate or consolidate with any other Person; provided that (x) the Borrower shall be the continuing or surviving corporation or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent (including with respect to the satisfaction of customary PATRIOT Act requirements), and (y) such merger, amalgamation or consolidation does not result in the Borrower ceasing to be organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, or (ii) change its legal form if the Borrower determines that such action is in its best interests and makes such change in a manner reasonably acceptable to the Administrative Agent (including with respect to the continued perfection of Liens and satisfaction of customary PATRIOT Act requirements);

(e) [Reserved];

(f) any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); and

(g) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of (i) inventory, (ii) equipment and goods held for sale in the ordinary course of business and (iii) immaterial assets (considered in the aggregate) in the ordinary course of business not in excess of $1,000,000 in any fiscal year;

(c) (i) any exchange or swap of assets, or lease, assignment or sublease of any real property or personal property for like property for use in a business not in contravention with Section 7.07 and (ii) Dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property among the Borrower and the Restricted Subsidiaries; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 (other than Section 7.02(e)) or (iii) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with the consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of and the aggregate fair market value of the property sold, leased, licensed, transferred or otherwise disposed by Loan Parties to those Subsidiaries that are Non-Loan Parties in reliance of this clause (d)(iii) in any fiscal year shall not exceed $5,000,000 (plus any unused amount permitted by this clause (d)(iii) for any fiscal year that may be carried forward and utilized in the immediately succeeding fiscal year));

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(e)), Section 7.04 (other than Section 7.04(g)), Section 7.06 (other Section 7.06(d)) and Section 7.13 and Liens permitted by Section 7.01 (other than Section 7.01(m)(ii));

(f) Dispositions with respect to property of the Borrower or any Restricted Subsidiary pursuant to sale-leaseback transactions; provided that, the Net Cash Proceeds thereof are applied in accordance with Section 2.05(b)(ii);

(g) Dispositions of (i) Cash Equivalents and (ii) other current assets that were Cash Equivalents when the original Investment in such assets was made and which thereafter fail to satisfy the definition of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $5,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens, other than Liens permitted by Section 7.01); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary that (i) are assumed by the transferee with respect to the applicable Disposition, (ii) for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing or (iii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $5,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) Dispositions of Investments in Joint Ventures or any Subsidiary that is not wholly owned to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture or similar parties set forth in joint venture arrangements and/or similar binding arrangements;

(l) Dispositions of accounts receivable in connection with the collection, compromise or settlement thereof or in bankruptcy or similar proceedings;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable provision of Law of any foreign jurisdiction and, in each case, any successor provision), any exchange of like property for use in any business conducted by the Borrower or any of the Restricted Subsidiaries that is not in contravention of Section 7.07;

(o) the unwinding of any Cash Management Obligations or Swap Contract;

(p) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of an office in the ordinary course of business of the Borrower and the Restricted Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and term in a bona fide arm’s length transaction;

(q) the lapse, abandonment or sale in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights or other IP Rights that in reasonable good faith judgment of the Borrower are no longer economically practicable or commercially desirable to maintain or used or useful in the business of the Borrower and the Restricted Subsidiaries (taken as a whole);

(r) any Disposition by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement;

(s) any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contractual rights or other claims of any kind;

(t) the discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable or Investments permitted hereunder;

(u) any Disposition of assets of the Borrower or any Restricted Subsidiary or sale or issuance of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so Disposed have an aggregate fair market value of less than $5,000,000 in the aggregate for any fiscal year;

(v) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property, including, but not limited to, grants of franchises or licenses, franchise or license master agreements and/or area development agreements;

(w) Dispositions contemplated on the Closing Date and set forth on Schedule 7.05(w);

(x) Dispositions required to be made to comply with the order of any Governmental Authority or applicable Laws;

(y) the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(z) Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants;

(aa) the sale, transfer, license, lease or other disposition of Equity Interest in, or property of, any Subsidiary that is not a Loan Party or any Joint Venture; provided that the consideration for such sale, transfers, licenses, leases or other Dispositions shall not exceed, with respect to any individual disposition, $3,000,000;

(bb) licenses and sublicenses (including with respect to intellectual property and software) granted to others in connection with a Disposition otherwise permitted under this Section 7.05 or Joint Ventures permitted hereunder;

(cc) samples, including time limited evaluation software, provided to customers or prospective customers;

(dd) de minimis amounts of equipment provided to employees;

(ee) the Borrower and any Restricted Subsidiary may (i) convert any intercompany Indebtedness to Equity Interests; (ii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary; and (iii) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of the Borrower or any Subsidiary or any of their successors or assigns, to the extent made in the ordinary course of business; and

(ff) Dispositions of intellectual property of Mindspeed Technologies, Inc. and its Subsidiaries to any Restricted Subsidiary of the Borrower.

provided that any Disposition of any property pursuant to Sections 7.05(b)(i), (c), (f), (g) and (j), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent and the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to the other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each of the Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to such Restricted Payment, the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination is less than or equal to 3.50:1.00 as certified by a Responsible Officer of the Borrower, the Borrower and the Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount immediately prior to the time of the making of such Restricted Payment;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions (and the Restricted Subsidiaries may make Restricted Payments to the Borrower to permit it to consummate transactions of the type) expressly permitted by any provision of Section 7.02 (other than Section 7.02(e)), Section 7.03, Section 7.04, Section 7.05 or Section 7.08 (other than Section 7.08(k) and 7.08(o)(ii));

(e) redemptions, repurchases, retirements or other acquisitions of Equity Interests in the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(f) the Borrower and the Restricted Subsidiaries may pay (or make Restricted Payments to allow any Permitted Parent to pay, so long as in the case of any payment in respect of Equity Interests of any Permitted Parent, the amount of such Restricted Payment is directly attributable to the Equity Interests of the Borrower owned by such Permitted Parent) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower (or any Permitted Parent) held by any future, present or former officers, directors, employees, members of management and consultants (or their respective estates, executors, administrators, heirs, family members, legatees, distributes, spouses, former spouses, domestic partners and former domestic partners) of the Borrower (or any Permitted Parent) or any of its Subsidiaries in connection with the death, disability, retirement or termination of employment or service of any such Person (or a breach of any non-compete or other restrictive covenant or confidentiality obligations of any such Person at any time after such Person’s disability, retirement or termination of employment or service) in an aggregate amount after the Closing Date, together with the aggregate amount of loans and advances to the Borrower made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (f), not to exceed the greater of (w) $10,000,000 and (x) 10% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination in the aggregate in any calendar year (it being understood that any unused amounts in any calendar year may be carried over to the succeeding calendar year and shall increase the preceding amount during such succeeding calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed (y) the cash proceeds received by the Borrower or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Equity Interests, Excluded Contributions or Specified Equity Contributions) of the Borrower or any Permitted Parent (to the extent contributed to the Borrower) to any future, present or former employee, officer, director, member of management or consultant (or the estates, executors, administrators, heirs, family members, legatees, distributees, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Borrower and its Subsidiaries or any Permitted Parent that occurs after the Closing Date, plus (z) the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date; provided, further, that (1) the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (y) and (z) above in any calendar year and (2) cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employee, officer, director, member of management or consultant (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Borrower or any Permitted Parent or any Subsidiary in connection with a repurchase of Equity Interests of the Borrower (or any Permitted Parent) will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(g) the Borrower and the Restricted Subsidiaries may make Restricted Payments to any Permitted Parent:

(i) the proceeds of which shall be used to pay (or make Restricted Payments to allow any Permitted Parent)) operating costs and expenses of such Persons incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower or its Permitted Parent;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any Permitted Payment to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such Permitted Parent’s) corporate or legal existence;

(iii) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Persons shall, promptly following the closing thereof, cause

(1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger amalgamation, consolidation or sale of all or substantially all assets (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Investment, in each case, in accordance with the requirements of Section 6.11 and Section 7.02;

(iv) the proceeds of which shall be used to pay (or make Restricted Payments to allow any Permitted Parent to pay) costs, fees and expenses related to any equity or debt offering permitted by this Agreement (whether or not successful);

(v) the proceeds of which (A) shall be used to pay customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, directors, officers, employees, members of management and consultants of such Persons and any payroll, social security or similar taxes in connection therewith to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(g), (i), (j), (k), (l), (m), (q), (t), (v) and (aa) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(vi) the proceeds of which will be used to make payments due or expected to be due to cover social security, medicare, withholding and other taxes payable in connection with any management equity plan or stock option plan or any other management or employee benefit plan or agreement of such Persons or to make any other payment that would, if made by the Borrower or any Restricted Subsidiary, be permitted;

(vii) the proceeds of which shall be used to pay cash, in lieu of issuing fractional shares, in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of such Persons; and

(viii) the proceeds of which are necessary to permit such Persons to pay present or future consolidated or combined income taxes (calculated at the highest combined federal, state and local corporate and individual income tax rates applicable to the item of income in question) that are attributable to the ownership or operations of, but not payable directly by, the Borrower or any Restricted Subsidiary or, to the extent of the amount of dividends or distributions actually received from Unrestricted Subsidiaries, that are attributable to the ownership or operations of such Unrestricted Subsidiaries;

(h) the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, any Permitted Acquisition or any exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests;

(i) the declaration and payment of dividends on the Borrower’s (or any Permitted Parent) and any Restricted Subsidiary’s common stock after the Closing Date of up to 6.00% per annum of the market capitalization of the Borrower (or any Permitted Parent) as of the last trading date for such common stock immediately prior to such declaration so long as the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination is equal to or less than 3.50:1.00;

(j) redemptions, repurchases, retirements or other acquisitions of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar taxes payable by any future, present or former officer, employee, director, member of management or consultant (or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses, former spouses, domestic partners and former domestic partners), including deemed repurchases in connection with the exercise of stock options;

(k) so long as no Event of Default exists or would result therefrom, the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed, together with the aggregate amount of Investments pursuant to Section 7.02(dd) and prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.13(a)(iv), the greater of (x) $25,000,000 and (y) 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination;

(l) the Borrower and any Restricted Subsidiary may pay compensation in the ordinary course of business and pursuant to arm’s length arrangements to future, present or former officers, directors, members of management or consultants and employees for services rendered to or for the Borrower or any Restricted Subsidiary (to the extent that such payments would not otherwise fail to be treated as a Restricted Payment, in which event they must also be permitted under another exception under this Section 7.06);

(m) Restricted Payments that are made with Excluded Contributions to the extent Not Otherwise Applied; and

(n) (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any Permitted Parent in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any Permitted Parent or contributions to the equity capital of the Borrower (other than any Disqualified Equity Interests or any Equity Interests sold to a Subsidiary of Borrower) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Refunding Capital Stock;

(o) so long as no Event of Default exists or would result therefrom, the Borrower may make Restricted Payments so long as immediately after giving effect to such Restricted Payment, the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination is equal to or less than 3.50:1.00 as certified by a Responsible Officer of the Borrower;

(p) the making of any Restricted Payments for purposes of making AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and its Restricted Subsidiaries;

(q) the making of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have complied with another provision of this Section 7.06; provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when so made; and

(r) Restricted Payments to the Summit Investors in respect of breaches of representations, warranties, and covenants contained in the Summit Sale Documents to the extent required thereunder.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower or any of the Restricted Subsidiaries on the Closing Date or any business or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower or any of the Restricted Subsidiaries on the Closing Date.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, involving aggregate consideration in excess of $2,000,000, other than:

(a) transactions between or among the Borrower and/or one or more of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any transaction, agreement or arrangement described in this Agreement and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (c) to the extent that the terms of any such existing transaction, agreement or arrangement, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(d) [Reserved];

(e) the issuance or transfer of Equity Interests of the Borrower (or any Permitted Parent) to any Person (including any officer, director, employee, member of management or consultant of the Borrower or any of its Subsidiaries or any Permitted Parent);

(f) [Reserved];

(g) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees, members of management or consultants in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(h) the licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of the Borrower;

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, present or former directors, officers, employees, members of management and consultants of the Borrower and the Restricted Subsidiaries (or any Permitted Parent) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(j) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment, taken as a whole, is not more disadvantageous to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(k) Restricted Payments permitted under Section 7.06;

(l) customary payments by the Borrower and any of the Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of the Borrower in good faith (which, for the avoidance of doubt, may include payments to Affiliates of Permitted Holders);

(m) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08;

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such Joint Venture), non-wholly owned Subsidiaries and Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 7.02;

(r) the payment of customary and reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower or any Permitted Parent;

(s) [Reserved];

(t) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of the Borrower, any Permitted Parent or any of its Subsidiaries and employment agreements, consulting arrangements, severance arrangements, stock option plans and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing);

(u) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(v) the entering into of any tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 7.06;

(w) any contribution to the capital of the Borrower or any of its Restricted Subsidiaries;

(x) transactions permitted under Section 7.04 and/or Section 7.05 solely for the purpose of (a) forming a holding company, or (b) reincorporating the Borrower in a new jurisdiction;

(y) [Reserved];

(z) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(aa) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of the Borrower in good faith;

(bb) investments by the Permitted Holders in debt securities of the Borrower or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection therewith) so long as, when such debt securities were initially issued, non-Affiliates were generally being offered the opportunity to invest in such debt securities on terms no less favorable than the terms offered to the Permitted Holders;

(cc) transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(dd) the Summit Sale Documents.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Non-Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to any Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(a) (x) exist on the date hereof and (y) to the extent set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation in a material respect;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(c) represent Indebtedness of a Non-Loan Party that is permitted by Section 7.03;

(d) are required by or pursuant to, applicable Laws;

(e) are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(a), (i), (l), (m), (n), (p), (s), (u), (v), (y), (aa), (cc), (ff), (gg), (hh), (ii), (jj), (oo) and/or (pp) or any document in connection therewith provided that such restriction relates only to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition;

(f) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures and non-wholly owned Subsidiaries permitted under Section 7.02 and applicable solely to such Person entered into in the ordinary course of business;

(g) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof;

(h) are customary restrictions on leases, subleases, licenses, sublicenses, Equity Interests, or asset sale agreements and other similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(b), (e), (g), (h), (n), (o)(i), (r), (s), (u) or (z) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(j) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(k) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(m) are customary restrictions in any Incremental Equivalent Debt or any Refinancing Equivalent Debt;

(n) arise in connection with cash or other deposits permitted under Section 7.01;

(o) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, at the time such agreement in entered into, taken as a whole, in the good faith judgment of the Borrower, not materially more restrictive with respect to the Borrower or any Restricted Subsidiary than (x) customary market terms for

Indebtedness of such type, (y) the restrictions contained in this Agreement or (z) restrictions in effect on the Closing Date (pursuant to documents in effect on the Closing Date), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(p) apply by reason of any applicable Laws, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower’s or Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(q) are contracts or agreements for the sale or Disposition of assets, including any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of such Subsidiary;

(r) comprise restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(s) are the Summit Sale Documents; or

(t) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such restrictions than those contained in such contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.10 [Reserved].

Section 7.11 Financial Covenant.

On any Compliance Date, permit the Total Net Leverage Ratio as of such Compliance Date to be greater than 4.50:1.00. The provisions of this Section 7.11 are for the benefit of the Revolving Credit Lenders only and the Required Revolving Credit Lenders may (a) amend, waive or otherwise modify this Section 7.11 or the defined terms used solely for purposes of this Section 7.11 or (b) waive any Default resulting from a breach of this Section 7.11, in each case under the foregoing clauses (a) and (b), without the consent of any Lenders other than the Required Revolving Credit Lenders in accordance with the provisions of Section 10.01.

Section 7.12 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness; Certain Amendments. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest, mandatory prepayments, mandatory offers to purchase, fees, expenses and indemnification obligations and any AHYDO Catch-Up Payment shall be permitted) any Indebtedness for borrowed money of a Loan Party that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations, in each case, expressly by its terms (other than Indebtedness among the Borrower and its Subsidiaries) (collectively, “Junior Financing”), except (i) the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, (ii) the prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition of any Junior Financing in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower (or any Permitted Parent or any Restricted Subsidiary) or contributions to the equity capital of the Borrower or any Restricted Subsidiary (other than any Disqualified Equity Interests), (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Borrower or a Restricted Subsidiary or the prepayment of any other Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, (iv) the prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition of Junior Financing in an aggregate amount, not to exceed (together with the aggregate amount of Investments pursuant to Section 7.02(dd) and Restricted Payments made pursuant to Section 7.06(k)), the greater of (x) $25,000,000 and (y) 25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination, (v) so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to such prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition, the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination is less than or equal to 3.50:1.00, the prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition of Junior Financing in an amount not to exceed the Available Amount immediately prior to the time of the making of such prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition, (vi) the prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition of Junior Financing so long as immediately after giving effect to such prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition, the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination is equal to or less than 3.50:1.00, (vii) the prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition of Junior Financing prior to their scheduled maturity that are made with Excluded Contributions to the extent Not Otherwise Applied and/or (viii) the prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition of Junior Financing within 60 days of the date of a redemption notice if, at the date of any prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition notice in respect thereof, such prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition would have complied with another provision of this Section 7.13; provided that such prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition under this Section 7.13(a)(viii) shall reduce capacity under such other provision, or (b) make any payment in violation of any subordination terms of any Junior Financing that is subordinated in right of payment to the Obligations expressly by its terms.

(b) Amend, modify or change in any manner that would be materially adverse to the interests of the Lenders, any term or condition of any Junior Financing Documentation in respect of any Junior Financing that is subordinated in right of payment to the Obligations expressly by its terms (other than as a result of a Permitted Refinancing thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

(c) Amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in each case, in any manner materially adverse to the interests of the Lenders.

Section 7.14 Permitted Parent. In the case of any Permitted Parent, conduct, transact or otherwise engage in any material business or operations other than the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Borrower and its Subsidiaries, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to or under the Loan Documents, Incremental Equivalent Debt, Refinancing Equivalent Debt and Qualified Permitted Parent Debt, (iv) making dividends and distributions; provided that any such dividends and distributions made with any amounts received pursuant to transactions permitted under Section 7.06 shall be used solely for the purposes contemplated by Section 7.06, (v) making Investments in its Subsidiaries, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that included any Permitted Parent and the Borrower, (vii) holding any cash, Cash Equivalents or other property (but not operate any property), (viii) providing indemnification and contribution, directors, officers, employees, members of management and consultants, (ix) making Investments in assets that are Cash Equivalents at the time such Investment is made, (x) the incurrence of Qualified Permitted Parent Debt, (xi) any offering of its common stock or any other issuance of Equity Interests, (xii) making contributions to the capital of the Borrower and guaranteeing obligations of its Subsidiaries and (xiii) activities incidental to a Permitted Acquisition or similar permitted Investment if all assets acquired through such Investment is contributed to the Borrower or a Restricted Subsidiary in connection with the consummation of such Investment.

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or reimbursement obligation in respect of any Letter of Credit, or any fees or other amounts payable hereunder; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in:

(i) any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower), Section 6.13(c), Section 6.17 or Article VII (other than Section 7.11); or

(ii) Section 7.11; provided that an Event of Default under this clause (ii) is subject to cure pursuant to Section 8.04; provided, further, that an Event of Default under this clause (ii) shall not constitute an Event of Default for purposes of any Term Loan or Term Commitments unless and until the Required Revolving Credit Lenders have actually declared all outstanding obligations under the Revolving Credit Facility to be immediately due and payable pursuant to Section 8.02 as a result of the Borrower’s failure to comply with the financial covenant contained in Section 7.11 and such declaration has not been rescinded on or before such date; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any Guarantor herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver or manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, receiver or manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by self-insurance (if applicable) or independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the

Borrower or any of its ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Laws or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent, the Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of the Loan Documents, taken as a whole; or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind the Loan Documents, taken as a whole; or

(j) Collateral Documents. Any Collateral Document with respect to a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.11 or 6.13, shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien with respect to a material portion of the Collateral purported to be created by such Collateral Document shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid, enforceable and, to the extent applicable under applicable Laws, perfected Lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that (i) any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (ii) any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to take any action within their control, including the failure to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property, such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or (iv) such loss of enforceable or perfected, as applicable, security interest may be remedied by the filing of appropriate documentation without the loss of priority; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders (or the Required Revolving Credit Lenders, in the case of an Event of Default in respect of Section 7.11 (subject to the provisions of Section 8.01(b)(ii) and Section 8.04)) take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Laws,

provided that (x) upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender and (y) in the case of an event under paragraph (b)(ii) of Section 8.01 in respect of a failure to observe or perform the covenant under Section 7.11, the actions set forth above may not be taken until the ability to exercise the Cure Right under Section 8.04 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired to the extent it has not been so exercised).

Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are pursuant to a failure to observe the financial covenant contained in Section 7.11, the Administrative Agent shall only take the actions set forth in this Section 8.02 at the request of the Required Revolving Credit Lenders (as opposed to Required Lenders); provided that the Administrative Agent may take such actions at the request of the Required Term Lenders to the extent the Required Revolving Lenders have actually declared all outstanding obligations under the Revolving Credit Facility to be immediately due and payable pursuant to clause (b) above as a result of the Borrower’s failure to observe the financial covenant contained in Section 7.11 and such declaration has not be rescinded.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to any Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Obligations under Secured Hedge Agreements and Obligations under Secured Cash Management Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “eligible contract participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation of amounts paid to Obligations otherwise set forth in the Fourth clause of this Section 8.03.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing thereon, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Section 8.04 Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, for purposes of determining whether any Event of Default or potential Event of Default under the covenant set forth in Section 7.11 has occurred, as of any date, and at any time after the end of the applicable fiscal quarter until the expiration of the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered pursuant to Sections 6.01(a) or (b), as applicable with respect to the applicable fiscal quarter hereunder (the “Cure Expiration Date”), any Person (so long as no Change of Control results therefrom) may make a Specified Equity Contribution directly or indirectly to the Borrower, and the Borrower may apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such fiscal quarter (the “Cure Right”); provided that such net cash proceeds are actually received by the Borrower as cash common equity or any other Qualified Equity Interests (including through capital contribution of such net cash proceeds to the Borrower) no later than the Cure Expiration Date.

(b) The right to make a Specified Equity Contribution is subject to the following conditions: (i) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters, (ii) no more than five Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the net cash proceeds of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with Section 7.11 for any applicable period, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 7.11 for the 4-fiscal quarter period ending with the fiscal quarter ended immediately prior to the exercise of the Cure Right unless such Specified Equity Contribution is actually applied to prepay Loans under this Agreement, and (v) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions, Available Amount, Excluded Contributions or baskets with respect to covenants contained in the Loan Documents.

(c) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, (A) upon receipt of a Specified Equity Contribution by the Borrower or any other Loan Party, the covenant set forth in Section 7.11 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with Section 7.11 and any Default related to any failure to comply with Section 7.11 (or any other Default resulting directly therefrom) shall be deemed not to have occurred for any purpose under the Loan Documents and (B) unless the Administrative Agent has received a written notice from the Borrower of its intent not to make a Specified Equity Contribution and exercise its rights under this Section 8.04 prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8.02 (or under any other Loan Document) available during the continuance of any Event of Default on the basis of any actual or purported failure to comply with Section 7.11 (or any other Default resulting directly therefrom) until such failure is not cured with the proceeds of a Specified Equity Contribution on or prior to the Cure Expiration Date.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authority of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints Goldman Sachs Bank USA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX, other than in respect of Section 9.09, Section 9.11 and Section 9.14, are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any such provision. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries, except as expressly set forth herein or in the other Loan Documents.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, Swing Line Lender, L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, each of the Lenders (including in its capacities as a Lender, Swing Line Lender, L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby expressly authorizes the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and/or any other intercreditor agreements entered into in connection herewith, and security trust documents), as contemplated by, in accordance with or otherwise in connection with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 9.02 Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent), Swing Line Lender or L/C Issuer hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, Swing Line Lender or L/C Issuer, and the agency created hereby shall in no way impose any duties or obligations upon any Agent or L/C Issuer in its individual capacity as a Lender hereunder. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent, Swing Line Lender or L/C Issuer hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent, Swing Line Lender or L/C Issuer hereunder and without any duty to provide notice or account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent, Swing Line Lender or L/C Issuer or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent, Swing Line Lender or L/C Issuer shall be under any obligation to provide such information to them.

Section 9.03 Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a) shall not be subject to any fiduciary or other implied (or express) duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Laws and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action (or where so instructed, refrain from exercising) that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity; and

(d) shall not have any liability arising from confirmations of the amount of outstanding Loans or L/C Obligations or the component amounts thereof.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including compliance with the terms and conditions of Section 10.07(h)(iii)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and the Administrative

Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory and indemnification provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by Administrative Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent; provided that the appointment of any sub agent shall not relieve the Administrative Agent of its obligations hereunder or under any other Loan Documents.

Section 9.06 Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, syndication, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof.

If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity from the Lenders and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any Indemnified Liabilities resulting from the Administrative Agent’s own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment and satisfaction of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 No Other Duties; Other Agents, Lead Arrangers, Managers, Etc. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arrangers, Syndication Agent, Documentation Agent or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.09 Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or Collateral Agent may at any time resign by giving thirty (30) days’ prior written notice of its resignation to the Lenders, the L/C Issuers, the Swing Line Lender and the Borrower. If an Agent-Related Distress Event has occurred, either the Required Lenders or the Borrower (other than during the existence of an Event of Default pursuant to Section 8.01(a) or Section 8.01(f) (solely with respect to the Borrower)) may, upon ten (10) days’ notice, remove the Administrative Agent or Collateral Agent. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed in the case of a successor that is a commercial bank with a combined capital and surplus of at least $5,000,000,000, but may otherwise be withheld in the Borrower’s sole discretion) at all times other than during the existence of an Event of Default pursuant to Section 8.01(a) or 8.01(f) (solely with respect to the Borrower), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States (in each case, other than a Disqualified Institution). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the receipt of such removal notice or the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment and then (i) in the case of the retiring Administrative Agent or Collateral Agent, the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or 8.01(f) (solely with respect to the Borrower) has occurred and is continuing or (ii) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective (in the case of clause (i) above, in accordance with such notice from the Administrative Agent or the Collateral Agent, as applicable, to that effect) and (A) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (x) in the case of any Collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders, the Swing Line Lender or L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such Collateral security (including any Collateral security subsequently delivered to the Administrative Agent or Collateral Agent, as applicable) as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed, (y) the Administrative Agent or Collateral Agent, as applicable, shall continue to act as collateral agent for the purposes of identifying a “security agent” (or similar title) in any filing or recording financing statements, amendments thereto or other applicable filings or recordings with any Governmental Authority necessary for the perfection of the liens on Collateral securing the Obligations to the extent required by the Loan Documents and (z) it shall continue to be subject to Section 10.08 until the date that is two (2) years after the termination of this Agreement) and (B) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, Swing Line Lender and the L/C Issuer directly (and each Lender, Swing Line Lender and L/C Issuer will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this Section 9.09. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the requirements of Section 6.11 and the Collateral and Guarantee Requirement are satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent or Collateral Agent, as applicable, and the retiring (or retired) or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.09) other than its obligations under Section 10.08. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, (x) the provisions of this Article IX and Section 10.04 and Section 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, as applicable, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable and (y) Section 10.08 shall continue to be binding upon the Administrative Agent, the Collateral Agent and such other Persons until the date that is two (2) years after the termination of this Agreement.

Any resignation or removal of Goldman Sachs Bank USA or its successor as Administrative Agent pursuant to this Section 9.09 shall also constitute the resignation or removal of Goldman Sachs Bank USA or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section 9.09 shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by the successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. Any resignation or removal of Goldman Sachs Bank USA or its successor as Administrative Agent pursuant to this Section 9.09 shall also constitute the resignation or removal of Goldman Sachs Bank USA or its successor as an L/C Issuer and, after such resignation or removal, Goldman Sachs Bank USA or its successor shall not have any obligation hereunder to issue any new Letter of Credit or to extend or amend any then existing Letter of Credit issued by it.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(ii) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 10.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Section 2.09 and Section 10.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably agree (and authorizes the Administrative Agent and/or the Collateral Agent, as the case may be, to take any advisable action to effectuate any of the following):

(a) [reserved];

(b) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon expiration or termination of the Aggregate Commitments and payment in full of all Obligations (other than (w) outstanding Letters of Credit that have been Cash Collateralized, (x) Obligations under Secured Hedge

Agreements, (y) Obligations under Secured Cash Management Agreements and (z) contingent indemnification obligations not yet accrued and payable) (the “Termination Date”), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party (whether as a Disposition or an Investment), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (d) below or (v) if and to the extent such property constitutes an Excluded Asset;

(c) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to, and to the extent required by, the holder of any Lien on such property that is permitted by Section 7.01(i), Section 7.01(n), Section 7.01(p), or, to the extent related to the foregoing, Section 7.01(ff);

(d) that any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a wholly owned Restricted Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (including as a result of a Guarantor being redesignated as an Unrestricted Subsidiary); provided that no such release shall occur if such Guarantor continues (after giving effect to the consummation of such transaction or designation) to be a guarantor in respect of any Indebtedness of the Borrower or any Guarantor;

(e) [Reserved]; and

(f) to act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies shall not be exercised other than through the Administrative Agent; provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.09 or enforcing compliance with the provisions set forth in the first proviso of Section 10.01 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it.

In connection with any request to the Administrative Agent by the Borrower to take any of the foregoing actions, the Borrower shall deliver a certificate signed by a Responsible Officer that certifies that the proposed transaction complies with the terms of the Credit Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing the Administrative Agent’s or Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent and Collateral Agent) that refer to the Administrative Agent shall inure to the benefit of, and the provisions of Section 10.08 shall be binding upon, such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon the reasonable request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.13 Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness (or any Permitted Refinancing of the foregoing) in order to permit such Indebtedness to be secured by a valid and enforceable lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any First Lien Intercreditor Agreement (if entered into), any Second Lien Intercreditor Agreement (if entered into) and/or any other intercreditor arrangements entered into in connection herewith, will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any First Lien Intercreditor Agreement (if entered into), any Second Lien Intercreditor Agreement (if entered into) and/or any other intercreditor arrangements entered into in connection herewith and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into, if applicable, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness (or any Permitted Refinancing of the foregoing) in order to permit such Indebtedness to be secured by a valid and enforceable lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.14 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations under Secured Cash Management Agreements or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations under Secured Cash Management Agreements or such Obligations arising under Secured Hedge Agreements (provided that written notice of a Master Agreement shall constitute written notice of all Obligations arising under every Secured Hedge Agreement entered into pursuant to such Master Agreement), together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.15 Withholding Taxes. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax, ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder. For the avoidance of doubt, (i) the term “Lender” shall, for purposes of this Section 9.15 include any L/C Issuer or Swing Line Lender, (ii) the Loan Parties shall not be responsible for any amount described in this Section 9.15 and (iii) nothing in this Section 9.15 shall expand or limit the obligations of the Loan Parties under Section 3.01.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. (A) Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than (x) with respect to any amendment, modification, supplement or waiver contemplated in clause (i) or clause (l) below, which shall only require the consent of the Required Facility Lenders under the applicable Class, as applicable, and (y) with respect to any amendment, modification or waiver contemplated in clauses (a), (b), (c), (e), (f)(i), (j) or (k) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders, the Required Facility Lenders or the applicable Lenders, as the case may be) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of (or amendment to the terms of) any condition precedent set forth in Section 4.01 or Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of Total Net First Lien Leverage Ratio, Total Net Senior Secured Leverage Ratio, Total Net Leverage Ratio, or any other ratio used as a basis to calculate the amount of any principal or interest payment or in the component definitions thereof shall not constitute a reduction in any amount of interest or fee;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, Swing Line Borrowing or L/C Borrowing, or (subject to clauses (i), (ii) and (iii) of the second proviso to this Section 10.01) any fees (including fees set forth in Section 2.23) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of the Total Net Leverage Ratio or the Total Net First Lien Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) [reserved];

(e) except in a transaction permitted by Section 7.04, permit assignment of rights and obligations of the Borrower hereunder, without the written consent of each Lender directly and adversely affected thereby;

(f) (i) change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” or “Required Revolving Credit Lenders” without the written consent of each Lender directly and adversely affected thereby or (ii) reduce any of the voting percentages set forth in the definition of “Required Lenders” without the written consent of each Lender;

(g) other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors, without the written consent of each Lender;

(i) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to New Term Loans and New Revolving Credit Commitments) which directly affects Lenders of one or more New Term Loans and New Revolving Credit Commitments and does not directly adversely affect Lenders under any other Class, in each case, without the written consent of the Required Facility Lenders under such applicable New Term Loans or New Revolving Credit Commitments (and in the case of multiple Classes which are affected, such Required Facility Lenders shall consent together as one Class ); provided that no such amendment shall affect any Lender’s right with respect to the protection afforded to it by the “Specified Representations” or with respect to any Event of Default under Section 8.01(a) or Section 8.01(f), in each case, in connection with the funding of any such New Term Loan or New Revolving Credit Commitment.

(j) change the currency in which any Loan or Letter of Credit is denominated or issued, as the case may be, without the written consent of the Lender holding such Loans or the applicable L/C Issuer and each Lender with exposure in respect of such L/C Obligation;

(k) amend Section 1.13 or the definition of “Alternative Currency” without the written consent of each applicable Lender; or

(l) amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 4.02 as to any Credit Extension under one or more of the Revolving Credit Facility, a given Class of New Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments or a given Class of Refinancing Revolving Credit Commitments) which directly affects Lenders under one or more of the Revolving Credit Facility, a given Class of New Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments or a given Class of Refinancing Revolving Credit Commitments and does not directly affect Lenders under any other Facilities, in each case, without the written consent of the Required Facility Lenders under such applicable Facility or Facilities with respect to Revolving Credit Commitments, a given Class of New Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments or a given Class of Refinancing Revolving Credit Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, adversely affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of such Swing Line Lender under this Agreement or any other Loan Documents, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 10.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(B) Notwithstanding anything to the contrary herein:

(a) amendments and waivers of Section 7.11 and Section 8.04 (or any definition related thereto (but solely for the limited purposes of how any such defined term is used with respect to determining compliance with any such sections)) or any Default resulting from a failure to perform or observe Section 7.11 or Section 8.04 will require only the approval of the Required Revolving Credit Lenders;

(b) no Lender consent is required to effect any amendment, modification or supplement to any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith (i) that is for the purpose of adding the holders of Indebtedness (or any Permitted Refinancing of the foregoing) (or a Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing, (ii) that is expressly contemplated by any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith or (iii) that effects changes that are not material to the interests of the Lenders; provided that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(c) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as such term is defined below) to permit the refinancing of all or any portion of any Class of Term Loans outstanding (the “Replaced Term Loans”) with one or more tranches of term loans hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus an amount equal to unpaid accrued interest, fees, premium (including call and tender premiums) thereon, defeasance costs, and fees and expenses incurred (including OID, upfront fees and similar items), in connection with such refinancing, (ii) the interest rate margin for such Replacement Term Loans shall not be higher than the interest rate margin for such Replaced Term Loans, (iii) the weighted average life and final maturity of such Replacement Term Loans shall not be shorter or earlier, as the case may be, than the weighted average life of such Replaced Term Loans at the time of such refinancing and (iv) all other terms (other than maturity and pricing) applicable to such Replacement Term Loans shall be substantially the same as, and no more favorable to the Lenders providing such Replacement Term Loans than, the terms applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the maturity date in respect of the Replaced Term Loans in effect immediately prior to such refinancing or such other terms applicable to such Replacement Term Loans that are reflective of market terms and conditions for such Replacement Term Loans at the time of the issuance thereof (as determined by the Borrower in good faith). Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary;

(d) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; and

(e) amendments and waivers of Section 2.03 and definitions used therein with respect to the matters regarding the mechanics and terms of issuance of Letters of Credit will require only the approval of the Borrower, the Administrative Agent and the applicable L/C Issuer so long as any such amendment or waiver are not adverse, in any material respect (taken as a whole), to the interests of the Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, the Guaranty, the Collateral Documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, modified and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, modification or waiver is delivered in order (i) to comply with local Law or advice of local counsel, or (ii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained in this Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision. The Administrative Agent shall notify the Lenders of such amendment and such amendment shall become effective five (5) Business Days after such notification unless the Required Lenders object to such amendment in writing delivered to the Administrative Agent prior to such time.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subclause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any other Loan Party or the Administrative Agent, Swing Line Lender or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Swing Line Lender and the L/C Issuers pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Lead Arranger (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Any Loan Party and the Administrative Agent may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Laws, including foreign, United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of foreign, United States federal or state securities laws.

(f) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy,

power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 10.04 Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date (provided that in the case of payment to be made on the Closing Date, such expenses are to be invoiced two (2) Business Days prior to the Closing Date and otherwise, within thirty (30) days following written demand therefor) in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole (and of a single local counsel to the Administrative Agent and the Lead Arrangers taken as a whole in each appropriate jurisdiction (which may be a single local counsel acting in multiple material jurisdictions)) (in each case, except allocated costs of in-house counsel), and (b) after the Closing Date, promptly following written demand therefor, to pay or reimburse the Administrative Agent, the Lead Arrangers and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, limited in the case of out-of-pocket legal fees and expenses, to the Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and of a single local counsel to the Administrative Agent and the Lead Arrangers taken as a whole in each appropriate jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of an actual or perceived conflict of interest between the Administrative Agent, the Lead Arrangers and the Lenders, where the Lender or Lenders affected by such conflict of interest inform the Borrower in writing of such conflict of interest and thereafter retains its own counsel, one additional counsel in each appropriate jurisdiction to each group of affected Lenders similarly situated taken as a whole) (in each case, except allocated costs of in-house counsel)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other

Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, any Supplemental Administrative Agent, the Collateral Agent, each Lender, each L/C Issuer, the Lead Arrangers, the Bookrunners, the Syndication Agent, the Documentation Agent and their respective Affiliates, directors, officers, employees, partners, representatives, controlling persons, members, agents, advisors, equity holders and successors (collectively the “Indemnitees”) from and against any and all losses, claims, damages and liabilities that may be asserted or awarded against the Indemnitees and expenses of any third party that may be awarded against any Indemnitee and other out-of-pocket expenses incurred in connection therewith asserted against any such Indemnitee relating to or arising out of or in connection with (but limited, in the case of out-of-pocket legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each appropriate jurisdiction (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest and thereafter retains its own counsel, one additional counsel in each appropriate jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any real property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower or any other Loan Party or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and without regard to the exclusive or contributory negligence of any Indemnitees (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (y) any dispute solely among Indemnitees or of any Related Indemnified Person other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or a Lead Arranger or a bookrunner under the Facilities and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. Notwithstanding the foregoing, the Borrower shall not be liable for any settlement entered into by any Indemnitee or any Related Indemnified Person, without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), but, if such settlement occurs with Borrower’s written consent or if there is a final judgment for the plaintiff not consented to by any Indemnitee or any Related Indemnified Person in any action or claim with respect to any of the foregoing, the Borrower will be liable for such settlement or such final judgment and will indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment in accordance with this

Section 10.05. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable Laws or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Laws to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower under this Section 10.05 to such Indemnitee for any losses, claims, damages, liabilities and expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. The Borrower shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee from all liability arising out of such claim, litigation, investigation or proceeding and (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnitee. Each Indemnitee shall give (subject to restrictions pursuant to attorney-client privilege, law, rule or regulation, or any obligation of confidentiality) such information and assistance to the Borrower as the Borrower may reasonably request in connection with any claim, litigation, investigation or proceeding in connection with any losses, claims, damages, liabilities and expenses, unless the Indemnitee reasonably determines there are conflicts of interest between the Borrower and the Indemnitee. No Indemnitee or any Loan Party or Affiliate thereof shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks®, Syndtrak® or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of its Related Indemnified Persons, as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, exemplary, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (in each case, other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and otherwise required to be indemnified by a Loan Party under this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equity holders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final non-appealable judicial determination by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Each Indemnitee shall promptly notify the Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnitee to give such notice shall not relieve the Borrower from the obligation to indemnify such Indemnitee in accordance with the terms of this Section 10.05 except to the extent that the Borrower is materially prejudiced by such failure. This Section 10.05 shall not apply to Taxes, Other Taxes or amounts excluded from the definition of Taxes pursuant to clauses (i) through (vi) of the first sentence of Section 3.01(a) (and any additions to tax, penalties and interest on the foregoing amounts in clauses (i) through (vi)), which shall be governed by Section 3.01, except to the extent such amounts represent losses, claims, damages, etc. arising from a non-tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

Section 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subclause (b) of this Section, (ii) by way of participation in accordance with the provisions of subclause (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subclause (f) of this Section, or (iv) to an SPC in accordance with the provisions of subclause (g) of this Section 10.07. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subclause (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subclause (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than a Dollar Amount of $5,000,000 (in the case of the Revolving Credit Facility), or a Dollar Amount of $1,000,000 (in the case of a Term Loan, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subclause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f), has occurred and is continuing at the time of such assignment or (2) in the case of an assignment of a Term Loan, such assignment is to a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund of a Term Loan Lender; provided, that, subject to clause (v) below, the Borrower shall be deemed to have consented to any such assignment of a Term Loan unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received such written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of the Administrative Agent shall not be required for any assignment pursuant to Section 10.07(m) or to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender, except for the separate consent rights of the Administrative Agent pursuant to clause (h)(iv) of this Section 10.07;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of each L/C Issuer shall not be required for any assignment of a Term Loan or any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender; and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of the Swing Line Lender shall not be required for any assignment of a Term Loan or any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (other than in connection with any assignment effected pursuant to any primary syndication of the Facility); provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation unless otherwise agreed to, or required by, the Administrative Agent.

(v) No Assignments to Certain Persons. Notwithstanding anything to the contrary contained herein, no such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.05(a)(iv) or Section 10.07(m), (B) subject to the immediately preceding clause (A) above and subclause (h) below, to any of the Borrower’s Affiliates, (C) to a natural person, (D) to a Defaulting Lender or (E) to a Disqualified Institution.

This clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities or Classes of Loans or Commitments on a non-pro rata basis.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, subject to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be bound by Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its own expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings, Swing Line Loans, Swing Line Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, subject to clause (h) of this Section, be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans, L/C Obligations, L/C Borrowings and amounts due under Section 2.03 are at all times maintained in “registered form” within the meaning of Section 163(f), Section 871(h)(2) and Section 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, Swing Line Lender or the L/C Issuers, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries (other than Affiliated Debt Funds), Defaulting Lender or to a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of the first proviso to Section 10.01(A) that directly and adversely affects such Participant, in each case only to the extent that the affirmative vote of such Lender from which such Participant purchased the participation would be required under such Section. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the limitations and requirements of such section, including Sections 3.01(c)(i) and (c)(ii) or Section 3.01(c)(iii), as applicable and Section 3.06 and Section 3.07) (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. The Borrower and the Lenders expressly acknowledge that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not have any obligation to monitor whether participations are made to Disqualified Institutions or natural persons and none of the Borrower or the Lenders will bring any claim to such effect.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to Section 10.07(e) of this Agreement. Each Lender that sells a participation pursuant to Section 10.07(d) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Section 163(f), Section 871(h) and Section 881(c)(2) of the Code and the Treasury regulations issued thereunder on which it records the name and address of each Participant and the principal amounts of each Participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), unless the grant to such SPC is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to Section 10.07(g) of this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any state thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC. If a Granting Lender grants an option to an SPC as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPC and the principal amount (and related interest) of each SPC’s interest with respect to the Loans, L/C Obligations or other interests hereunder, which entries shall be conclusive absent manifest error.

(h) Any Term Lender may, at any time, assign all or a portion of its rights and obligations solely with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender or an Affiliated Debt Fund through (x) Dutch auctions or other offers to purchase open to all Term Lenders on a pro rata basis consistent with the procedures of the type described in Section 2.05(a)(iv) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II;

(ii) each Affiliated Lender shall either (I) make a representation to the selling Lender that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) or (II) disclose that it cannot make such representation;

(iii) after giving effect to such assignment, the aggregate principal amount of Term Loans held by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding, in each case, after giving effect to any substantially simultaneous cancellation thereof (such percentage, the “Affiliated Lender Cap”); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iii) or any purported assignment exceeding the Affiliated Lender Cap; and

(iv) as a condition to each assignment pursuant to this clause (h), (A) the Administrative Agent shall have been provided a notice in the form of Exhibit E-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender, and (without limitation of the provisions of clause (iii) above) shall be under no obligation to record such assignment in the Register until three (3) Business Days after receipt of such notice and (B) the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate clause (h)(iii) of this Section 10.07).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender or Affiliated Debt Fund that has purchased Term Loans pursuant to this clause (h) may, in its sole discretion but subject to the consent of the Borrower, contribute, directly or indirectly, the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower (through any Permitted Parent) for the purpose of cancelling and extinguishing such Term Loans and such contribution may be in exchange for equity securities of the Borrower (or any Permitted Parent) otherwise permitted to be issued or incurred at such time. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation and extinguishing of the applicable Term Loans in the Register.

Each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, the Borrower or any of its Subsidiaries, the Administrative Agent or any other Agent-Related Persons, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information, (3) none of the Affiliated Lenders or any of their Subsidiaries, the Borrower or any of its Subsidiaries shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Affiliated Lenders or its Affiliates, the Borrower or any of its Subsidiaries or Affiliates, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against any Affiliated Lender or Affiliate thereof, the Borrower or any of its Subsidiaries or Affiliates, the Administrative Agent and any other Agent-Related Persons, under applicable Laws or otherwise, with respect to the nondisclosure of the material non-public information and (5) that the material non-public information may not be available to the Administrative Agent or the other Lenders. Each Affiliated Lender and each Affiliated Debt Fund agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender or an Affiliated Debt Fund. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit E-2.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary:

(i) for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and all Term Loans held by such Affiliated Lenders shall be deemed to have been voted in the same proportion as the allocation of voting by Term Lenders that are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions;

(ii) Affiliated Debt Funds may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in clause (i)(i) above;

(iii) notwithstanding the above, Affiliated Lenders and Affiliated Debt Funds shall have the right to vote on any amendment, modification, waiver, consent or other action described in the first proviso to Section 10.01 or otherwise requiring the written consent of each Lender or of each Lender directly and adversely affected thereby; and

(iv) notwithstanding the above, no amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom may affect any Affiliated Lender or Affiliated Debt Fund in a manner that is disproportionate to the effect on any Lender of the same Class of that would deprive such Affiliated Lender or Affiliated Debt Fund of its pro rata share of any payments to which it is entitled.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, but subject to clauses (i), (iii) and (iv) above, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.07(j).

(k) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower, the Administrative Agent and the Lenders, resign as an L/C Issuer or the Swing Line Lender, and any L/C Issuer may be removed at any time by the Borrower by notice to such L/C Issuer, the Administrative Agent and the Lenders; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or successor Swing Line Lender. In the event of any such resignation or removal of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or successor Swing Line Lender; provided that no failure by the Borrower to appoint any such successor shall affect the resignation or removal of the relevant L/C Issuer or Swing Line Lender, except as expressly provided above. If an L/C Issuer resigns or is removed as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or removal as an L/C Issuer and all

L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns or is removed as the Swing Line Lender, it shall retain all the rights and obligations of the Swing Line Lender hereunder with respect to all Swing Line Loans outstanding as of the effective date of its resignation or removal as the Swing Line Lender, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(l) [Reserved].

(m) Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower or any of the Borrower’s Subsidiaries through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis consistent with the procedures set forth in Section 2.05(a)(iv) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided further that:

(i) (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment and (c) the Borrower or any of the Borrower’s Subsidiaries, as applicable, shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii) the Borrower or any of the Borrower’s Subsidiaries that purchases any Term Loans pursuant to this clause (m) shall either (I) make a representation to the selling Lender that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) or (II) disclose that it cannot make such representation; and

(iii) purchases of Term Loans pursuant to this Section 10.07(m) shall not be funded with the proceeds of Revolving Credit Loans or Swing Line Loans.

Each Lender participating in any assignment to the Borrower or any Subsidiary (including pursuant to Section 2.05(a)(iv)) acknowledges and agrees that in connection with such assignment, (1) the Borrower and its Subsidiaries then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, the Borrower or any of its Subsidiaries, the Administrative Agent or any other Agent-Related Persons, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information, (3) none of the Borrower or any of its Subsidiaries shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Borrower any of the its Subsidiaries, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower or any of its Subsidiaries, the Administrative Agent and any other Agent-Related Persons, under applicable Laws or otherwise, with respect to the nondisclosure of the material non-public information and (5) that the material non-public information may not be available to the Administrative Agent or the other Lenders.

(n) The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), the Borrower pursuant to Section 10.07(h) or (m) and the principal repayment installments with respect to the Term Loans of such Class pursuant to Section 2.07(a)(i) or (a)(ii), as applicable, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled), with such reduction being applied solely to the Term Loans of the Lenders which sold such Term Loans.

Notwithstanding anything herein to the contrary, each of the Administrative Agent and the Borrower hereby consents to each assignment of Initial Term Loans effected (or to be effected) by Goldman Sachs Bank USA, Bank of America, N.A. and RBS Citizens, N.A. (or any of their respective affiliates) to any of them (or any of their respective affiliates) or ultimate lenders of record under this Agreement (the identities of which were approved by the Borrower prior to the Closing Date) in connection with the primary syndication of the Initial Term Loans.

Section 10.08 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction, are informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case, the Administrative Agent, the Collateral Agent and the Lenders agree to, to the extent practicable, inform the Borrower promptly thereof prior to such disclosure, unless such Person is prohibited by applicable Laws from so informing the Borrower, or except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority, (c) to the extent required by applicable Laws or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation, or except in connection with any request as part of any regulatory audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender), (i) to the extent such Information (i) is at the time of such disclosure, or becomes, publicly available other than as a result of a breach of this Section by such Person or any Person identified in clause (a) above, (ii) is at the time of such disclosure, or becomes, available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, and which source is not known by such Agent or Lender, after due inquiry, to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower or (iii) is independently developed by such Person without reliance upon the Information, (j) to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of the Facilities; provided that such Information shall be limited to Information about the Facilities, or (k) for the purposes of establishing a “due diligence” defense; provided, however, that no disclosure shall be made to any Disqualified Institution to the extent the applicable list of Disqualified Institutions has been provided to such disclosing party.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof (including, for the avoidance of doubt, their respective directors, officers, employees, members of managements, consultants, representatives, agents and advisors) or in connection with an inspection of the books, records or properties of any Loan Party or the Subsidiaries thereof, in each case, relating to any Loan Party or any Subsidiary thereof or their respective businesses; it being understood that all information received from any Loan Party or any Subsidiary thereof (including, for the avoidance of doubt, their respective directors, officers, employees, members of managements, consultants, representatives, agents and advisors) after the date hereof relating to any Loan Party or any Subsidiary thereof or their respective businesses shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has policies and procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including United States federal, state and foreign securities Laws, in accordance with its policies and procedures.

Section 10.09 Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates and each L/C Issuer and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor), irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer(s), and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Laws (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Obligations under Secured Cash Management Agreements) or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized).

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15 GOVERNING LAW, JURISDICTION AND ARBITRATION.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE GUARANTY AND COLLATERAL DOCUMENTS, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN CERTAIN GUARANTY AND COLLATERAL DOCUMENTS), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns.

Section 10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.19 is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20 Use of Name, Logo, etc. Subject to the Borrower having been afforded a reasonable opportunity to review and to the Borrower’s prior consent (such consent not to be unreasonably withheld, delayed or conditioned), each of the Administrative Agent and each Lead

Arranger may publish, in the ordinary course of its business, customary advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark.

Section 10.21 PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Lead Arrangers and the Bookrunners are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agents, the Lead Arrangers and the Bookrunners, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Lead Arrangers and the Bookrunners are and have been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have or has not been, are or is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Agents, the Lead Arrangers, the Bookrunners nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lead Arrangers, the Bookrunners, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers, the Bookrunners nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Lead Arrangers, the Bookrunners or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.24 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., as the Borrower

By:	/s/ Robert McMullan
	Name:	Robert McMullan
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as Term Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as Revolving Credit Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

Signature Page to Credit Agreement

RBS CITIZENS, N.A., as Revolving Credit Lender and an L/C Issuer

By:	/s/ Srbui Seferian
	Name:	Srbui Seferian, CFA
	Title:	Senior Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Revolving Credit Lender

By:	/s/ Christopher Joseph
	Name:	Christopher Joseph
	Title:	Vice President

Signature Page to Credit Agreement

Schedule 1.01B

Certain Security Interests and Guarantees

To be delivered on the Closing Date:

1.	Guaranty, dated as of the Closing Date, among M/A-COM Technology Solutions Holdings, Inc., the Subsidiaries of M/A-COM Technology Solutions Holdings, Inc. signatory thereto, as guarantors, and Goldman Sachs Bank USA, as administrative agent.

2.	Security Agreement, dated as of the Closing Date, among M/A-COM Technology Solutions Holdings, Inc., the Subsidiaries of M/A-COM Technology Solutions Holdings, Inc. signatory thereto, as grantors, and Goldman Sachs Bank USA, as collateral agent.

3.	Copyright Security Agreement, dated as of the Closing Date, by M/A-COM Technology Solutions Holdings, Inc. and Mindspeed Technologies, Inc., as grantors, in favor of Goldman Sachs Bank USA, as collateral agent.

4.	Trademark Security Agreement, dated as of the Closing Date, by M/A-COM Technology Solutions Holdings, Inc. and Mindspeed Technologies, Inc., as grantors, in favor of Goldman Sachs Bank USA, as collateral agent.

5.	Patent Security Agreement, dated as of the Closing Date, by M/A-COM Technology Solutions Holdings, Inc. and Mindspeed Technologies, Inc., as grantors, in favor of Goldman Sachs Bank USA, as collateral agent.

Guarantors:

1.	M/A-COM Auto Solutions Inc.

2.	M/A-COM Technology Solutions Inc.

3.	Maker Communications, Inc.

4.	Mindspeed Development Sub, Inc.

5.	Mindspeed Marcat Sub, Inc.

6.	Mindspeed Technologies, Inc.

7.	Optomai, Inc.

8.	Brooktree Corporation

9.	Mindspeed Technologies, LLC

10.	Nitronex, LLC

Schedule 2.01

Commitments

Lender	Revolving Credit Commitment
Goldman Sachs Bank USA	$45,000,000
Bank of America, N.A.	$30,000,000
RBS Citizens, N.A.	$25,000,000

Lender	Initial Term Commitment
Goldman Sachs Bank USA	$350,000,000

Schedule 5.12

Subsidiaries and Other Equity Investments

Name	Jurisdiction of Organization	Owner of Outstanding Equity Interests	Equity Interest	Ownership Percentage
Brooktree Corporation	California	Mindspeed Technologies, Inc.	Common Stock	100%
M/A-COM Auto Solutions Inc.	Delaware	M/A-COM Technology Solutions Inc.	Common Stock	100%
M/A-COM Technology Solutions Inc.	Delaware	M/A-COM Technology Solutions Holdings, Inc.	Common Stock	100%
Maker Communications, Inc.	Delaware	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Development Sub, Inc.	Delaware	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Marcat Sub, Inc.	Delaware	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Technologies, Inc.	Delaware	M/A-COM Technology Solutions Holdings, Inc.	Common Stock	100%
Mindspeed Technologies, LLC	Delaware	Mindspeed Technologies, Inc.	LLC Interests	100%
Nitronex, LLC	Delaware	M/A-COM Technology Solutions Inc.	LLC Interests	100%
Optomai, Inc.	Delaware	M/A-COM Technology Solutions Inc.	Common Stock	100%
Picochip, LLC	Delaware	Platinum Acquisition (UK) Ltd.	LLC Interests	100%
M/A-COM Technology Solutions International Ltd.	Ireland	M/A-COM Technology Solutions Holdings, Inc. and M/A-COM Technology Solutions Holdings, Inc.	Common Stock	100%
M/A-COM Technology Solutions (UK) Ltd.	United Kingdom	M/A-COM Technology Solutions International Ltd.	Common Stock	100%
M/A-COM Technology Solutions (Holding) Co. Ltd.	Ireland	M/A-COM Technology Solutions International Ltd.	Common Stock	100%
M/ACOM Technology Solutions (Cork) Ltd.	Ireland	M/A-COM Technology Solutions International Ltd.	Common Stock	100%
M/A-COM Tech Asia Inc.	Taiwan	M/A-COM Technology Solutions (UK) Ltd.	Common Stock	100%
MACOM Technology Solutions (Bangalore) Pvt. Ltd.	India	M/A-COM Technology Solutions (Holding) Co. Ltd. and M/A-COM Technology Solutions Holdings, Inc.	Common Stock	100%
M/A-COM Technology Solutions (Shanghai) Co. Ltd.	China	M/A-COM Technology Solutions (Holding) Co. Ltd.	Common Stock	100%

Mindspeed Technologies Cayman Islands, Ltd.	Cayman Islands	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Technologies B.V.	Netherlands	Mindspeed Technologies, Inc.	Common Stock	100%
MSPD Cyprus Limited	Cyprus	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Technologies Canada, Inc.	Canada	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Technologies (K.K.)	Japan	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Technologies Israel Ltd.	Israel	Mindspeed Technologies, Inc.	Common Stock	100%
Platinum Acquisition (UK) Ltd.	United Kingdom	Mindspeed Technologies, Inc.	Common Stock	100%
Mindspeed Technologies, Ltd.	United Kingdom	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Technologies S.A.S.	France	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Technologies (Mauritius), Ltd.	Mauritius	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Technologies Worldwide B.V.	Netherlands	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Technologies Asia Pacific Ltd.	Hong Kong	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Technologies GmbH	Germany	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Technologies (Korea) Ltd.	South Korea	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Technologies Ukraine, LLC	Ukraine	Mindspeed Technologies B.V.	[LLC Interests]	100%
Mindspeed Development Malaysia Sdn Bhd	Malaysia	Mindspeed Technologies B.V.	Common Stock	100%
Mindspeed Telecommunications Technology Development (Shenzhen) Co. Ltd.	China	Mindspeed Technologies (Mauritius), Ltd.	Common Stock	100%
Mindspeed Technologies Co.	Canada	Mindspeed Technologies Worldwide B.V.	Common Stock	100%
Mindspeed Technologies India Private Ltd.	India	Mindspeed Technologies (Mauritius), Ltd.	Common Stock	100%
Mindspeed Technologies U.K. Ltd.	United Kingdom	Picochip, LLC	Common Stock	100%
Picochip (Beijing) Technology Co. Ltd.	China	Mindspeed Technologies U.K. Ltd.	Common Stock	100%

Schedule 7.01(b)

Existing Liens

See attached UCC financing statements.

Schedule 7.02(f)

Existing Investments

1.	Convertible Promissory Note, dated as of March 11, 2014, by and between Invetek LLC and M/A-COM Technology Solutions Inc. in the principal amount of up to $1,000,000.

2.	Equity investments set forth on Schedule 5.12.

Schedule 7.03(b)

Existing Indebtedness

1.	$3.5 million in aggregate principal amount of 6.75% convertible senior notes due 2017 issued pursuant to that certain Indenture (as supplemented by that certain First Supplemental Indenture, dated as of December 19, 2013), dated as of June 19, 2012, between Mindspeed Technologies, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

Schedule 7.05(w)

Dispositions

1.	Mindspeed Technologies, Inc. has entered into that certain Asset Purchase Agreement, dated as of April 4, 2014, by and among Mindspeed Technologies, Inc., Freescale Semiconductor, Inc. and M/A-COM Technology Solutions Holdings, Inc. pursuant to which it will sell the Purchased Assets (as defined therein) relating to the “Comcerto” CPE Processors business line. The transaction is conditioned on certain conditions precedent that have not yet been satisfied.

Schedule 7.08

Transactions with Affiliates

1.	Administrative Services Agreement, dated as of April 20, 2012, between M/A-COM Technology Solutions Inc. and GaAs Labs, LLC.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

BORROWER:

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Attention: Robert McMullan

Telephone: (978) 656-2753

Fax: (978) 656-2678

e-mail: bob.mcmullan@macomtech

ADMINISTRATIVE AGENT:

Goldman Sachs Bank USA, as

Administrative Agent

200 West Street

New York, NY 10282

Attention: Jerry Smay

Telephone 972-368-2579

Fax: 212-428-9270

e-mail: gs-sbdagency-borrowernotices@gs.com

SWING LINE LENDER:

Goldman Sachs Bank USA, as

Administrative Agent

200 West Street

New York, NY 10282

Attention: Jerry Smay

Telephone 972-368-2579

Fax: 212-428-9270

e-mail: gs-sbdagency-borrowernotices@gs.com

L/C ISSUER:

Goldman Sachs Bank USA

C/O Goldman Sachs Loan Operations

Attention: Letter of Credit Department Manager

6011 Connection Drive

Irving, TX 75039

Telephone: 972-368-2790

Fax: 917-977-4587

e-mail: gs-loc-operations@ny.email.gs.com

International Trade Services

RBS Citizens, N.A.

20 Cabot Road

Mail Stop MMF470

Medford, MA 02155

Attention: Dylan Sue

Telephone: 781-655-4379

Fax: 781-391-8701

e-mail: Dylan.sue@rbscitizens.com

Attention: Connie Chan

Telephone: 781-655-4442

Fax: 781-655-4249

e-mail: Connie.chan@rbscitizens.com

EXHIBIT A

to the Credit Agreement

FORM OF LOAN NOTICE

Date:             , 20

To:	Goldman Sachs Bank USA, as
Administrative Agent
200 West Street
New York, NY 10282
Attention: Jerry Smay
Telephone 972-368-2579
Fax: 212-428-9270
e-mail: gs-sbdagency-borrowernotices@gs.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby requests (select one):

☐	A Borrowing of Loans

☐	A conversion of Loans made on .

☐	A continuation of Loans made on .

To be made on the terms set forth below:

1.	Class of Borrowing: .[1]

2.	On (which shall be a Business Day).

3.	In the principal amount of .

[1]	E.g., Initial Term Loans, Revolving Credit Loans, New Term Loans, New Revolving Credit Loans, Refinancing Term Loans, Refinancing Revolving Credit Loans, Extended Term Loans, Extended Revolving Credit Loans or Replacement Term Loans.

1

4.	Comprised of [Type of Loans requested].[2]

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

6.	Loans will be denominated in [Type of currency].[3]

The proceeds of the Loans requested hereby are to be made available by the Administrative Agent to the Borrower as follows:

Bank Name:

Bank Address:

ABA Number:

Attention:

Reference:

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]4

[The remainder of this page is intentionally left blank]

[2]	Specify whether Eurocurrency Rate Loan or Base Rate Loan, Revolving Credit Loans denominated in an Alternative Currency must be Eurocurrency Rate Loan.
[3]	Term Loans must be denominated in Dollars. Revolving Loans may be denominated in Dollars or in one or more Alternative Currencies.
[4]	Does not apply to any Borrowings pursuant to any Incremental Amendment.

2

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

3

EXHIBIT B

to the Credit Agreement

FORM OF SWING LINE LOAN NOTICE

Date:             , 20

To:	Goldman Sachs Bank USA, as
Administrative Agent
200 West Street
New York, NY 10282
Attention: Jerry Smay
Telephone 972-368-2579
Fax: 212-428-9270
e-mail: gs-sbdagency-borrowernotices@gs.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby requests a Swing Line Borrowing to be made on the terms set forth below:

1.	On (which is a Business Day).

2.	In the principal amount of [1].

The proceeds of the Loans requested hereby are to be made available by the Administrative Agent to the Borrower as follows:

Bank Name:

Bank Address:

ABA Number:

Attention:

Reference:

[1]	Minimum of $100,000 and whole multiples of $100,000 in excess thereof.

1

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank]

2

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

3

EXHIBIT C

to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[            ], 20

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among, M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto. Capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a [                    ]

1 of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended [            ], 20 [    ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as may be required as a result of (x) a prospective default or event of default with respect to any financial covenant (including the financial covenant set forth in Section 7.11 of the Credit Agreement), (y) in the case of Term Lenders, an actual Default with respect to the financial covenant set forth in Section 7.11 of the Credit Agreement or (z) the impending maturity of the Loans). Also attached hereto as Exhibit A is an internally prepared management summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]2,3 [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [                    ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the

[1]	To be a Responsible Officer of the Borrower.
[2]	To be included if accompanying annual financial statements only.
[3]	To the extent the financial information attached as Exhibit A relates to a Permitted Parent, such information shall be accompanied by an internally prepared management summary of consolidating information that explains in reasonable detail the differences between the information relating to such parent and its Subsidiaries on a consolidated basis, on the one hand, and the information relating to the Borrower and the Subsidiaries on a consolidated basis, on the other hand.

1

previous fiscal year (in the case of consolidated statements of income or operations) and the corresponding portion of the previous fiscal year, all in reasonable detail (collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A is an internally prepared management summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]4,5

2. [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

3. [Attached hereto as Schedule 1 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]6

4. [Attached hereto as Schedule 2 are reasonably detailed calculations, which calculations are true and accurate on and as of the date of this Certificate, of the Net Cash Proceeds received during the fiscal year ended [September] [October] [    ], 20[    ] by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.05(b)(ii)(A) of the Credit Agreement and the portion of such Net Cash Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(b)(ii)(B) of the Credit Agreement.]7

5. Attached hereto as Schedule 3 are reasonably detailed calculations setting forth the Total Net Leverage Ratio for the most recent Test Period, which calculations are true and accurate on and as of the date of this Certificate, to be used to determine the Applicable Rate and compliance with the covenant set forth in Section 7.11 of the Credit Agreement.

6. [Attached hereto as Schedule 4 is an update of the information required pursuant to Section 3.03(c) of the Security Agreement][There has been no change in respect of the information required pursuant to Section 3.03(c) of the Security Agreement since [the Closing Date][the date of the last annual Compliance Certificate.]]8

7. [Attached hereto as Annex B is a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary and/or an

[4]	To be included if accompanying quarterly financial statements only.
[5]	To the extent the financial information attached as Exhibit A relates to a parent of the Borrower, such information shall be accompanied by an internally prepared management summary of consolidating information that explains in reasonable detail the differences between the information relating to such parent and its Subsidiaries on a consolidated basis, on the one hand, and the information relating to the Borrower and the Subsidiaries on a consolidated basis, on the other hand.
[6]	To be included only in annual Compliance Certificate beginning with the annual compliance certificate for fiscal year ending October 2, 2015.
[7]	To be included only in annual Compliance Certificate.
[8]	To be included only in annual Compliance Certificate.

2

Immaterial Subsidiary] [There has been no change to the list of Subsidiaries of the Borrower or to any such Subsidiary’s designation as a Restricted Subsidiary, Unrestricted Subsidiary and/or Immaterial Subsidiary since [the Closing Date][the date of the last annual Compliance Certificate.]]]9

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[9]	To be included only in annual Compliance Certificate.

3

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a [                    ] of the Borrower, and not in his or her personal or individual capacity and without personal liability, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

4

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Excess Cash Flow

(a)	the sum, without duplication, of:

	(i)	Consolidated Net Income of the Borrower for such period

	(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$

	(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)	$

	(iv)	an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income	$

	(v)	the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid or payable in respect of such periods	$

	(vi)	cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income	$

(b)	over, the sum, without duplication; of:

	(i)	an amount equal to the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (but excluding any non-cash gains or credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges, losses or expenses excluded by virtue of clauses (a) through (q) of the definition of Consolidated Net Income in the Credit Agreement	$

5

(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period by the Borrower or the Restricted Subsidiaries to the extent financed with Internally Generated Cash	$

(iii)	the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any repayment of Loans pursuant to Section 2.07 of the Credit Agreement, and (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.05(b)(ii) of the Credit Agreement to the extent required due to a Disposition or Casualty Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (W) all other prepayments of Term Loans (other than those specified in preceding clauses (B) and (C)) and all voluntary prepayments of Refinancing Equivalent Debt and Incremental Equivalent Debt, (X) all prepayments of Revolving Credit Loans and Swing Line Loans, (Y) all prepayments in respect of any other revolving credit facility and (Z) payments of Indebtedness constituting Indebtedness expressly subordinated to the Obligations, except in each case to the extent permitted to be paid pursuant to Section 7.13(a) of the Credit Agreement) made during such period, in each case to the extent financed with Internally Generated Cash	$

(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income	$

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)	$

6

(vi)	cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income	$

(vii)	without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to Sections 7.02(b), (f), (i), (j), (m), (n), (s), (u) (other than Investments in Restricted Subsidiaries), (v) (other than Investments in Restricted Subsidiaries), (bb) (other than Investments in Restricted Subsidiaries), (dd), (ff) and (gg) of the Credit Agreement, and the amount of acquisitions made during such period to the extent that such Investments and acquisitions were financed with Internally Generated Cash and, to the extent applicable, not made in reliance on clause (b) of the definition of “Available Amount”	$

(viii)	the amount of Restricted Payments paid during such period pursuant to Sections 7.06(c), (f), (g), (h), (i), (k), (l), (o), (p) and (q) of the Credit Agreement in each case to the extent such Restricted Payments were financed with Internally Generated Cash and, to the extent applicable, not made in reliance on clause (b) of the definition of “Available Amount”	$

(ix)	the aggregate amount of expenditures, fees and expenses actually made or paid by the Borrower and the Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed (or exceed the amount that is expensed) during such period or are not deducted in calculating Consolidated Net Income	$

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness not prohibited under the Credit Agreement to the extent such prepayments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.05(b)(i) of the Credit Agreement	$

7

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or otherwise budgeted to be paid in cash, in either case, relating to tax expenses, interest payments, Investments, Restricted Payments, Permitted Acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property expected to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of cash actually utilized to finance such tax expenses, interest payments, Investments, Restricted Payments, Permitted Acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration or amount otherwise budgeted for, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$

(xii)	the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$

(xiii)	cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.	$

Excess Cash Flow (the sum of clauses (a)(i) through (a)(vi) over the sum of clauses (b)(i) through (b)(xiii))		$

8

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

Net Cash Proceeds:

with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of:

(i)	the sum of:

	(A)	cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries)	$

(ii)	over the sum of:

	(A)	the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Refinancing Equivalent Debt)	$

	(B)	the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event	$

	(C)	taxes (including Restricted Payments in respect thereof pursuant to Section 7.06 of the Credit Agreement) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds)	$

	(D)	in the case of any Disposition or Casualty Event by a non- wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (ii)(D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof	$

9

(E)	any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (ii)(E)	$

Net Cash Proceeds (clause (i)(A) over the sum of clauses (ii)(A) through (E))[15]		$

Portion of Net Cash Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(b)(ii)(B) of the Credit Agreement		$

[15]	No net cash proceeds calculated in accordance with the above realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and no such net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds).

10

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

Total Net Leverage Ratio:16

(i)	Consolidated Net Debt:

(a)

Consolidated Total Debt of the Borrower and the Restricted Subsidiaries:

Consolidated Total Debt means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or purchase accounting in connection with any Permitted Acquisition or any other Investment permitted hereunder, acquisitions completed prior to the Closing Date or for any other purpose), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations or obligations in respect of other purchase money indebtedness, unreimbursed obligations in respect of drawn letters of credit (subject to the proviso below) and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) unreimbursed obligations in respect of drawn letters of credit until two (2) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted) and (ii) obligations under Swap Contracts

$

	(b) Minus the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted	$

	Consolidated Net Debt	$

[16]	For the purposes of Section 7.11 of the Credit Agreement, Total Net Leverage Ratio is only tested when the Outstanding Amount of any Revolving Credit Loans and L/C Obligations (other than with respect to (x) undrawn Letters of Credit in an amount not in excess of $5,000,000 and (y) Letters of Credit outstanding that have been Cash Collateralized in an amount not less than 103% of the stated amount in accordance with the requirements of Section 2.03(g) of the Credit Agreement) exceeds 25% of the aggregate Revolving Credit Commitments as of the last day of any Test Period.

11

(ii)	Consolidated EBITDA:

	(a)	Consolidated Net Income for such period:

		(i)	the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, (x) excluding, without duplication:		$

			(A)	any net after-tax extraordinary, non-recurring or unusual gains or losses, charges or expenses	$

			(B)	the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$

			(C)	effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), net of taxes	$

			(D)	any net after-tax income (loss) from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations actually disposed of) and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations	$

			(E)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower	$

12

(F)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of the Borrower or such Restricted Subsidiary up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person or Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (G) below)	$

13

(G)	solely for the purpose of determining the Available Amount for application pursuant to Section 7.02(j), Section 7.06(c) and Section 7.13(a)(v) of the Credit Agreement, the Net Income for such period of any Restricted Subsidiary (other than the Borrower or any Guarantor) to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equity holders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein	$

14

(H)	(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Accounting Standards Codification 815 (Derivatives and Hedging) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Contracts, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments and all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection therewith	$

(I)	any goodwill or impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, the amortization of intangibles arising pursuant to GAAP and the amortization of Capitalized Software Expenditures	$

15

(J)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or Permitted Acquisition, acquisitions completed prior to the Closing Date or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the Credit Agreement or that are consummated prior to the Closing Date, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)	$

(K)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption	$

(L)	any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs	$

(M)	any income (loss) attributable to deferred compensation plans or trusts and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the revaluation of any benefit plan obligation	$

16

	(N)	the amount of any expense to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries; provided such amount received has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods)	$

	(O)	any adjustments resulting from the application of Accounting Standards Codification Topic No. 460 (Guarantees), or any comparable regulation	$

	(P)	earn-out and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any Permitted Acquisition or other Investment permitted under the Credit Agreement and any acquisitions completed prior to the Closing Date	$

	and (y) including, to the extent not already included in Consolidated Net Income and to the extent the related loss was deducted in the determination of Net Income, proceeds from any business interruption insurance.		$

(b)	plus (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i)	(A) provision for taxes based on income or profits or capital, plus state, provincial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income and (B) amounts paid to a Permitted Parent in respect of taxes in accordance with Section 7.06(g) of the Credit Agreement, solely to the extent such amounts were deducted in computing Consolidated Net Income,		$

17

(ii)	(A) total interest expense of such Person and, to the extent not reflected in $ such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and (B) bank fees and costs owed with respect to letters of credit, bankers acceptances and surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income,	$

(iii)	Consolidated Depreciation and Amortization Expense for such period to the extent such depreciation and amortization expenses were deducted in computing Consolidated Net Income,	$

(iv)	any (A) Transaction Expenses and (B) fees, costs, expenses or charges incurred (I) in connection with (x) any issuance or offering of Equity Interests, Investment, acquisition (including any one-time costs incurred in connection with any Permitted Acquisition or any other Investment permitted under the Credit Agreement after the Closing Date), Disposition, recapitalization or the issuance, incurrence, redemption or repayment of Indebtedness (including, with respect to Indebtedness, a refinancing thereof), (y) any amendment, waiver, consent or modification to any documentation governing the terms of any transaction described in the immediately preceding subclause (x) or (z) any amendment, waiver, consent or modification to any Loan Document, in each case under subclauses (x), (y) and (z), whether or not such transaction or amendment, waiver, consent or modification is successful, and solely to the extent such transaction or amendment, waiver, consent or modification is permitted to be incurred, made or entered into in accordance with the Credit Agreement or (II) to the extent reimbursable by third parties, pursuant to indemnification provisions, in each case, deducted in computing Consolidated Net Income,	$

18

(v)	any charges, losses or expenses related to signing, retention, relocation, recruiting or completion bonuses or recruiting costs, severance costs, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), pre-opening, opening, closing and consolidation costs and expenses with respect to any facilities, facility start-up costs, costs and expenses relating to implementation of operational and reporting systems and technology initiatives, costs and expenses relating to any registration statement, or registered exchange offer in respect of any Indebtedness permitted under the Credit Agreement, costs incurred in connection with product and intellectual property development and new systems design, project start-up costs, integration and systems establishment costs, costs of strategic initiatives, business optimization expenses or costs (including costs and expenses relating to intellectual property restructurings) and cash restructuring charges or reserves,	$

(vi)	stock warrant and stock related liabilities recorded in accordance with GAAP, solely to the extent such amounts were deducted in computing Consolidated Net Income,	$

(vii)	any other non-cash charges, expenses, losses or items, including any write offs or write downs, reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),	$

(viii)	the amount of any minority interest expense or non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income,	$

(ix)	the amount of customary fees, reasonable out-of-pocket costs, indemnities and expenses paid or accrued in such period to any Permitted Holder or any of their Affiliates to the extent required under the Summit Sale Documents and deducted in such period in computing Consolidated Net Income,	$

19

(x)	the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to any acquisition consummated after the Borrower’s fiscal year ended September 27, 2013 and prior to the Closing Date (without duplication of any amounts added back pursuant to Section 1.08(c) of the Credit Agreement in connection with a Specified Transaction) projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the date such acquisition was consummated (which “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower),	$

(xi)	the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to any Specified Transaction, restructurings, cost savings initiatives and other initiatives after the Closing Date (without duplication of any amounts added back pursuant to Section 1.08(c) of the Credit Agreement in connection with a Specified Transaction) and projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the end of such period (which “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower),	$

20

(xii)	any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount,	$

(xiii)	Specified Legal Expenses,

(xiv)	accruals and reserves that are established or adjusted (x) within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or (y) after the closing of any acquisition that are so required as a result of such acquisition in accordance with GAAP, or changes as a result of the adoption or modification of accounting polices, whether effected through a cumulative effect adjustment, restatement or a retroactive application,	$

	minus (without duplication, and as determined in accordance with GAAP to the extent applicable) any non-cash gains increasing Consolidated Net Income for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this clause (b))	$

	Consolidated EBITDA	$

Consolidated Net Debt to Consolidated EBITDA		[ ]:1.00

	Covenant Requirement	No more than 4.50:1.00

21

EXHIBIT D-1

to the Credit Agreement

FORM OF TERM NOTE

$	[New York, New York]
[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto) at 200 West Street, New York, New York (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT. BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS NOTE, THE HOLDER OF THIS NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE ON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THIS NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. SUCH INFORMATION WILL BE PROVIDED BY THE CHIEF FINANCIAL OFFICER OF THE BORROWER AT THE ADDRESS SPECIFIED IN SECTION 10.02 OF THE CREDIT AGREEMENT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Term Note to be duly executed by its authorized officers as of the day and year first above written.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Term Note]

LOANS AND PAYMENTS

Date	Amount of Term Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Term Note	Name of Person Making this Notation

EXHIBIT D-2

to the Credit Agreement

FORM OF REVOLVING CREDIT NOTE

[New York, New York]

[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, and each lender from time to time party thereto and the other agents and parties party thereto) at 200 West Street, New York, New York (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which the applicable Revolving Credit Loans were made in Same Day Funds at the Administrative Agent’s Office for such currency.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be duly executed by its authorized officer as of the day and year first above written.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

LOANS AND PAYMENTS

Date	Amount of Revolving Credit Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Revolving Credit Note	Name of Person Making this Notation

EXHIBIT D-3

to the Credit Agreement

FORM OF SWING LINE NOTE

$15,000,000	[New York, New York]
[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to GOLDMAN SACHS BANK USA or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, and each lender from time to time party thereto and the other agents and parties party thereto) (i) on the dates set forth in the Credit Agreement, the lesser of (A) the principal amount set forth above and (B) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is the Swing Line Note referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Swing Line Note to be duly executed by its authorized officer as of the day and year first above written.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Swing Line Note]

LOANS AND PAYMENTS

Date	Amount of Swing Line Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Swing Line Note	Name of Person Making this Notation

EXHIBIT E-1

to the Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the] [each]

1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions for Assignment and Assumption and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including participations in any Letters of Credit and Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate if [Affiliate] [Approved Fund] of [identify Lender]] 3. Affiliate Status:

a.	Assignor(s):

Assignor[s][5]	Affiliated Lender[6]	Affiliated Debt Fund[7]

	Yes ☐ No ☐	Yes ☐ No ☐

	Yes ☐ No ☐	Yes ☐ No ☐

b.	Assignee(s):

Assignee[s][8]	Affiliated Lender[9]	Affiliated Debt Fund[10]

	Yes ☐ No ☐	Yes ☐ No ☐

	Yes ☐ No ☐	Yes ☐ No ☐

[If any Assignee hereunder indicates above that it is an Affiliated Lender (or will become an Affiliated Lender after giving effect to any such purported assignment), such Assignee shall have delivered to the Administrative Agent an Affiliate Assignment Notice in the form of Exhibit E-2 to the Credit Agreement.]

4.	Borrower: M/A-COM Technology Solutions Holdings, Inc.

[5]	List each Assignor.
[6]	For each Assignor that is assigning Term Loans, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is, prior to giving effect to any assignment hereunder, an Affiliated Lender.
[7]	For each Assignor that is assigning Term Loans, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is, prior to giving effect to any assignment hereunder, an Affiliated Debt Fund.
[8]	List each Assignee
[9]	For each Assignee that is being assigned Term Loans, check the box in his column immediately to the right of such Assignee’s name indicating whether or not such Assignee is an Affiliated Lender or will, after giving effect to the assignment, become an Affiliated Lender.
[10]	For each Assignee that is being assigned Term Loans, check the box in his column immediately to the right of such Assignee’s name indicating whether or not such Assignee is an Affiliated Debt Fund or will, after giving effect to the assignment, become an Affiliated Debt Fund.

5.	Administrative Agent: Goldman Sachs Bank USA, including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement: The Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto.

7.	Assigned Interest:

Assignor[s][11]	Assignee[s][12]	Facility Assigned[13]	Aggregate Amount of Commitment Loans for all Lenders[14]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment /Loans[15]		CUSIP Number

			$	$		%

			$	$		%

			$	$		%

[8.	Trade Date: [ ], 20 ][16]

Assignment Effective Date: , 20[    ] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	List each Assignor, as appropriate.
[12]	List each Assignee, as appropriate.
[13]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Term Loans,” “Initial Term Commitment,” “New Term Loans,” “New Term Commitments,” “Revolving Credit Loans,” “Revolving Credit Commitments,” “New Revolving Credit Commitments,” “New Revolving Credit Loans,” “Refinancing Term Loans,” “Refinancing Revolving Credit Loans,” “Refinancing Term Commitments,” “Refinancing Revolving Credit Commitments,” “Extended Term Loans,” “Extended Revolving Credit Loans,” “Extended Term Commitments,” “Extended Revolving Credit Commitments,” etc.).
[14]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[15]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[16]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNOR]

By:
Name:
Title:

[Consented to and]17 Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to

[ ], as a Principal L/C Issuer

By:
Name:
Title: ][18]
[Consented to

[ ], as Swing Line Lender

[17]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[18]	To be added only if the consent of a Principal L/C Issuer is required by the terms of the Credit Agreement.

By:
Name:
Title: ][19]

[Consented to

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., as the Borrower

By:
Name:
Title: ][20]

[19]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[20]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b), as the case may be (or, for any assignment made prior to the date of the first delivery of any such financial statements, the confidential information memoranda used in connection with the primary syndication of the Facility), and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the] [such] Assignee [and] (viii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto [and (ix) [it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]21; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. [[The] [Each] Assignee cannot represent and warrant that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]]22.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Assignment Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Each party to this Assignment and Assumption acknowledges and agrees by its execution hereof that in addition to the other exculpations contemplated by the Credit Agreement, the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind of nature whatsoever incurred or suffered by any Person (including any party hereto) in connection with compliance or non-compliance with Section 10.07(h)(iii) of the Credit Agreement, including any purported assignment exceeding the limitation set forth therein or any assignment’s being deemed null and void thereunder. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

[21]	Include only if (a) required by Sections 10.07(h) or (m) in connection with assignments to an Affiliated Lender, the Borrower or the Borrower’s Restricted Subsidiaries and (b) the assignee can make such representation.
[22]	Include only if (a) required by Sections 10.07(h) or (m) in connection with assignments to an Affiliated Lender, the Borrower or the Borrower’s Restricted Subsidiaries and (b) the assignee cannot make the representation in clause (ix).

EXHIBIT E-2

to the Credit Agreement

FORM OF AFFILIATE ASSIGNMENT NOTICE

Date:             , 20

To:	Goldman Sachs Bank USA, as Administrative Agent 200 West Street New York, NY 10282 Attention: Jerry Smay Telephone 972-368-2579 Fax: 212-428-9270 e-mail: gs-sbdagency-borrowernotices@gs.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(h) of the Credit Agreement, that:

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [            ],

(c) immediately after giving effect to such assignment of the Term Loans (if accepted), the Proposed Affiliate Assignee will be an Affiliated Lender,

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is: $        ,

(e) the aggregate principal amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[        ],

(f) after giving effect to the assignment hereunder (if accepted), the aggregate principal amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender will not exceed 25% of the principal amount of all Term Loans at such time outstanding, in each case, after giving effect to any substantially simultaneous cancellation thereof, and

(g) the proposed effective date of the assignment contemplated hereby is [            , 20    ].

[Signature Page Follows]

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Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name
Title:
Phone Number:
Fax:
Email:
Date:

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EXHIBIT F

to the Credit Agreement

GUARANTY

dated as of

May 8, 2014,

among

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.,

as Borrower,

THE SUBSIDIARIES OF THE BORROWER

IDENTIFIED HEREIN

and

GOLDMAN SACHS BANK USA,

as Administrative Agent

This GUARANTY, dated as of May 8, 2014, among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower party hereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent on behalf of the Secured Parties.

Reference is made to the Credit Agreement, dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer and the other agents and parties party thereto.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements on the terms and conditions set forth therein and the Cash Management Banks have agreed to provide and/or maintain Cash Management Services on the terms and conditions set forth in the applicable Secured Cash Management Agreements. The obligations of the Lenders to extend such credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Banks to provide and/or maintain Cash Management Services are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor. The Borrower and the other Guarantors are affiliates of one another, are an integral part of a consolidated enterprise and will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrower pursuant to the Credit Agreement, (ii) the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and (iii) the providing and/or maintaining of Cash Management Services by the Cash Management Banks to the Borrower and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to provide and/or maintain such Cash Management Services.

Accordingly, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Parties as follows:

ARTICLE XI

Definitions

Section 11.01 Credit Agreement. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 11.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Guaranty.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guaranteed Obligations” mean the “Obligations” as defined in the Credit Agreement (excluding, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

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“Guarantor” means each of the Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under the Loan Documents, Secured Hedge Agreements and Secured Cash Management Agreements), each Subsidiary of the Borrower party hereto and each other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 4.14; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.13, such Person shall cease to be a Guarantor hereunder effective upon such release.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, or such other Loan Party that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Credit Document” shall mean each Loan Document, each Secured Hedge Agreement and each Secured Cash Management Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

ARTICLE XII

Guarantee

Section 12.01 Guarantee. Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly and severally with the other Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment in full when due of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Secured Credit Document, and whether at maturity, by acceleration, demand or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased, renewed, amended or modified, in whole or in part, without notice to, or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Each of the Guarantors waives, to the fullest extent permitted under applicable law, presentment to, demand of payment from, and protest to, the applicable Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives, to the fullest extent permitted under applicable law, notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 12.02 Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment and performance when due and not of collection, and, to the fullest extent permitted under applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower is joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Section 12.03 No Limitations. (a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.13, to the fullest extent permitted by applicable law, but without prejudice to Section 2.04, the obligations of each Guarantor hereunder shall not be subject to any reduction,

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limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.13, the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Secured Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Secured Credit Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party; (vi) the lack of legal existence of the Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; or (vii) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (in each case, other than the payment in full of all the Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements, (y) obligations under Secured Cash Management Agreements and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than outstanding Letters of Credit that have been Cash Collateralized). Each Guarantor expressly acknowledges that the applicable Secured Parties may take and hold security for the payment and performance of the Guaranteed Obligations, exchange, waive or release any or all such security (with or without consideration), enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.13, but without prejudice to Section 2.04, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the payment in full of all the Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements, (y) obligations under Secured Cash Management Agreements and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than outstanding Letters of Credit that have been Cash Collateralized). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full (other than (x) obligations under Secured Hedge Agreements, (y) obligations under Secured Cash Management Agreements and (z) contingent indemnification obligations not yet accrued and payable) and all Letters of Credit have expired or terminated (other than outstanding Letters of Credit that have been Cash Collateralized). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security.

Section 12.04 Reinstatement. Notwithstanding anything to the contrary contained in this Agreement, each of the Guarantors agrees that (i) its guarantee hereunder shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation

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is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or any other Guarantor or otherwise and (ii) the provisions of this Section 2.04 shall survive termination of this Agreement.

Section 12.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 12.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE XIII

Indemnity, Subrogation and Subordination

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Guaranteed Obligations and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to the Borrower or any other Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Secured Credit Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement, repay any of the Guaranteed Obligations (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full of all of the Guaranteed Obligations. As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder without (a) rendering such Guarantor “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

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ARTICLE XIV

Miscellaneous

Section 14.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

Section 14.02 Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any L/C Issuer, any Lender or any other Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Secured Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege or any abandonment or discontinuance of steps to enforce such a right, remedy, power or privilege, preclude any other or further exercise thereof, or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties hereunder and under the other Secured Credit Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges provided by law. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 14.03 Administrative Agent’s Fees and Expenses; Indemnification. The terms of Section 10.04 and Section 10.05 of the Credit Agreement with respect to costs and expenses, indemnification, payments and survival are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms (and for the avoidance of doubt, for purposes of this Agreement, such provisions extend to, without limitation, collection from, or other realization of or enforcement with respect to, the Guarantee provided herein).

Section 14.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

Section 14.05 Survival of Agreement. Without limitation of any provision of the Credit Agreement or Section 4.03 hereof, all covenants, agreements, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by each Agent and the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Agent or Lender or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default at the time any credit is extended under any Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.13 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 14.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of

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this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns. The Administrative Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 14.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.08 Right of Set-Off.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the Guaranteed Obligations, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of such Guarantor may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 14.09 Governing Law; Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH OF THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE

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ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(C) EACH OF THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(D) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 4.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 14.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 14.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 14.12 Obligations Absolute. To the extent permitted by law, all rights of the Administrative Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any other Secured Credit Document, any other agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other Secured Credit Document or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any portion of the Guaranteed Obligations or (d) subject only to termination of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.13, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 14.13 Termination or Release. (a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations upon termination of the Aggregate Commitments, payment in full of all outstanding Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements, (y) obligations under Secured Cash Management Agreements and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than outstanding Letters of Credit that have been Cash Collateralized).

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(b) A Guarantor (other than the Borrower) shall automatically be released from its obligations hereunder in the circumstances set forth in Section 9.11(d) of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) above, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Guarantor to effect such release. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Administrative Agent.

(d) At any time that the Borrower desires that the Administrative Agent take any of the actions described in the immediately preceding clause (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to paragraph (a) or (b) above. The Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.13.

(e) Notwithstanding anything to the contrary set forth in this Agreement, each Cash Management Bank and each Hedge Bank by the acceptance of the benefits under this Agreement hereby acknowledge and agree that (i) the obligations of the Borrower or any Subsidiary under any Secured Hedge Agreement and any Secured Cash Management Agreement shall be guaranteed pursuant to this Agreement only to the extent that, and for so long as, the other Guaranteed Obligations are so guaranteed and (ii) any release of a Guarantor effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.

Section 14.14 Additional Restricted Subsidiaries. Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Loan Parties that were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Guarantors upon becoming a Restricted Subsidiary. In addition, certain Restricted Subsidiaries of the Loan Parties that are not required under the Credit Agreement to enter in this Agreement as Guarantors may elect to do so at their option. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Section 14.15 Recourse. This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the covenants and agreements on the part of such Guarantor contained herein, in the Loan Documents and the other Secured Credit Documents and otherwise in writing in connection herewith or therewith.

Section 14.16 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.16, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 4.16 shall remain in full force and effect until the termination of this Agreement or the release of such Guarantor in accordance with Section 4.13. Each Qualified ECP Guarantor intends that this Section 4.16 constitute, and this Section 4.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

*    *    *

8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

M/A-COM AUTO SOLUTIONS INC.

By:
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

MAKER COMMUNICATIONS, INC.

By:
Name:
Title:

MINDSPEED DEVELOPMENT SUB, INC.

By:
Name:
Title:

MINDSPEED MARCAT SUB, INC.

By:
Name:
Title:

MINDSPEED TECHNOLOGIES, INC.

By:
Name:
Title:

MINDSPEED TECHNOLOGIES, LLC

By:
Name:
Title:

NITRONEX, LLC

By:
Name:
Title:

OPTOMAI, INC.

By:
Name:
Title:

BROOKTREE CORPORATION

By:
Name:
Title:

[Signature Page to Guaranty]

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

[Signature Page to Guaranty]

EXHIBIT I to the

Guaranty

SUPPLEMENT NO.     , dated as of [            ], to the Guaranty, dated as of May 8, 2014 (the “Guaranty”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. (the “Borrower”), the Subsidiaries of the Borrower party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent.

(i) Reference is made to (i) the Credit Agreement, dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer and the other agents and parties party thereto, (ii) each Secured Hedge Agreement (as defined in the Credit Agreement) and (iii) each Secured Cash Management Agreement (as defined in the Credit Agreement).

(ii) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

(iii) The Guarantors have entered into the Guaranty in order to induce (x) the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to provide Cash Management Services. Section 4.14 of the Guaranty provides that additional Restricted Subsidiaries of the Borrower may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to, among other things, induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 4.14 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that (i) it has the power and authority to enter into this Supplement and (ii) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, general principles of equity and an implied covenant of good faith and fair dealing.

Section 3. This Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

Section 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit I

to the Guaranty

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8. The New Subsidiary agrees to reimburse the Administrative Agent, on the same terms and to the same extent as provided for in Section 4.03 of the Guaranty, for its reasonable out-of-pocket costs and expenses in connection with this Supplement.

*    *    *

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

EXHIBIT G

to the Credit Agreement

SECURITY AGREEMENT

dated as of

May 8, 2014

among

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.,

THE SUBSIDIARIES OF M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

IDENTIFIED HEREIN

and

GOLDMAN SACHS BANK USA,

as Collateral Agent

(i)

Table of Contents

(continued)

Section 7.17.	Collateral Agent’s Duties.	23
Section 7.18.	Mortgages.	23
Section 7.19.	Recourse; Limited Obligations.	23

EXHIBITS

Exhibit I	-	Form of Security Agreement Supplement
Exhibit II	-	Form of Copyright Security Agreement
Exhibit III	-	Form of Patent Security Agreement
Exhibit IV	-	Form of Trademark Security Agreement
Exhibit V-1	-	Closing Date Perfection Certificate
Exhibit V-2	-	Form of Perfection Certificate

(ii)

SECURITY AGREEMENT dated as of May 8, 2014, among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. (the “Borrower”), the Subsidiaries of the Borrower party hereto from time to time and GOLDMAN SACHS BANK USA, as Collateral Agent for the Secured Parties.

Reference is made to (i) the Credit Agreement dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender (as defined in the Credit Agreement) from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, and the other agents and parties party thereto, (ii) each Guaranty (as defined in the Credit Agreement), (iii) each Secured Hedge Agreement (as defined in the Credit Agreement) and (iv) each Secured Cash Management Agreement (as defined in the Credit Agreement).

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements on the terms and conditions set forth therein and the Cash Management Banks have agreed to provide and/or maintain Cash Management Services on the terms and conditions set forth in the applicable Secured Cash Management Agreements The obligations of the Lenders to extend such credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Bank to provide and/or maintain such Cash Management Services are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor. The Grantors are affiliates of one another, will derive substantial benefits from (i) the extensions of credit to the Borrower pursuant to the Credit Agreement, (ii) the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrower and/or one or more of the Restricted Subsidiaries and (iii) the providing and/or maintaining of Cash Management Services by the Cash Management Banks to the Borrower and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Hedge Banks to enter into and maintain such Secured Hedge Agreements and the Cash Management Banks to provide and/or maintain such Cash Management Services. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement or in the Credit Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(d).

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Bankruptcy Event of Default” means any Event of Default under Section 8.01(f) of the Credit Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Controlled” means, with respect to any Intellectual Property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a party of the right to grant to another party an interest as provided herein under such item or right without violating the terms of any agreement or other arrangements with any third party existing before or after the Closing Date.

“Copyright License” means any written agreement, now or hereafter in effect, (1) granting to any third party any right under an Owned Copyright or any Copyright that a Grantor otherwise has the right to grant a license under, or (2) granting to any Grantor any right under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit II hereto.

“Copyrights” means: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether the holder of such rights is an author, assignee, transferee or otherwise entitled to such rights, whether registered or unregistered and whether published or unpublished; (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 7(b) of the Perfection Certificate; and (c) all (i) rights and privileges arising under applicable Laws with respect to the use of such copyrights, (ii) reissues, renewals, continuations and extensions or restorations thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Excluded Assets” has the meaning assigned to such term in the Credit Agreement.

“General Intangibles” has the meaning provided in Article 9 of the New York UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature now owned or hereafter acquired by any Grantor, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts.

“Grantor” means each of the Borrower and each Guarantor listed on the signature pages hereto or that becomes a party hereto pursuant to Section 7.14.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software, databases, all other proprietary information, including but not limited to Domain Names, and all embodiments or fixations thereof and related documentation, registrations, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Collateral” means the Collateral consisting of Owned Intellectual Property.

“License” means any Patent License, Trademark License, Copyright License, or other license or sublicense agreement to which any Grantor is a party.

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“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Owned Copyrights” means Copyrights now Controlled by, or that hereafter become Controlled by Grantor, whether by acquisition, assignment, or an exclusive license, including those listed on Schedule 7(b) of the Perfection Certificate.

“Owned Intellectual Property” means Intellectual Property now Controlled by, or that hereafter becomes Controlled by, any Grantor, whether by acquisition, assignment, or an exclusive license including, but not limited to, all Intellectual Property listed on Schedules 7(a) and (b) of the Perfection Certificate.

“Owned Patents” means Patents now Controlled by, or that hereafter become Controlled by, any Grantor whether by acquisition, assignment, or an exclusive license, including those listed on Schedule 7(a) of the Perfection Certificate.

“Owned Trademarks” means Trademarks now Controlled by, or that hereafter become Controlled by, any Grantor, whether by acquisition, assignment, or an exclusive license, including those listed on Schedule 7(a) of the Perfection Certificate.

“Patent License” means any written agreement, now or hereafter in effect, (1) granting to any third party any right arising under an Owned Patent or any Patent that a Grantor otherwise has the right to grant a license under, or (2) granting to any Grantor any right arising under a Patent now or hereafter owned by any third party; and all rights of any Grantor under any such agreement.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit III hereto.

“Patents” means: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 7(a) of the Perfection Certificate; and (b) (i) rights and privileges arising under applicable Laws with respect to the use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, reexaminations, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” means: (a) with respect to each Grantor party to this Agreement on the Closing Date, the certificate attached hereto as Exhibit V-1 and (b) with respect to each Grantor that becomes a party to this Agreement after the Closing Date, a certificate substantially in the form of Exhibit V-2 hereto, in each case, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of such Grantor; provided, however, if at any time there is more than one Perfection Certificate, the Grantors may combine all such certificates into one Perfection Certificate.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means all Pledged Equity and Pledged Debt.

“Secured Obligations” means the “Obligations” as defined in the Credit Agreement; it being acknowledged and agreed that the term “Secured Obligations” as used herein shall include each extension of credit under the Credit Agreement and all obligations of the Borrower and/or its Restricted Subsidiaries under the Secured Hedge Agreements and the Secured Cash Management Agreements, in each case, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

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“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Trademark License” means any written agreement, now or hereafter in effect, (1) granting to any third party any right to use any Owned Trademark or any Trademark that a Grantor otherwise has the right to grant a license under, or (2) granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit IV hereto.

“Trademarks” means: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, slogans, trade styles, trade dress, logos, other source or business identifiers, designs and General Intangibles of like nature, whether registered or unregistered, now existing or hereafter adopted, acquired or assigned, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 7(a) of the Perfection Certificate, but excluding any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity of enforceability of such intent-to-use trademark application under applicable federal Law, together with (b) any and all (i) rights and privileges arising under applicable Laws with respect to the use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

ARTICLE II

Pledge of Securities

Section 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (whether now existing or hereafter acquired):

(a) all Equity Interests of each Subsidiary directly owned by such Grantor held by it and listed on Schedule 4 of the Perfection Certificate and any other Equity Interests of Subsidiaries directly owned in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

(b) promissory notes and instruments evidencing Indebtedness for borrowed money owned by a Grantor and listed opposite the name of such Grantor on Schedule 5 of the Perfection Certificate, and any promissory notes and instruments evidencing Indebtedness for borrowed money obtained in the future by such Grantor (collectively, the “Pledged Debt”); provided that the Pledged Debt shall not include Excluded Assets;

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(c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above;

(d) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and

(e) all Proceeds of, and Security Entitlements in, any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Pledged Collateral”; provided that Pledged Collateral shall not include any Excluded Assets);

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees (to the extent not so delivered on the date hereof) to within forty-five (45) days after the date hereof or if acquired after the date hereof, within forty-five (45) days after receipt thereof by such Grantor (or such longer period as the Collateral Agent may agree in its reasonable discretion) deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) to the extent such Pledged Securities, in the case of promissory notes and instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) Within forty-five (45) days after receipt by a Grantor (or such longer period as the Collateral Agent may agree in its reasonable discretion), each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount that is in excess of $1,000,000 owed to such Grantor by any Person (other than a Loan Party) to be evidenced by a duly executed promissory note that, if constituting Collateral, is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment (if appropriate) duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule 4 or 5 of the Perfection Certificate and made a part hereof; provided that failure to supplement any such schedule shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 2.03. Representations, Warranties and Covenants.

The Borrower represents, warrants and covenants, as to itself and the other Grantors, to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedules 4 and 5 of the Perfection Certificate (as such schedules are supplemented from time to time pursuant to Section 2.02(c)) correctly set forth, as of the later of the Closing Date and the date of the most recent supplement to the Perfection Certificate delivered pursuant to Section 2.02(c), the percentage of the issued and outstanding units of each

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class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests required to be pledged and all Pledged Debt required to be pledged and delivered hereunder in order to satisfy the Collateral and Guarantee Requirement, in each case, subject to any Disposition made in compliance with the Credit Agreement;

(b) the Pledged Equity issued by a wholly-owned Restricted Subsidiary and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than Borrower or a Subsidiary of Borrower, to the best of Borrower’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and nonassessable (to the extent such concepts exist under applicable Law) and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than Borrower or a Subsidiary of Borrower, to the best of Borrower’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws, general principles of equity and an implied covenant of good faith and fair dealing;

(c) each of the Grantors (i) subject to any Dispositions made in compliance with the Credit Agreement, is and will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedules 4 and 5 of the Perfection Certificate as owned by such Grantors and (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) other Liens not prohibited by Section 7.01 of the Credit Agreement;

(d) except for (i) restrictions and limitations imposed by the Loan Documents or securities laws generally or by Liens not prohibited by Section 7.01 of the Credit Agreement and (ii) customary restrictions, encumbrances and limitations in joint venture agreements and similar arrangements, the Pledged Securities are and will continue to be freely transferable and assignable, and none of the Pledged Securities are or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that would prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Securities hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Grantors in favor of the Collateral Agent for the benefit of the Secured Parties or (ii) such as have been obtained and are in full force and effect) (except to the extent not required to be obtained, taken, given, or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in the State of New York, the Collateral Agent will obtain a legal, valid and, to the extent governed by the New York UCC, first-priority perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations, subject to any Lien not prohibited by and having the ranking permitted under Section 7.01 of the Credit Agreement; and

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to

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take any action to perfect any security interest in favor of the Collateral Agent in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate and such certificate shall be delivered to the Collateral Agent pursuant to Sections 2.02(a) and (c). Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to Sections 2.02(a) and (c).

Section 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Borrower prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any notices or other written communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and to the extent permitted by the documentation governing such Pledged Securities; provided that, notwithstanding the foregoing, if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give the notice referred to above in order to exercise the rights described above.

Section 2.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be promptly (and in any event within ten (10) Business Days or such longer period as the Collateral Agent may agree in its reasonable discretion) delivered to the Collateral Agent in the same form as so received (with any necessary

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endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities in accordance with this Section 2.06(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within ten (10) Business Days or such longer period as the Collateral Agent may agree in its reasonable discretion) delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 in the absence of any such Event of Default and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities pursuant to Section 2.06(a) shall be automatically reinstated.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06 shall be automatically reinstated.

(d) Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Sections 2.06(a), (b) or (c), if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in said Section in order to exercise any of its rights described in such Sections, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default.

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Section 2.07. Collateral Agent Not a Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

ARTICLE III

Security Interests in Personal Property

Section 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of such Grantor’s right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Intellectual Property Collateral;

(ix) all Investment Property;

(x) all books and records pertaining to the Article 9 Collateral;

(xi) all Goods and Fixtures;

(xii) all Letter-of-Credit Rights;

(xiii) all Commercial Tort Claims described on Schedule 8 of the Perfection Certificate;

(xiv) all money, cash, cash equivalents, Deposit Accounts and the Cash Collateral Account (and all cash, securities and other investments deposited therein);

(xv) all Supporting Obligations;

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(xvi) all Security Entitlements in any or all of the foregoing; and

(xvii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, Article 9 Collateral shall not include any, and no Security Interest shall be granted in any, Excluded Assets.

(b) Subject to Section 3.03(h), each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets or all personal property of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement, continuation statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number (if any) issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon reasonable request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Each Grantor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, including the Trademark Security Agreement, Copyright Security Agreement, and Patent Security Agreement or other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

Section 3.02. Representations and Warranties. The Borrower represents and warrants, as to itself and the other Grantors, to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Subject to Liens not prohibited by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 3 of the Perfection Certificate (as supplemented from time to time or specified by notice from the applicable Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the

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Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Collateral is necessary in any such jurisdiction, except as provided under applicable Laws with respect to the filing of continuation statements. Each Grantor represents and warrants that, as of the Closing Date, fully executed agreements in the form of Exhibit II, Exhibit III and Exhibit IV hereof and containing a description of all Intellectual Property Collateral with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the UCC and (iii) a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of fully executed agreements in the form of Exhibit II, Exhibit III and Exhibit IV hereof with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than any Lien that is not prohibited by and having the ranking permitted under Section 7.01 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens not prohibited by Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each of clauses (i), (ii) and (iii) above, for Liens not prohibited by and having the ranking permitted under Section 7.01 of the Credit Agreement.

(e) All Commercial Tort Claims of each Grantor where the amount of the damages claimed by such Grantor equals or exceeds $1,000,000 in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement) are described on Schedule 8 of the Perfection Certificate, as supplemented pursuant to Section 3.04(c).

Section 3.03. Covenants. (a) The Borrower agrees to promptly notify the Collateral Agent in writing of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, or (iv) in the organizational identification number of any Grantor (if any), but solely to the extent such organizational identification number is required to be set forth on financing statements under the applicable UCC.

(b) Subject to Section 3.03(h), each Grantor shall, at its own expense, upon the reasonable request of the Collateral Agent, take any and all commercially reasonable actions

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necessary to defend title to the Article 9 Collateral (including without limitation the Pledged Securities) against all Persons claiming an interest therein that is adverse (or otherwise prohibited by the Credit Agreement) to the interests hereunder of the Collateral Agent or any other Secured Party, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business and Liens not prohibited by Section 7.01 of the Credit Agreement, and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral (including without limitation the Pledged Securities) and the priority thereof against any Lien prohibited by Section 7.01 of the Credit Agreement; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is permitted by the Credit Agreement.

(c) Each year, at the time of delivery of a Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement, in connection with the delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01 of the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to Schedules 1(a), 1(c), 1(e), 1(f), 2(b), 7(a) and 7(b) of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d) Subject to Section 3.03(h) and any other express limitation in this Agreement, the Borrower agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral (other than by a Loan Party) that exceeds $1,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly (and in any event within forty-five (45) days of its acquisition or such longer period as the Collateral Agent may agree in its reasonable discretion) pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(e) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and prohibited by Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within ten (10) Business Days after demand for any reasonable payment made or any reasonable out-of-pocket and documented expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, the Grantors shall not be obligated to reimburse the Collateral Agent with respect to any Intellectual Property that any Grantor has failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain in accordance with Section 4.02(f). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which exceeds $1,000,000 to secure payment

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and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the applicable Secured Parties, unless any such security interest constitutes an Excluded Asset. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) [Reserved].

(h) Notwithstanding anything in any Loan Document to the contrary, none of the Grantors shall be required, nor is the Collateral Agent authorized: (i) to perfect the Security Interests granted by this Agreement (including Security Interests in investment property and fixtures) by any means other than by: (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), and filings in the applicable real estate records with respect to any fixtures relating to Material Real Property, (B) filings in United States government offices with respect to Intellectual Property Collateral of any Grantor as expressly required elsewhere herein, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of certificated securities or instruments as expressly required elsewhere herein or (D) other methods expressly provided herein, (ii) to perfect the security interest granted hereunder in any Letter-of-Credit Rights other than pursuant to the filings referred to in clause (i)(A) above, (iii) to perfect the security interest granted hereunder in motor vehicles, aircraft and other assets subject to certificates of title, (iv) other than in respect of Pledged Collateral constituting certificated securities, to perfect the security interests hereunder through “control” (including for the avoidance of doubt, to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control” other than the Cash Collateral Account), (v) to complete any filings or other action with respect to the perfection of the security interests, including of any Intellectual Property, created hereby in any jurisdiction outside of the United States or any State thereof, (vi) with respect to any Collateral, to perfect by possession of promissory notes or any other instruments evidencing an amount not in excess of $1,000,000, (vii) to deliver any certificated securities except as expressly provided in Article II and (viii) to take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect any security interest in such assets, including any Intellectual Property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Section 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an amount in excess of $1,000,000, such Grantor shall, within forty-five (45) days (or such longer period as the Collateral Agent may agree in its discretion), promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II: (i) if any Grantor shall at any time hold or acquire any certificated securities constituting Collateral, such Grantor shall, within forty-five (45) days (or such longer period as the Collateral Agent may agree in its discretion), endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request, (ii) if any securities constituting Collateral now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral

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Agent’s request following the occurrence and during the continuation of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request following the occurrence and during the continuation of an Event of Default, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (A) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (B) arrange for the Collateral Agent to become the registered owner of the securities, and (iii) if any securities constituting Collateral, whether certificated or uncertificated, or other investment property constituting Collateral are held by any Grantor or its nominee through a securities intermediary or commodity intermediary, upon the Collateral Agent’s request following the occurrence and during the continuation of an Event of Default, such Grantor shall immediately notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent shall either (A) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (B) in the case of financial assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. Notwithstanding the foregoing, the Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing.

(c) Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim constituting Collateral where the amount of damages claimed equals or exceeds $1,000,000 and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall within forty-five (45) days (or such longer period as the Collateral Agent may agree in its reasonable discretion) notify the Collateral Agent thereof in a writing signed by such Grantor and provide supplements to Schedule 8 of the Perfection Certificate describing the details thereof and shall grant to the Collateral Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

ARTICLE IV

Certain Provisions Concerning Intellectual Property Collateral

Section 4.01. Grant of License to Use Intellectual Property.

Without limiting the provisions of Section 3.01 hereof or any other rights of the Collateral Agent as the holder of a Security Interest in any Intellectual Property Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon request by the Collateral Agent, grant to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors and exercisable only after the occurrence and during the continuation of an Event of Default) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that any such license and any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property Collateral, including provisions requiring the continuing confidential

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handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Intellectual Property Collateral above and beyond (x) the rights to such Intellectual Property Collateral that each Grantor has reserved for itself and (y) in the case of Intellectual Property Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property Collateral hereunder).

The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall immediately terminate at such time as the Collateral Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement. Nothing in this Section 4.01 grants, or shall require a Grantor to grant, any license that is prohibited by applicable Law, or is prohibited by, or constitutes a breach or default under or results in the termination of any existing or future contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor. Without limiting the foregoing, and notwithstanding the existence of any Event of Default, any license rights granted under the Intellectual Property Collateral hereunder are and shall be subject to all other license rights, existing or future, that are or will be granted by any Grantor to a third party. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 4.02 below.

Section 4.02. Protection of Collateral Agent’s Security.

(a) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority located in the United States, to (i) maintain the validity and enforceability of any registered Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

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(c) Except to the extent permitted by Section 4.02(f) below, or to the extent that action or failure to act could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain.

(d) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property Collateral after the Closing Date (the “After-Acquired Intellectual Property”), (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.

(e) [Reserved.]

(f) Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from abandoning or discontinuing the use or maintenance of any of its Intellectual Property Collateral or placing in the public domain, or from failing to take action to enforce license agreements or pursue actions against infringers, if such Grantor determines in its reasonable business judgment that such abandonment, discontinuance, or failure to take action is desirable in the conduct of its business and Grantor shall not be required to take any action hereunder (including notice to the Collateral Agent of any such Intellectual Property Collateral or such action).

Section 4.03. After-Acquired Property. Except to the extent permitted by Section 4.02(f), promptly following delivery of the annual update described in Section 3.03(c), each Grantor shall sign and deliver to the Collateral Agent an appropriate Security Agreement Supplement and related grant of security interest with respect all of its applicable Owned Intellectual Property as of the last day of such period, to the extent that such Intellectual Property Collateral is not covered by any previous Security Agreement Supplement and related grant of security interests so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Collateral Agent to make any necessary or reasonably desirable recordations with the United States Copyright Office or the United States Patent and Trademark Office, as appropriate.

ARTICLE V

Remedies

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, as applicable, under the UCC or other applicable Law, and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent, promptly assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) withdraw any and all cash or other Collateral from the Cash Collateral Account and to apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 5.02 of this Agreement; (v) subject to the mandatory requirements of applicable Laws and the notice requirements described below, sell or otherwise dispose

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of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate; and (vi) with respect to any Intellectual Property Collateral, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Intellectual Property Collateral (provided that no such demand may be made unless an Event of Default has occurred and has continued for thirty (30) days) by the applicable Grantors to the Collateral Agent, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Intellectual Property Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine; provided, however, that such terms shall be subject to the provisions of Section 4.01 of this Agreement. The Collateral Agent shall be authorized at any sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of such securities to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors ten (10) days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full (in which case the applicable Grantors shall be entitled to the proceeds of any such sale pursuant to Section 5.02 hereof). As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 5.02. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the provisions of

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Section 8.03 of the Credit Agreement. The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

ARTICLE VI

[Reserved.]

ARTICLE VII

Miscellaneous

Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor (other than the Borrower) shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

Section 7.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent, any L/C Issuer or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right, remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Collateral Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 7.03. Collateral Agent’s Fees and Expenses; Indemnification. The terms of Section 10.04 and Section 10.05 of the Credit Agreement with respect to costs and expenses, indemnification, payments and survival are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms (and for the avoidance of doubt, for purposes of this Agreement, such provisions extend to, without limitation, the custody, preservation, use or operation of, or the sale of, collection from, or other realization of or enforcement with respect to, the Collateral).

Section 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any successor or assignee of the Borrower, which successor or assignee shall execute and deliver a joinder to this Agreement in form reasonably satisfactory to the Collateral Agent upon the reasonable request of the Collateral Agent) and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

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Section 7.05. Survival of Agreement. Without limitation of any provision of the Credit Agreement or Section 7.03 hereof, all covenants, agreements, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by each Agent and the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Agent or Lender or on its behalf and notwithstanding that the Collateral Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default at the time any credit is extended under any Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 7.13 hereof, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns. The Collateral Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08. Right of Set-Off.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, after obtaining the prior written consent of the Collateral Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Grantor against any and all of the Secured Obligations, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of such Grantor may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Collateral Agent for further application in accordance with the provisions of Section 2.19 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Collateral Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Collateral Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Collateral Agent promptly after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process.

A. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

B. EACH OF THE LOAN PARTIES AND THE COLLATERAL AGENT FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

C. EACH OF THE LOAN PARTIES AND THE COLLATERAL AGENT FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

D. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.10. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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Section 7.12. Security Interest Absolute. To the extent permitted by applicable Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, the Secured Hedge Agreements, the Secured Cash Management Agreements or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, the Secured Hedge Agreements, the Secured Cash Management Agreements or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 7.13, but without prejudice to reinstatement rights under Section 2.04 of the Guaranty, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations upon termination of the Aggregate Commitments, payment in full of all outstanding Secured Obligations (other than (x) obligations under Secured Hedge Agreements, (y) obligations under Secured Cash Management Agreements and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than outstanding Letters of Credit that have been Cash Collateralized).

(b) The Security Interest in any Collateral shall be automatically released in the circumstances set forth in Section 9.11(b) of the Credit Agreement or upon any release of the Lien on such Collateral in accordance with Section 9.11(c) of the Credit Agreement.

(c) A Grantor (other than the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released in the circumstances set forth in Section 9.11(d) of the Credit Agreement.

(d) The Borrower shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of the Borrower shall be automatically released upon delivery to the Collateral Agent of a joinder in the form contemplated by Section 7.04 of the Credit Agreement by any successor or assign of the Borrower.

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents (including relevant certificates, securities and other instruments) that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Collateral Agent.

(f) At any time that the respective Grantor desires that the Collateral Agent take any of the actions described in the immediately preceding paragraph (e), it shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to paragraph (a), (b), (c) or (d). The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.13.

(g) Notwithstanding anything to the contrary set forth in this Agreement, each Cash Management Bank and each Hedge Bank by the acceptance of the benefits under this Agreement hereby acknowledge and agree that (i) the obligations of the Borrower or any Subsidiary under any Secured Hedge Agreement and the Cash Management Obligations shall be secured pursuant to this Agreement only to the extent that, and for so long as, the other Secured Obligations are so secured and (ii) any release of Collateral effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.

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Section 7.14. Additional Restricted Subsidiaries. Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Loan Parties that were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Grantors upon becoming Restricted Subsidiaries. In addition, certain Restricted Subsidiaries of the Loan Parties that are not required under the Credit Agreement to enter in this Agreement as Grantors may elect to do so at their option. Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 7.15. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required) upon and after delivery of notice by the Collateral Agent to the Borrower of its intent to exercise such rights, subject in each case to Section 5.01 of this Agreement, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent or the Cash Collateral Account and adjust, settle or compromise the amount of payment of any Account; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

Section 7.16. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

22

Section 7.17. Collateral Agent’s Duties. To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

Section 7.18. Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of Fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

Section 7.19. Recourse; Limited Obligations. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Loan Documents, the Secured Hedge Agreements, the Secured Cash Management Agreements and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Grantor and the Secured Parties that this Agreement shall be enforced against each Grantor to the fullest extent permissible under the applicable Laws applied in each jurisdiction in which enforcement is sought. Notwithstanding anything to the contrary contained herein, and in furtherance of the foregoing, it is noted that the obligations of each Grantor that is a Guarantor have been limited as expressly provided in the Guaranty and are limited hereunder as and to the same extent provided therein.

*    *    *

23

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

M/A-COM AUTO SOLUTIONS INC.

By:
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

MAKER COMMUNICATIONS, INC.

By:
Name:
Title:

MINDSPEED DEVELOPMENT SUB, INC.

By:
Name:
Title:

MINDSPEED MARCAT SUB, INC.

By:
Name:
Title:

[Signature Page to Security Agreement]

MINDSPEED TECHNOLOGIES, INC.

By:
Name:
Title:

MINDSPEED TECHNOLOGIES, LLC

By:
Name:
Title:

NITRONEX, LLC

By:
Name:
Title:

OPTOMAI, INC.

By:
Name:
Title:

BROOKTREE CORPORATION

By:
Name:
Title:

[Signature Page to Security Agreement]

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

Exhibit I to

the Security Agreement

SUPPLEMENT NO.      dated as of [—], to the Security Agreement dated as of May 8, 2014, among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. (the “Borrower”), the Subsidiaries of the Borrower identified therein and GOLDMAN SACHS BANK USA, as Collateral Agent.

A. Reference is made to (i) the Credit Agreement dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer and the other agents and parties party thereto, (ii) the Guaranty (as defined in the Credit Agreement), (iii) each Secured Hedge Agreement (as defined in the Credit Agreement) and (vi) each Secured Cash Management Agreement (as defined in the Credit agreement).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement, as applicable.

C. The Grantors have entered into the Security Agreement in order to induce (x) the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to provide Cash Management Services. Section 7.14 of the Security Agreement provides that additional Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 7.14 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary as if originally named therein as a Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that (i) it has the power and authority to enter into this Supplement and (ii) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, general principles of equity and an implied covenant of good faith and fair dealing.

Section 3. This Supplement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. This Supplement shall

Exhibit I to

the Security Agreement

become effective as to any New Subsidiary when a counterpart hereof executed on behalf of such New Subsidiary shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such New Subsidiary and the Collateral Agent and their respective permitted successors and assigns. The Collateral Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

Section 4. The New Subsidiary hereby represents and warrants that a Perfection Certificate as to the New Subsidiary has been duly executed and delivered to the Collateral Agent and the information set forth therein, including the legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, is correct in all material respects as of the date hereof.

Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. If any provision of this Supplement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement.

Section 9. The New Subsidiary agrees to reimburse the Collateral Agent, on the same terms and to the same extent as provided for in section 7.03 of the Security Agreement, for its reasonable out-of-pocket expenses in connection with this Supplement.

*        *        *

Exhibit I to

the Security Agreement

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

Exhibit II to

the Security Agreement

[FORM OF]

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 20[    ], made by [                    ], a [                    ] (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, as Collateral Agent (as defined in the Credit Agreement referred to below).

Reference is made to the Credit Agreement dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among M/A-COM Technology Solutions Holdings, Inc., each Lender from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer and the other agents and parties party thereto.

WHEREAS, the Grantor is party to a Security Agreement, dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to extend credit under the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not defined have the meaning given to them in the Security Agreement, or if not defined therein, in the Credit Agreement.

SECTION 2. Grant of Security Interest in Copyrights. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of the Grantor’s right, title or interest in or to any and all of the Owned Copyrights, including those listed on Schedule I hereto, and all proceeds of the Owned Copyrights, now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest.

SECTION 3. Security Agreement. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Collateral Agent and the Grantor hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the Security Interest in the Owned Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Counterparts. This Copyright Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Copyright Security Agreement shall be effective as delivery of an original executed counterpart of this Copyright Security Agreement. This Copyright Security Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective permitted successors and assigns. The Collateral Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

Exhibit II to

the Security Agreement

SECTION 5. Recordation. The Grantor authorizes and requests that the Commissioner for Copyrights and any other applicable government officer record this Agreement.

SECTION 6. Governing Law. This Copyright Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature page follows]

Exhibit II to

the Security Agreement

IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[ ],
as Grantor

By:
Name:
Title:

Exhibit II to

the Security Agreement

Accepted and Agreed:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

Exhibit II to

the Security Agreement

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

UNITED STATES COPYRIGHTS:

U.S. Copyright Registrations

Title	Reg. No.	Author	Date Registered

Pending U.S. Copyright Applications for Registration

Title	Author	Date Filed	Application No.

Exhibit III to

the Security Agreement

[FORM OF]

PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT, dated as of [            ], 20[    ], made by [                    ], a [                    ] (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, as Collateral Agent (as defined in the Credit Agreement referred to below).

Reference is made to the Credit Agreement dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among M/A-COM Technology Solutions Holdings, Inc., each Lender from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer and the other agents and parties party thereto.

WHEREAS, the Grantor is party to a Security Agreement, dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to extend credit under the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not defined have the meaning given to them in the Security Agreement, or if not defined therein, in the Credit Agreement.

SECTION 2. Grant of Security Interest in Patents. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of the Grantor’s right, title or interest in or to any and all of the Owned Patents, including those listed on Schedule I hereto, and all proceeds of the Owned Patents, now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest.

SECTION 3. Security Agreement. The Security Interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Collateral Agent and the Grantor hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the Security Interest in the Owned Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Counterparts. This Patent Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Patent Security Agreement shall be effective as delivery of an original executed counterpart of this Patent Security Agreement. This Patent Security Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective permitted successors and assigns. The Collateral Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

SECTION 5. Recordation. The Grantor authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable government officer record this Agreement.

Exhibit III to

the Security Agreement

SECTION 6. Governing Law. This Patent Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature page follows]

Exhibit III to

the Security Agreement

IN WITNESS WHEREOF, the Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[ ],
as Grantor

By:
Name:
Title:

Exhibit III to

the Security Agreement

Accepted and Agreed:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

Exhibit III to

the Security Agreement

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

UNITED STATES PATENTS:

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

Exhibit IV to

the Security Agreement

[FORM OF]

TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT, dated as of [            ], 20[    ], made by [                    ], a [                    ] (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, as Collateral Agent (as defined in the Credit Agreement referred to below).

Reference is made to the Credit Agreement dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among M/A-COM Technology Solutions Holdings, Inc., each Lender from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer and the other agents and parties party thereto.

WHEREAS, the Grantor is party to a Security Agreement, dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Lenders to extend credit under the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not defined have the meaning given to them in the Security Agreement, or if not defined therein, in the Credit Agreement.

SECTION 2. Grant of Security Interest in Trademarks. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of the Grantor’s right, title or interest in or to any and all of the Owned Trademarks, including those listed on Schedule I hereto, and all proceeds of the Owned Trademarks, now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest.

SECTION 3. Security Agreement. The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Collateral Agent and the Grantor hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the Security Interest in the Owned Trademark made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Counterparts. This Trademark Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Trademark Security Agreement shall be effective as delivery of an original executed counterpart of this Trademark Security Agreement. This Trademark Security Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective permitted successors and assigns. The Collateral Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

Exhibit IV to

the Security Agreement

SECTION 5. Recordation. The Grantor authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable government officer record this Agreement.

SECTION 6. Governing Law. This Trademark Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature page follows]

Exhibit IV to

the Security Agreement

IN WITNESS WHEREOF, the Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[ ],
as Grantor

By:
Name:
Title:

Exhibit IV to

the Security Agreement

Accepted and Agreed:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

Exhibit IV to

the Security Agreement

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

UNITED STATES TRADEMARKS:

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No

U.S. Trademark Applications

Mark	Filing Date	Application No.

Exhibit V-1 to

the Security Agreement

CLOSING DATE PERFECTION CERTIFICATE

[See attached]

Exhibit V-2 to

the Security Agreement

FORM OF PERFECTION CERTIFICATE

[See attached]

Exhibit V-2 to

the Security Agreement

FORM OF PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent (in such capacities, the “Administrative Agent”) and as Swing Line Lender, and the other agents and parties party thereto. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement referred to therein, as applicable.

The undersigned, a Responsible Officer of the Borrower, in his/her capacity as an officer of the Borrower and not in his/her individual capacity, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) The exact legal name of each Loan Party, as such name appears in its respective certificate or articles of incorporation or formation, is as follows:

Loan Party

(b) Set forth below is each other legal name each Loan Party has had in the past five years, together with the date of the relevant change:

Loan Party	Prior Name	Date of Change

(c) Except as set forth in Schedule 1 hereto, to the Borrower’s knowledge, no Loan Party has changed its identity or corporate structure within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation to the extent such information is available to the Borrower.

(d) To the Borrower’s knowledge, the following is a list of all other names (including trade names or similar appellations) used by each Loan Party or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

2.

(e) Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Loan Party that is a registered organization:

Loan Party	Organizational Identification Number

(f) Set forth below is the Federal Taxpayer Identification Number, if any, of each Loan Party:

Loan Party	Federal Taxpayer Identification Number

2. Current Locations. (a) The chief executive office of each Loan Party is located at the address set forth opposite its name below:

Loan Party	Mailing Address	County	State

(b) The jurisdiction of formation of each Loan Party that is a registered organization is set forth opposite its name below:

Loan Party	Jurisdiction

(c) Set forth below is a list of all Material Real Property owned by each Loan Party:

3. Schedule of Filings. Attached hereto as Schedule 3 is a schedule setting forth the proper UCC filing office in the jurisdiction in which each Loan Party is located and, to the extent any of the Collateral is comprised of fixtures attached to Material Real Property, in the proper local jurisdiction, in each case as set forth with respect to such Loan Party in Section 2 hereof.

4. Stock Ownership and other Equity Interests. Attached hereto as Schedule 4 is a true and correct list of all the issued and outstanding Equity Interests of the Borrower and each Subsidiary and the record and beneficial owners of such Equity Interests.

5. Debt Instruments. Attached hereto as Schedule 5 is a true and correct list of all promissory notes and other evidence of Indebtedness held by the Borrower and each other Loan Party having a principal amount in excess of $5,000,000 that are required to be pledged under the Security Agreement, including all intercompany notes between Loan Parties.

6. Mortgage Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to each Material Real Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current mortgagor/grantor of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to obtain a perfected security interest therein.

7. Intellectual Property. (a) Attached hereto as Schedule 7(a) as prepared for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Loan Party’s: (i) Patents and Patent Applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each Patent and Patent Application owned by any Loan Party; and (ii) Trademarks and Trademark Applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each Trademark and Trademark Application owned by any Loan Party.

(b) Attached hereto as Schedule 7(b) as prepared for filing with the United States Copyright Office is a schedule setting forth all of each Loan Party’s Copyrights and Copyright Applications, including the name of the registered owner, title, the registration number or application number and the publication year (if already registered) of each Copyright and Copyright Application owned by any Loan Party.

8. Commercial Tort Claims. Set forth as Schedule 8 is a schedule setting forth all commercial tort claims equal to or in excess of $5,000,000 held by any Loan Party, including a brief description thereof.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the date first set forth above.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

SCHEDULE 1

TO PERFECTION CERTIFICATE

Changes in Corporate Identity/Structure

Loan Party	Action	Date of Action	Jurisdiction of Incorporation or Organization	Pre-Conversion/Pre- Merger Names

SCHEDULE 3

TO PERFECTION CERTIFICATE

Schedule of Filings

Loan Party	Filing Office

SCHEDULE 4

TO PERFECTION CERTIFICATE

Stock Ownership and other Equity Interests

Issuer	Jurisdiction of Organization	Owner of Outstanding Equity Interests	Percentage of Outstanding Equity Interests Held, Directly or Indirectly, by the Owner	% of Total Issued Interests Pledged

SCHEDULE 5

TO PERFECTION CERTIFICATE

Debt Instruments

SCHEDULE 6

TO PERFECTION CERTIFICATE

Mortgage Filings

SCHEDULE 7(a)

TO PERFECTION CERTIFICATE

Intellectual Property – Patents and Trademarks

UNITED STATES PATENTS AND APPLICATIONS:

Registrations:

Owner	Registration Number	Description

Applications:

Owner	Application Number	Description

UNITED STATES TRADEMARKS AND APPLICATIONS:

Owner	Registration/Application Number	Trademark	Registration/Application Date	Expiration Date

SCHEDULE 7(b)

TO PERFECTION CERTIFICATE

Intellectual Property – Copyrights

UNITED STATES COPYRIGHTS AND APPLICATIONS:

Owner	Title	Registration/Application Number	Registration/Application Date	Publication Year

SCHEDULE 8

TO PERFECTION CERTIFICATE

Commercial Tort Claims

Exhibit H-1

to the Credit Agreement

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. [                    ] (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(c)(i) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record and beneficial owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate.

2. The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Lender is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

5. No payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business.

The Foreign Lender has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN (or when released in final form, W-8BEN-E). By executing this certificate, the Foreign Lender agrees that (1) if the information provided on this certificate changes, the Foreign Lender shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the Foreign Lender shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the Foreign Lender, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of         , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

2

EXHIBIT H-2

to the Credit Agreement

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                      (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(c)(i) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate.

2. The Foreign Lender’s partners/members are the sole beneficial owners of the Loans (as well as any Notes evidencing such Loans).

3. Neither the Foreign Lender nor any of its partners/members claiming the benefit of the portfolio interest exemption is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

4. None of the Foreign Lender’s partners/members claiming the benefit of the portfolio interest exemption is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of the Foreign Lender’s partners/members claiming the benefit of the portfolio interest exemption is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

6. No payments in connection with any Loan Document are effectively connected with the Foreign Lender’s or its partners/members’ conduct of a U.S. trade or business.

The Foreign Lender has furnished the Administrative Agent and the Borrower with IRS Form W- 8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or when released in final form, W-8BEN-E) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or when released in final form, W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the

Foreign Lender agrees that (1) if the information provided on this certificate changes, the Foreign Lender shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the Foreign Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Foreign Lender, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of         , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

3

EXHIBIT H-3

to the Credit Agreement

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the other agents and parties party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                      (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(c)(i) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. The Foreign Participant is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Participant is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

5. No payments in connection with any Loan Document are effectively connected with the Foreign Participant’s conduct of a U.S. trade or business.

The Foreign Participant has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN (or when released in final form, W-8BEN-E). By executing this certificate, the Foreign Participant agrees that (1) if the information provided on this certificate changes, the Foreign Participant shall promptly so inform such Lender in writing and (2) the Foreign Participant shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Foreign Participant, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the     day of         , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

2

EXHIBIT H-4

to the Credit Agreement

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the other agents and parties party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                      (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(c)(i) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant’s partners/members are the sole beneficial owners of the participation.

3. Neither the Foreign Participant nor any of its partners/members claiming the benefit of the portfolio interest exemption is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

4. None of the Foreign Participant’s partners/members claiming the benefit of the portfolio interest exemption is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of the Foreign Participant’s partners/members claiming the benefit of the portfolio interest exemption is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d)(4) of the Code.

6. No payments in connection with any Loan Document are effectively connected with the Foreign Participant’s or its partners/members’ conduct of a U.S. trade or business.

The Foreign Participant has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or when released in final form, W-8BEN-E) or (ii) and IRS Form W-8IMY accompanied by an IRS Form W- 8BEN (or when

1

released in final form, W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the Foreign Participant agrees that (1) if the information provided on this certificate changes, the Foreign Participant shall promptly so inform such Lender in writing and (2) the Foreign Participant shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Foreign Participant, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of         , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

3

EXHIBIT I

to the Credit Agreement

INTERCOMPANY NOTE

New York, New York May 8, 2014

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time with respect to any loan or advance (a “Loan”) from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay to such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, at the time specified on the Schedule attached hereto with respect to such Loan (or if there is no such Schedule, on demand or as otherwise agreed by such Payor and Payee), in Dollars, pounds sterling, Euros or such other currency as agreed to by such Payor and such Payee in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such Loans in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be reflected on the Schedule or as otherwise agreed upon from time to time by such Payor and such Payee. The terms and conditions of one or more Loans may (but are not required to) be set forth on the Schedule attached to this note (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note”) to memorialize the agreement of the Payor and Payee with respect to such Loan(s), in which case the terms and conditions specified in the Schedule shall govern as between the Payor and Payee unless otherwise agreed in writing between them; provided, that such terms and conditions may not be inconsistent with the provisions of this Note.

This Note is the Intercompany Note referred to in the Credit Agreement, dated as of May 8, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent, Swing Line Lender and an L/C Issuer and the other agents and parties party thereto. Unless otherwise specified, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. Each Payee hereby acknowledges and agrees that the Administrative Agent and the Collateral Agent may exercise all rights provided in the Credit Agreement and the Collateral Documents with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party (any such Payor and Payee with respect to any such indebtedness, an “Affected Payor” or “Affected Payee”, as relevant) shall, in each case, be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations, including, without limitation, where applicable, under such Affected Payor’s guarantee of the Guaranteed Obligations under (and as defined) in the Guaranty (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below at the rate provided for in the respective documentation for such Obligations, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be Paid in Full before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are Paid in Full, any payment or distribution to which such Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii) (x) if any Event of Default under Sections 8.01(a) or 8.01(f) of the Credit Agreement occurs and is continuing with respect to any Senior Indebtedness and (y) the Administrative Agent delivers notice to the Borrower instructing the Borrower that the Administrative Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of the Credit Agreement), then no payment or distribution of any kind or character (other than payments and distributions with regard to Restructured Debt Securities) shall be made by or on behalf of the Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of the Affected Payee or any other Person on its behalf, with respect to this Note; and

(iii) if any payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities) in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been Paid in Full, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary for all Senior Indebtedness of the relevant Affected Payor to be Paid in Full.

For purposes of this Note, “Paid in Full” means that the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Obligations under Secured Hedge Agreements, Obligations under Secured Cash Management Agreements or contingent indemnification obligations not yet accrued and payable) and no Letter of Credit shall remain outstanding (other than outstanding Letters of Credit that have been Cash Collateralized).

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agrees that the subordination of this Note is for the benefit of the Collateral Agent and the other Secured Parties, the Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent and/or the Collateral Agent may, on behalf of itself and the other Secured Parties, proceed to enforce the subordination provisions herein.

Subject to all Senior Indebtedness being Paid in Full, each Affected Payee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the respective Affected Payor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of an Affected Payor or by or on behalf of the holder of the Note which otherwise would have been made to the holder of the Note shall, as between such Affected Payor, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by such Affected Payor to or on account of the Senior Indebtedness.

The holders of the Senior Indebtedness may, without in any way affecting the obligations of any Affected Payee with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from any Affected Payee.

If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by any other Loan Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any other Loan Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

The indebtedness evidenced by this Note owed by any Payor (other than an Affected Payor) shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor (except as otherwise agreed between such Payor and Payee).

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and permitted assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and permitted assigns, including subsequent holders hereof.

From time to time after the date hereof, and as may be reflected on the Schedule, any successor to any Payee or Payor hereunder and additional Subsidiaries of Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each successor and additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. No transfer of this Note shall be effective until entered in a register (the “Register”).

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*        *        *

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., as Payee and Payor

By:
Name:
Title:

[Intercompany Note]

Exhibit J

to the Credit Agreement

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:         , 20

To:	Goldman Sachs Bank USA, as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(C) of that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the other agents and parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement, the Borrower Party hereby requests that [each Lender] [each Lender of the [—, 20—]1 tranche[s] of the [            ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Lender] [each Lender of the [—, 20—]3 tranche[s] of the [            ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[—] of Term Loans] [$[—] of the [—, 20—]5 tranche[(s)] of the [            ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”)7.

3. The Borrower Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[—]% but less than or equal to [—]% in respect of the Term Loans] [[—]% but less than or equal to [—]% in respect of the [—, 20—]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million in excess thereof.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice (which date may so be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent) pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [—, 20—]10 tranche[s] of the [            ]11 Class of Term Loans] as follows:

1. The Borrower Party will not use proceeds of loans under the Revolving Credit Facility to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. [The Borrower Party does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)] [The Borrower Party cannot represent that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).]13

The Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[12]	Insert applicable representation.
[13]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure:        Form of Discount Range Prepayment Offer

EXHIBIT K

to the Credit Agreement

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:         , 20

To:	Goldman Sachs Bank USA, as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto and the other agents and parties party thereto, and (b) that certain Discount Range Prepayment Notice, dated [        ], 20[    ], from the applicable Borrower Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [—, 20—]1 tranche[s] of the [            ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted amount”):

[Term Loans - $[—]]

[[—, 20—]3 tranche[s] of the [            ]4 Class of Term Loans - $[—]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[—]% in respect of the Term Loans] [[—]% in respect of the [—, 20—]5 tranche[(s)] of the [            ]6 Class of Term Loans] (the “Submitted Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[—, 20—]7 tranche[s] of the [            ]8 Class of Term Loans] indicated above pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[7]	List multiple trances if possible.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT L

to the Credit Agreement

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             , 20

To:	Goldman Sachs Bank USA, as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(D) of that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Swing Line Lender and an L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the other agents and parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, the Borrower Party hereby requests that [each Lender] [each Lender of the [—, 20—]1 tranche[s] of the [            ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offer is extended at the sole discretion of the Borrower Party to [each Lender] [each Lender of the [—, 20—]3 tranche[s] of the [            ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[—]]

[[—, 20—]6 tranche[s] of the [            ]7 Class of Term Loans - $[—]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[5]	Minimum of $5.0 million and whole increments of $1.0 million in excess thereof.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York City time on the date that is the third Business Day following delivery of this notice (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent) pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure:        Form of Solicited Discounted Prepayment Offer

EXHIBIT M

to the Credit Agreement

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To:	Goldman Sachs Bank USA, as Action Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated [            ], 20[    ] from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”) and the other agents and parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by no later than 5:00 p.m. New York City time on the third Business Day following your receipt of this notice (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent).

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[—, 20—]1 tranche[s] of the [            ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[—]]

[[—, 20—]3 tranche[s] of the [            ]4 Class of Term Loans - $[—]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[—]% in respect of the Term Loans] [[—]% in respect of the [—, 20—]5 tranche[s] of the [            ]6 Class of Term Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[—, 20—]7 tranche[s] of the [            ]8 Class of Term Loans] pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[7]	List of multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT N

to the Credit Agreement

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To:	Goldman Sachs Bank USA, as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(B) of that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the other agents and parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement, the Borrower Party hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [—, 20—]1 tranche[s] of the [            ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [—, 20—]3 tranche[s] of the [            ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[—] of Term Loans] [$[—] of the [—, 20    ]5 tranche[(s)] of the [            ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million in excess thereof.

3. The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[—]% in respect of the Term Loans] [[—]% in respect of the [—, 20—]8 tranche[(s)] of the [            ]9 Class of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent) pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [—, 20—]10 tranche[s] of the [            ]11 Class of Term Loans] as follows:

1. The Borrower Party will not use proceeds of loans under the Revolving Credit Facility to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. [The Borrower Party does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)] [The Borrower Party cannot represent that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).]13

The Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[12]	Insert applicable representation.
[13]	Insert applicable representation.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure:        Form of Specified Discount Prepayment Response

EXHIBIT O

to the Credit Agreement

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To:	Goldman Sachs Bank USA, as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the other agents and parties party thereto, and (b) that certain Specified Discount Prepayment Notice, dated [            ], 20[    ], from the applicable Borrower Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[—,20—]1 tranche[s] of the [            ]2 Class of Term Loans - $[—]] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[—]]

[[—, 20—]3 tranche[s] of the [            ]4 Class of Term Loans - $[—]]

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[—, 20—]5 tranche[s] the [            ]6 Class of Term Loans] pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT P

to the Credit Agreement

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20

To:	Goldman Sachs Bank USA, as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(iv)(D) of that certain Credit Agreement, dated as of May 8, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among M/A-COM Technology Solutions Holdings, Inc., as the Borrower, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the other agents and parties party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated [            ], 20[    ], from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, the Borrower Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[—]% in respect of the Term Loans] [[—]% in respect of the [—, 20—]1 tranche[(s)] of the [            ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(iv)(D) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [—, 20—]3 tranche[s] of the [            ]4 Class of Term Loans] as follows:

1. The Borrower Party will not use proceeds of loans under the Revolving Credit Facility to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, New Term Loans, Refinancing Term Loans, Extended Term Loans or Replacement Term Loans).

Days have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]5

3. [The Borrower Party does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)] [The Borrower Party cannot represent that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).]6

The Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	Insert applicable representation.
[6]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

EXHIBIT Q

to the Credit Agreement

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

among

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.,

as the Borrower,

the other Grantors party hereto,

GOLDMAN SACHS BANK USA,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

GOLDMAN SACHS BANK USA,

as Authorized Representative for the Credit Agreement Secured Parties,

[                    ],

as the Additional Collateral Agent,

[                    ],

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 20[    ]

-i-

SECTION 5.15.	Integration.	25
SECTION 5.16.	Additional Grantors.	25
SECTION 5.17.	Administrative Agent and Representative.	25

-ii-

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, GOLDMAN SACHS BANK USA, as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), GOLDMAN SACHS BANK USA, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), the Additional Collateral Agent (as defined below), the Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Authorized Representative for the Credit Agreement Secured Parties (for itself and on behalf of the Credit Agreement Secured Parties), the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties), the Additional Collateral Agent (for itself and on behalf of the Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Collateral Agent” means (a) prior to the Discharge of the Initial Additional First-Lien Obligations, [                    ] and (b) from and after the Discharge of the Initial Additional First-Lien Obligations, the Authorized Representative for the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First-Lien Obligations.

“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations, the credit agreements, notes, indentures, security documents or other agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First-Lien Obligations) has been designated as Additional First-Lien Obligations pursuant to Section 5.13 hereto.

“Additional First-Lien Obligations” means collectively (1) the Initial Additional First-Lien Obligations and (2) all amounts owing pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional First-Lien Obligations pursuant to Section 5.13 hereof after the date hereof, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest and fees that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest or fees are each an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document. Additional First-Lien Obligations shall include all amounts owing pursuant to the terms of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Additional First-Lien Obligations, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest and fees that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest or fees are each an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document.

“Additional First-Lien Secured Parties” means the holders of any Additional First-Lien Obligations and any Collateral Agent and Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.08).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent, and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the administrative agent, collateral agent, trustee or other representative named as authorized representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Additional Collateral Agent and (iii) in the case of any other Series of Additional First-Lien Obligations, the administrative agent, collateral agent, trustee or other representative named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Control Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Control Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to, or in the possession of, a Collateral Agent under the terms of the First-Lien Security Documents.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of May 8, 2014, among the Borrower, the lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent (in such capacity, the “Administrative Agent”) and the other agents and other parties from time to time party thereto, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other Collateral Documents and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing and perfecting any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First Lien L/C Issuer” means (i) each L/C Issuer (as defined in the Credit Agreement with respect to each Letter of Credit issued thereunder) and (ii) each other issuing bank in respect of a First Lien Letter of Credit.

“First Lien Letter of Credit” means any letter of credit issued under the Credit Agreement or any Additional First-Lien Document.

“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.

“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means the Borrower and each of the Guarantors (as defined in the Credit Agreement) which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [                    ], among the Borrower, [the Guarantors identified therein,] and [                    ], as [trustee], as amended, restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the [debt securities issued] thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness.

“Initial Additional First-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional First-Lien Security Agreement. For the avoidance of doubt, Initial Additional First-Lien Obligations shall include the [Obligations] in respect of any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange for any Initial Additional First-Lien Obligations.

“Initial Additional First-Lien Secured Parties” means the Additional Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.

“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Borrower, the Additional Collateral Agent and the other parties thereto, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling

Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties that are not Controlling Secured Parties with respect to such Shared Collateral.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, as amended, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document for Additional First-Lien Obligations incurred after the date hereof.

“Security Agreement” means that certain Security Agreement, dated as of May 8, 2014, among the Borrower, the other Grantors party thereto, the Credit Agreement Collateral Agent and the other parties thereto, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred after the date hereof pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations hold, or purport to hold, a valid and perfected security interest at such time. If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold or purport to hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold or purport to hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Trustee” has the meaning assigned to such term in Section 5.17.

SECTION 1.02. Terms Generally. Unless otherwise specified herein, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) the term “including” is by way of example and not limitation; (c) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited hereunder; (d) references to any Law (as defined in the Credit Agreement) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law, (e) references to any Person (as defined in the Credit Agreement) shall include the successors and permitted assigns of such Person; (f) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision hereof; (g) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement; (h) the word “or” is not exclusive and (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

SECTION 1.03. Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03 and Section 2.01(c)), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Controlling Collateral Agent or any First-Lien Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this

Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent and Authorized Representative (each in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after (A) payment in full of all First-Lien Obligations, (B) cancellation of, or entry into arrangements reasonably satisfactory to the relevant First Lien L/C Issuer with respect to, all First Lien Letters of Credit and (C) termination or expiration of all commitments to lend and all obligations to issue letters of credit under the Credit Agreement and any Additional First-Lien Documents, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists. If, despite the provisions of this Section 2.01(a), any First-Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First-Lien Secured Parties and shall promptly deliver such payment or recovery to the Controlling Collateral Agent for distribution in accordance with this Section 2.01(a).

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Credit Agreement Collateral Agent pursuant to Sections 2.03(a)(iii), 2.03(g), 2.05, 2.19, 2.22 or 3.07 or Article 8 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Parties of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the First-Lien Secured Parties and each Authorized Representative agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

(e) Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Series of First-Lien Obligations (other than funds deposited for the discharge or defeasance of any Additional First-Lien Document, to the extent permitted by the applicable Secured Credit Documents) other than pursuant to the First-Lien Security Documents to which it is a party and pursuant to Sections 2.03(a)(iii), 2.03(g), 2.05, 2.19, 2.22 or 3.07 or Article VIII (or other similar provisions) of the Credit Agreement, and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First-Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First-Lien Security Documents applicable to it.

SECTION 2.03. No Interference; Payment Over.

(a) Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.

(b) Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement other than this Agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04. Automatic Release of Liens.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

(c) Each Non-Controlling Authorized Representative and Collateral Agent that is not the Controlling Collateral Agent, for itself and on behalf of the First-Lien Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Controlling Collateral Agent and any officer or agent of the Controlling Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or First-Lien Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code.

(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of the Additional Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the First-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06. Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07. Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08. Refinancings, etc. The First-Lien Obligations of any Series may, subject to the limitations set forth in the then existing Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09. Control Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Control Collateral shall be delivered, to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold (and, pending delivery of the Control Collateral to the Credit Agreement Collateral Agent, each other Collateral Agent agrees to hold) any Shared Collateral constituting Control Collateral that is part of the Collateral in its possession (or in the possession of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Control Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional Collateral Agent, promptly deliver all Control Collateral to the Additional Collateral Agent together with any necessary endorsements. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of the willful misconduct, gross negligence, bad faith or material breach of this Agreement by such Collateral Agent or any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Collateral Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Control Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Control Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Control Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.

SECTION 2.10. Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of an authorized officer of the Borrower stating that such amendment is permitted by Section 2.10(a) or (b), as the case may be.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01. Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01. Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02. Rights as a First-Lien Secured Party. (a) The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a First-Lien Secured Party under any Series of First-Lien Obligations that it holds as any other First-Lien Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent and the term “First-Lien Secured Party” or “First-Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional First-Lien Secured Party”, “Additional First-Lien Secured Parties”, “Initial Additional First-Lien Secured Party” or “Initial Additional First-Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other First-Lien Secured Party.

SECTION 4.03. Exculpatory Provisions. (a) The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First-Lien Security Documents. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Lien Security Documents that the Controlling Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to any First-Lien Security Document or applicable law;

(iii) shall not, except as expressly set forth herein and in the other First-Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of the willful misconduct, gross negligence, bad faith or material breach of this

Agreement by the Controlling Collateral Agent or any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of the Controlling Collateral Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (C) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement (it being understood and agreed that the Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First-Lien Obligations unless and until notice describing such Event Default is given to the Controlling Collateral Agent by the Authorized Representative of such First-Lien Obligations or the Borrower);

(v) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other First-Lien Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Lien Security Documents, (E) the value or the sufficiency of any Collateral for any Series of First-Lien Obligations, or (F) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(vi) with respect to the Credit Agreement or any Additional First-Lien Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation.

(b) Each First-Lien Secured Party acknowledges that, in addition to acting as the initial Controlling Collateral Agent, Goldman Sachs Bank USA also serves as Administrative Agent and Collateral Agent (under, and as defined in, the Credit Agreement), and each First-Lien Secured Party hereby waives any right to make any objection or claim against Goldman Sachs Bank USA (or any successor Controlling Collateral Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Controlling Collateral Agent also serving as the Administrative Agent and Collateral Agent.

SECTION 4.04. Reliance by Controlling Collateral Agent. The Controlling Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Collateral Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for the Borrower or counsel for the Applicable Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05. Delegation of Duties. The Controlling Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Lien Security Document by or through any one or more sub-agents appointed by the Controlling Collateral Agent. The Controlling Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Collateral Agent and any such sub-agent.

SECTION 4.06. Non Reliance on Controlling Collateral Agent and Other First-Lien Secured Parties. Each First-Lien Secured Party acknowledges that it has, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other First-Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First-Lien Secured Party also acknowledges that it will, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other First-Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(a) if to the Credit Agreement Collateral Agent, to it at [                    ], Attention of [                    ] (Fax No. [                    ]) (Email: [                    ]);

(b) if to the Initial Additional Authorized Representative, to it at [    ], Attention of [                    ] (Fax No. [                    ]) (Email: [                    ]);

(c) if to any other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.02. Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any First-Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of First-Lien Obligations of any Series, or the incurrence of Additional First-Lien Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other First-Lien Secured Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an authorized officer of the Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.06. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts the State of New York sitting in New York City in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER SECURED CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13. Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the then existing Secured Credit Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,

(i) such Additional Senior Class Debt Representative, the Controlling Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by the Controlling Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional First-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional First-Lien Secured Parties;

(ii) the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then existing First-Lien Obligations and by the terms of the then existing Secured Credit Documents;

(iii) all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Additional Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Collateral Agent); and

(iv) the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional Collateral Agent will continue to act in its capacity as Additional Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14. Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Goldman Sachs Bank USA is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First-Lien Security Documents, [                    ] is acting in the capacity of Additional Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15. Integration. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.16. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Any successor or assign of the Borrower shall execute and deliver an instrument substantially in the form of Annex III. Upon such execution and delivery, such Subsidiary or successor or assign of the Borrower will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Administrative Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall

also apply to the Administrative Agent hereunder and (b) [    ] is entering into this Agreement in its capacity as [Administrative Agent][Trustee] under [credit agreement][indenture] (the [“Additional Administrative Agent”][“Trustee”]) and the provisions of Article [    ] of such [credit agreement][indenture] applicable to the [Additional Administrative Agent][Trustee] thereunder shall also apply to the Trustee hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS BANK USA, as Credit Agreement Collateral Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ], as Additional Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

S-1

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

S-2

ANNEX I

Grantors

Name	Jurisdiction/Type

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [            ], 20[    ] (this “Joinder”), to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “First Lien Intercreditor Agreement”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), and certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), GOLDMAN SACHS BANK USA, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), GOLDMAN SACHS BANK USA, as Authorized Representative for the Credit Agreement Secured Parties, [            ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, respectively, upon the execution and delivery by the Additional Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder in accordance with the requirements of the First Lien Intercreditor Agreement and the First-Lien Security Documents.

Accordingly, the parties hereto agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent.

ANNEX II-1

represents as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First-Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. If any provision of this Joinder is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Joinder and in the First Lien Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-2

SECTION 9. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS JOINDER OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS JOINDER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

E-mail:

ANNEX II-4

Acknowledged by:

GOLDMAN SACHS BANK USA, as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Additional Collateral Agent],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., as Borrower

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX II-5

Schedule I to the

Joinder to the

First Lien Intercreditor Agreement

Grantors

Name	Jurisdiction/Type

Schedule I-1

ANNEX III

SUPPLEMENT NO. [    ] dated as of [            ], 201[    ] (this “Supplement”), to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “First Lien Intercreditor Agreement”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Goldman Sachs Bank USA, as Administrative Agent under the Credit Agreement, [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.1

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional First-Lien Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the First Lien Intercreditor Agreement. Section 5.16 of the First Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional First-Lien Documents.

Accordingly, each Authorized Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other First-Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed counterpart of a signature page of this Supplement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

[1]	If being executed and delivered by a successor or assign of the Borrower, revise to reflect [joinder to][reaffirmation of] First Lien Intercreditor Agreement.

ANNEX III-1

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and in the First Lien Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

SECTION 9. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ANNEX III-2

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

GOLDMAN SACHS BANK USA, as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Additional Collateral Agent and],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

ANNEX III-3

EXHIBIT R

to the Credit Agreement

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

among

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.,

as the Borrower,

the other Grantors party hereto,

GOLDMAN SACHS BANK USA,

as Senior Representative for the Credit Agreement Secured Parties,

[                    ],

as the Initial Second Priority Representative,

and

each additional Representative from time to time party hereto

dated as of [            ], 20[    ]

-i-

-ii-

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, GOLDMAN SACHS BANK USA, as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), [[                    ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]]and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE VI

Definitions

SECTION 6.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

[“Additional Administrative Agent” has the meaning assigned to such term in Section 8.21.]

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then existing Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the credit agreements, promissory notes, indentures, the Senior Collateral Documents or other agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, premium, interest (including interest and fees that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Credit Agreement” means that certain Credit Agreement, dated as of May 8, 2014, among the Borrower, the lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent and the other agents and other parties from time to time party thereto, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Credit Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Security Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared

Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Grantors” means the Borrower and each Guarantor (as defined in the Credit Agreement) which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Guarantors” has the meaning assigned to such term in the Credit Agreement.

“Initial Second Priority Collateral Documents” means that certain [[Pledge and] Security Agreement] dated as of [            ], 20[    ], among the Borrower, [the [Grantors] identified therein,] [and] [            ], as [collateral agent] [trustee], and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Initial Second Priority Debt Obligation.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [Credit Agreement][Indenture] dated as of [            ], 20[    ], among the Borrower, [the Guarantors identified therein,] [and] [            ], as [administrative agent][trustee][, and [            ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Joinder Agreement” means a joinder to this Agreement in substantially the form of Annex III or Annex IV hereof.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Major Second Priority Representative” means, with respect to any Shared Collateral, the Second Priority Representative of the series of Second Priority Debt that constitutes the largest outstanding principal amount of any then outstanding series of Second Priority Debt with respect to such Shared Collateral.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Collateral, any payment or distribution made in respect of Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, as amended, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the credit agreements, promissory notes, indentures, the Second Priority Collateral Documents or other agreements evidencing or governing such Indebtedness, including the Initial Second Priority Debt Documents.

“Second Priority Debt Facility” means each credit agreement, indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means, with respect to any series, issue or class of Second Priority Debt, all amounts owing pursuant to the terms of such Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, premium, interest (including interest and fees that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Second Priority Debt Document.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt incurred after the date hereof, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (throughout which 180 day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document;

provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then outstanding aggregate amount of Second Priority Debt Obligations that agree to vote together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Obligations covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means the “Security Agreement” as defined in the Credit Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Credit Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Collateral Documents” as defined in the Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Credit Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold (or are purported to have been granted) a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not (and do not purport to have been granted) have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Trustee” has the meaning assigned to such term in Section 8.21.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 6.02. Terms Generally. Unless otherwise specified herein, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) the term “including” is by way of example and not limitation; (c) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited hereunder; (d) references to any Law (as defined in the Credit Agreement) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law, (e) references to any Person (as defined in the Credit Agreement) shall include the successors and permitted assigns of such Person; (f) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision hereof; (g) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement; (h) the word “or” is not exclusive and (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

SECTION 6.03. Impairments of Second Priority Debt Obligations. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that solely as among the Second Priority Debt Parties, it is the intention of the Second Priority Debt Parties that the holders of Second Priority Debt Obligations under each Second Priority Debt Facility (and not the Second Priority Debt Parties under any other Second Priority Debt Facility) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Second Priority Debt Obligations of such Second Priority Debt Facility are unenforceable under applicable law or are subordinated to any other obligations (other than another Second Priority Debt Facility), (y) any of the Second Priority Debt Obligations of such Second Priority Debt Facility do not have a valid and perfected security interest in any of the Collateral securing any other Second Priority Debt Facility and/or (z) any intervening security interest exists securing any other obligations (other than another Second Priority Debt Facility) on a basis ranking prior to the security interest of such Second Priority Debt Facility but junior to the security interest of any other Second Priority Debt Facility or (ii) the existence of any Collateral for any other Second Priority Debt Facility that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Second Priority Debt Facility, an “Impairment” of such Second Priority Debt Facility); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all Second Priority Debt Obligations shall not be deemed to be an Impairment of any Second Priority Debt Facility. In the event of any Impairment with respect to any Second Priority Debt Facility, the results of such Impairment shall be borne solely by the holders of the Second Priority Debt Obligations under such Second Priority Debt Facility, and the rights of the holders of the Second Priority Debt Obligations under such Second Priority Debt Facility (including, without limitation, the right to receive distributions in respect of the Second Priority Debt Obligations under such Second Priority Debt Facility pursuant to Section 4.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Second Priority Debt Obligations under the Second Priority Debt Facility subject to such Impairment. Additionally, in the event the Second Priority Debt Obligations under any Second Priority Debt Facility are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Second Priority Debt Obligations or the Second Priority Collateral Documents governing such Second Priority Debt Obligations shall refer to such obligations or such documents as so modified.

ARTICLE VII

Priorities and Agreements with Respect to Shared Collateral

SECTION 7.01. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC of any jurisdiction or any other applicable law or any Second Priority Debt Document or any Senior Debt Document or any defect or deficiencies in the Liens or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) Notwithstanding the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Second Priority Collateral or of any Liens granted to any Second Priority Representative or any other Second Priority Debt Party on Second Priority Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC of any jurisdiction, or any other applicable law or any Second Priority Debt Document or any defect or deficiencies in the Liens or any other circumstance whatsoever (including any non-perfection of any Lien to secure the Second Priority Debt Obligations) but, in each case, subject to Section 1.03, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that any Lien on Second Priority Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be equal in priority in all respects with any Lien on Second Priority Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise.

SECTION 7.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and prepaid or repaid and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof, in each case, in accordance with this Agreement. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 7.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, (ii) the relative rights and duties of the holders of the Senior Obligations and the Second Priority Debt Obligations granted and/or established in this Agreement or any other Collateral Document with respect to such Liens or (iii) the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the other Second Priority Debt Parties or other agent or trustee therefor in any Second Priority Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i)

the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral or (ii) the relative rights and duties of the holders of the Senior Obligations and the Second Priority Debt Obligations granted and/or established in this Agreement or any other Collateral Document with respect to such Liens, in each case, except to the extent such rights and duties are subject to the terms of this Agreement. Notwithstanding the foregoing, no provisions in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Lien securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 7.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Sections 4.01 and 4.02.

SECTION 7.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and among the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law; provided that the provisions of this Agreement that govern the respective Liens priorities as among the Second Priority Debt Parties shall not affect the rights of the Senior Secured Parties hereunder or the obligations of the Second Priority Debt Parties hereunder.

SECTION 7.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Sections 2.03(a)(iii), 2.03(g), 2.05, 2.19, 2.22, 3.07 or Article 8 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

ARTICLE VIII

Enforcement

SECTION 8.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any

Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04 and (D) from and after the Second Priority Enforcement Date, the Major Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 8.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 8.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IX

Payments

SECTION 9.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations as follows: (a) first, to the payment of all amounts owing to each Second Priority Representative (each in its capacity as such) pursuant to the terms of any Second Priority Debt Documents, (b) second, subject to Section 1.03, to the payment in full of the Second Priority Debt Obligations under each Second Priority Debt Facility on a ratable basis, with such payments to be applied to the Second Priority Debt Obligations under a Second Priority Debt Facility in accordance with the terms of the relevant Second Priority Debt Documents and (c) third, after (i) payment in full of all Second Priority Debt Obligations and (ii) the termination or expiration of all commitments to lend under any Second Priority Debt Documents, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Second Priority Collateral for which a third party (other than a Second Priority Debt Party) has a lien or security interest that is junior in priority to the security interest of any Second Priority Debt Facility but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Second Priority Debt Facility (such third party, an “Intervening Creditor”), the value of any Second Priority Collateral or any Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Second Priority Collateral or Proceeds to be distributed in respect of the Second Priority Debt Facility with respect to which such Impairment exists.

SECTION 9.02. Payments Over.

(a) Unless and until the Discharge of Senior Obligations has occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

(b) After the Discharge of Senior Obligations and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Second Priority Collateral or Proceeds thereof (including assets or Proceeds subject to Liens that have been avoided or otherwise invalidated) received by any Second Priority Representative or any Second Priority Debt Party relating to the Second Priority Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Second Priority Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE X

Other Agreements

SECTION 10.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including the equity interests of any subsidiary of the Borrower) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority

Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

(e) After the Discharge of Senior Obligations, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event the Designated Second Priority Representative forecloses upon or exercises remedies against any Second Priority Collateral resulting in a sale or disposition thereof, the Liens in favor of each Second Priority Representative for the benefit of each Second Priority Debt Party upon such Second Priority Collateral will automatically, unconditionally and simultaneously be released and discharged as and when, but only to the extent, such Liens of the Designated Second Priority Representative on such Second Priority Collateral are released and discharged; provided that any proceeds of any Second Priority Collateral realized therefrom shall be applied pursuant to Section 4.01.

SECTION 10.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and, after the Discharge of Senior Obligations, the Designated Second Priority Representative shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents or Second Priority Debt Documents, as applicable, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor with respect to any Shared Collateral, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. All proceeds of any such policy and any such award received by the Designated Senior Representative or Designated Second Priority Representative, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties to be applied pursuant to Section 4.01 and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Representative or any Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative or Designated Second Priority Representative in accordance with the terms of Section 4.02.

SECTION 10.03. Amendments to Second Priority Collateral Documents.

(a) Except to the extent not prohibited by any Senior Debt Document, no Second Priority Debt Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Debt Document, would be prohibited by any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Goldman Sachs Bank USA, as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of May 8, 2014, among the Borrower, the lenders from time to time party thereto, Goldman Sachs Bank USA, as administrative agent, and the other parties thereto, as further amended, restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the (x) Second Lien Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Goldman Sachs Bank USA, as Administrative Agent, the Borrower, the other Grantors (as defined therein) party thereto from time to time and [                    ]. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 10.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate (or are not otherwise prohibited by) any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 10.05. Pledged or Controlled Collateral; Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Designated Senior Representative and, after the Discharge of Senior Obligations, Designated Second Priority Representative under this Section 5.05 shall be limited solely to holding or controlling the Pledged or Controlled Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Secured Parties for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Designated Senior Representative and, after the Discharge of the Senior Obligations, the Designated Second Priority Representative shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Representative or any Secured Party, and each Representative, for itself and on behalf of each Secured Party under the Credit Agreement, its Additional Senior Debt Facility or its Second Priority Debt Facility, as applicable, hereby waives and releases the Designated Senior Representative and Designated Second Priority Representative from all claims and liabilities arising pursuant to such Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Pledged or Controlled Collateral.

(f) Upon the Discharge of Senior Obligations, the Designated Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, all Shared Collateral, including all proceeds thereof, held or controlled by the Designated Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Designated Senior Representative for loss or damage suffered by the Designated Senior Representative as a result of such transfer, except for loss or damage suffered by such Person as a result of the willful misconduct, gross negligence, bad faith or material breach of this Agreement by such Person or any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Person (as determined by a court of competent jurisdiction in a final, non-appealable judgment). The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any other Grantor to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 10.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any Grantor enters into any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

Insolvency or Liquidation Proceedings.

SECTION 11.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 11.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 11.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which (A) Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Second Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties.

SECTION 11.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason (any such amount, a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 11.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties).

SECTION 11.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 11.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 11.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 11.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 11.10. Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Each Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(c) of the Bankruptcy Code.

SECTION 11.11. Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

ARTICLE XII

Reliance; Etc.

SECTION 12.01. Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Grantor shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 12.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Grantor (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 12.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE XIII

Miscellaneous

SECTION 13.01. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement, (b) nothing in this Agreement is intended to or will obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document and (c) in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement with respect to such rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 13.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Grantor constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 13.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 13.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 13.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 13.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Any successor or assign of the Borrower shall execute and deliver an instrument substantially in the form of Annex II. Upon such execution and delivery, such Subsidiary or successor or assign of the Borrower will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 13.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an authorized officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 13.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then existing Senior Debt Documents and Second

Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Second Priority Debt Parties, as applicable;

(ii) the Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and (II) in the case of Second Priority Debt Obligations, on a junior basis under each of the Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 13.10. Refinancings. The Senior Debt Obligations and the Second Priority Debt may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof. Each Second Priority Representative hereby agrees that at the request of the Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement with the agent or trustee for any Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 13.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 13.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any Grantor, at its address at: [    ], Attention of [    ], telecopy [    ], email [    ];

(ii) if to the Initial Second Priority Representative to it at: [    ], Attention of [    ], telecopy [    ], email [    ];

(iii) if to the Administrative Agent, to it at: [    ], Attention of [    ], telecopy [    ], email [    ];

(iv) if to any other Senior Representative a party hereto on the date hereof, to it at: : [    ], Attention of [    ], telecopy [    ], email [    ];

(v) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 13.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, and each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 13.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and permitted assigns.

SECTION 13.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 13.17. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 13.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 13.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 13.21. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [    ] is entering into this Agreement in its capacity as [Administrative Agent][Trustee] under [credit agreement][indenture] (the [“Additional Administrative Agent”][“Trustee”]) and the provisions of Article [    ] of such [credit agreement][indenture] applicable to the [Additional Administrative Agent][Trustee] thereunder shall also apply to the Trustee hereunder.

SECTION 13.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 13.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

[ ], as [ ] for the holders of [applicable Additional Senior Debt Facility]

By:
Name:
Title:

[ ], as Initial Second Priority Representative

By:
Name:
Title:

S-1

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

[THE ADDITIONAL GRANTORS LISTED ON ANNEX I HERETO]

By:
Name:
Title:

S-2

ANNEX I

Grantors

Name	Jurisdiction/Type

Annex I-1

ANNEX II

SUPPLEMENT NO. dated as of [            ], 20[    ] (this “Supplement”), to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Second Lien Intercreditor Agreement”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Goldman Sachs Bank USA, as Administrative Agent under the Credit Agreement, [                    ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.1

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the parties hereto agree as follows:

SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws, general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed counterpart of a signature page of this Supplement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Supplement.

[1]	If being executed and delivered by a successor or assign of the Borrower, revise to reflect [joinder to][reaffirmation of] Second Lien Intercreditor Agreement.

Annex II-1

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and in the Second Lien Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[                    ], as Designated Senior Representative

By:
Name:
Title:

[                    ], as Designated Second Priority Representative

By:
Name:
Title:

Annex II-3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Second Lien Intercreditor Agreement”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Goldman Sachs Bank USA, as Administrative Agent under the Credit Agreement, [                    ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex III-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by Bankruptcy Law, general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed counterpart of a signature page of this Representative Supplement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. If any provision of this Representative Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Representative Supplement and in the Second Lien Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex III-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:
Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex III-3

Acknowledged by:

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

[THE ADDITIONAL GRANTORS
LISTED ON SCHEDULE I HERETO]

By:
Name:
Title:

Annex III-4

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

Name	Jurisdiction/Type

Annex III-5

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Second Lien Intercreditor Agreement”), among M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Goldman Sachs Bank USA, as Administrative Agent under the Credit Agreement, [                    ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Senior Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Senior Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Secured Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this

Annex IV-1

Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by Bankruptcy Law, general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed counterpart of a signature page of this Representative Supplement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. If any provision of this Representative Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Representative Supplement and in the Second Lien Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex IV-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:
Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex IV-3

Acknowledged by:

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

[THE ADDITIONAL GRANTORS
LISTED ON SCHEDULE I HERETO]

By:
Name:
Title:

Annex IV-4

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

Name	Jurisdiction/Type

Annex IV-5

ANNEX IV

Annex IV-1